Filed Pursuant to Rule 424(b)(2)
Registration No. 333-126738
PROSPECTUS SUPPLEMENT TO PROSPECTUS, DATED SEPTEMBER 26, 2005

$500,000,000

2007-1 PASS THROUGH TRUSTS
PASS THROUGH CERTIFICATES, SERIES 2007-1

Two classes of the Southwest Airlines Co. Pass Through Certificates, Series 2007-1, are being offered under this prospectus supplement: Class A and Class B. A separate trust will be established for each class of certificates. The trusts will use the proceeds from the sale of the certificates to acquire equipment notes. The equipment notes will be issued by Southwest on a full recourse basis. Payments on the equipment notes held in each trust will be passed through to the holders of certificates of such trust.

The equipment notes will be issued for each of 16 Boeing 737-700 aircraft owned by Southwest. The equipment notes issued for each aircraft will be secured by a mortgage on such aircraft. Interest on the equipment notes held for the Class A and Class B certificates will be payable semiannually on each February 1 and August 1 after issuance, beginning on February 1, 2008. Principal payments on the equipment notes held for the Class A and Class B certificates will be scheduled on February 1 and August 1 in certain years, beginning on February 1, 2008.

The Class A certificates will rank senior to the Class B certificates.

BNP Paribas, acting through its New York branch, will provide a liquidity facility for the Class A certificates in an amount sufficient to make three consecutive semiannual interest payments. The Class B certificates will not have the benefit of a liquidity facility.

The certificates will not be listed on any national securities exchange.

Investing in the certificates involves risks. See “Risk Factors” on page S-11.

	Principal	Interest	Final Expected	Price to
Pass Through Certificates	Amount	Rate	Distribution Date	Public(1)

Class A	$412,100,000	6.15%	August 1, 2022	100%
Class B	87,900,000	6.65	August 1, 2022	100

(1)	Plus accrued interest, if any, from the date of issuance.

The underwriters will purchase all of the certificates if any are purchased. The aggregate proceeds from the sale of the certificates will be $500,000,000. Southwest will pay the underwriters a commission of $3,250,000. In addition, Southwest will pay to Morgan Stanley & Co. Incorporated a structuring fee of $600,000. Delivery of the certificates in book-entry form only will be made on or about October 3, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners and Joint Structuring Agents

MORGAN STANLEY	CITI

Co-Managers

Comerica Securities	SOCIETE GENERALE	UBS Investment Bank

September 19, 2007

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (a) this Prospectus Supplement, which describes the terms of the certificates that we are currently offering, and (b) the accompanying Prospectus, which provides general information about our pass through certificates, some of which may not apply to the certificates that we are currently offering. The information in this Prospectus Supplement replaces any inconsistent information included in the accompanying Prospectus.

We have given certain capitalized terms specific meanings for purposes of this Prospectus Supplement. The “Index of Terms” attached as Appendix I to this Prospectus Supplement lists the page in this Prospectus Supplement on which we have defined each such term.

At various places in this Prospectus Supplement and the Prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this Prospectus Supplement and the Prospectus can be found is listed in the Table of Contents below. All such cross references in this Prospectus Supplement are to captions contained in this Prospectus Supplement and not in the Prospectus, unless otherwise stated.

This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, and include statements about, the Company’s current intent, expectations, beliefs, estimates, projections, strategies and performance. Specific forward-looking statements can be identified by the fact that they do not strictly relate to historical or current facts and include, without limitation, words such as “expects,” “plans,” “anticipates,” “believes,” “intends,” “may,” “will,” “goal” and similar expressions and variation thereof. These statements involve risk, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed or indicated by them. These factors include, but are not limited to, the factors discussed in this Prospectus Supplement under the heading “Risk Factors” and those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 under the heading “Risk Factors.” All forward-looking statements are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement after the date of this Prospectus Supplement, whether as a result of new information, future events or otherwise.

Prospectus Supplement

S-i

S-ii

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus and may not contain all of the information that is important to you. For more complete information about the Certificates and Southwest Airlines Co., you should read this entire Prospectus Supplement and the accompanying Prospectus, as well as the materials filed with the Securities and Exchange Commission (the “Commission”) that are considered to be part of this Prospectus Supplement and the Prospectus. See “Incorporation of Certain Documents by Reference” in this Prospectus Supplement. In this Prospectus Supplement, references to “Southwest,” “the Company,” “we,” “us” and “our” mean Southwest Airlines Co.

Summary of Terms of Certificates

	Class A	Class B
	Certificates	Certificates

Aggregate Face Amount	$412,100,000	$87,900,000
Interest Rate	6.15%	6.65%
Ratings:
Moody’s	Aa3	Baa1
Standard & Poor’s	AA−	A
Initial Loan to Aircraft Value (cumulative)(1)	65.0%	78.9%
Highest Loan to Aircraft Value (cumulative)(2)	65.0%	78.9%
Expected Principal Distribution Window (in years)	0.3-14.8	0.3-14.8
Initial Average Life (in years from Issuance Date)	9.8	9.8
Regular Distribution Dates	February 1 and August 1	February 1 and August 1
Final Expected Distribution Date	August 1, 2022	August 1, 2022
Final Maturity Date	February 1, 2024	August 1, 2022
Minimum Denomination	$1,000	$1,000
Section 1110 Protection	Yes	Yes
Liquidity Facility Coverage	3 semiannual interest payments	None

(1)	In calculating the initial loan to Aircraft value ratios, we assumed an aggregate appraised Aircraft value of $634,000,000. The aggregate appraised value is only an estimate and reflects assumptions that are described in “Description of the Aircraft and the Appraisals—The Appraisals”.

(2)	See “—Loan to Aircraft Value Ratios”.

Equipment Notes and the Aircraft

The Class A and Class B Trusts will hold Series A and Series B Equipment Notes, respectively, in each case issued by Southwest for each of 16 Aircraft owned by Southwest. The Equipment Notes issued with respect to each Aircraft will be secured by a mortgage on such Aircraft. Set forth below is certain information about the Equipment Notes expected to be held in the Trusts and the Aircraft expected to secure such Equipment Notes:

					Initial
					Principal
			Aircraft		Amount of
	Registration	Manufacturer’s	Delivery	Appraised	Equipment
Aircraft Type	Number	Serial Number	Date	Base Value(1)	Notes

Boeing 737-700	N259WN	35554	11/1/2006	$38,580,000	$30,425,868
Boeing 737-700	N260WN	32518	11/22/2006	38,610,000	30,449,527
Boeing 737-700	N261WN	32517	12/14/2006	38,900,000	30,678,233
Boeing 737-700	N262WN	32519	12/21/2006	38,920,000	30,694,006
Boeing 737-700	N263WN	32520	1/17/2007	39,220,000	30,930,599
Boeing 737-700	N264LV	32521	1/24/2007	39,230,000	30,938,486
Boeing 737-700	N265WN	32522	2/6/2007	39,510,000	31,159,306
Boeing 737-700	N267WN	32525	2/26/2007	39,600,000	31,230,284
Boeing 737-700	N268WN	32524	3/5/2007	39,810,000	31,395,899
Boeing 737-700	N269WN	32526	3/13/2007	39,820,000	31,403,785
Boeing 737-700	N272WN	32527	3/29/2007	39,850,000	31,427,445
Boeing 737-700	N274WN	32529	4/23/2007	40,150,000	31,664,038
Boeing 737-700	N275WN	36153	5/3/2007	40,420,000	31,876,972
Boeing 737-700	N276WN	32530	5/14/2007	40,450,000	31,900,631
Boeing 737-700	N277WN	32531	5/24/2007	40,460,000	31,908,517
Boeing 737-700	N278WN	36441	5/31/2007	40,470,000	31,916,404

				$634,000,000	$500,000,000

(1)	The appraised base value of each Aircraft set forth above is the lesser of the average and median values of such Aircraft as appraised by each of Aircraft Information Services, Inc. (“AISI”), BACK Aviation Solutions (“BACK”) and BK Associates, Inc. (“BK”) (collectively the “Appraisers”), as of June 25, 2007, July 16, 2007 and July 16, 2007, respectively. These appraisals are based upon varying assumptions and methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The appraisals are only estimates of Aircraft value”.

Loan to Aircraft Value Ratios

The following table sets forth loan to Aircraft value ratios (“LTVs”) for each Class of Certificates as of the Issuance Date and each Regular Distribution Date thereafter. The table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The appraisals are only estimates of Aircraft value”.

	Assumed
	Aggregate	Outstanding Balance(2)		LTV Ratios(3)
	Aircraft	Class A	Class B	Class A	Class B
Date	Value(1)	Certificates	Certificates	Certificates	Certificates

At Issuance	$634,000,000	$412,100,000	$87,900,000	65.0%	78.9%
February 1, 2008	624,345,178	404,961,292	86,377,330	64.9	78.7
August 1, 2008	614,690,355	398,394,352	84,976,616	64.8	78.6
February 1, 2009	605,035,533	391,827,412	83,575,903	64.8	78.6
August 1, 2009	595,380,711	385,260,472	82,175,189	64.7	78.5
February 1, 2010	585,725,888	372,836,273	80,774,476	63.7	77.4
August 1, 2010	576,071,066	364,683,658	79,373,762	63.3	77.1
February 1, 2011	566,416,244	356,598,316	77,973,049	63.0	76.7
August 1, 2011	556,761,421	348,580,245	76,572,335	62.6	76.4
February 1, 2012	547,106,599	340,629,448	75,171,622	62.3	76.0
August 1, 2012	537,451,777	332,745,922	73,770,909	61.9	75.6
February 1, 2013	527,796,954	324,929,670	72,370,195	61.6	75.3
August 1, 2013	518,142,132	317,180,689	65,468,100	61.2	73.9
February 1, 2014	508,487,310	309,810,759	64,175,967	60.9	73.5
August 1, 2014	498,832,487	302,496,261	62,883,833	60.6	73.2
February 1, 2015	489,177,665	295,237,195	61,591,700	60.4	72.9
August 1, 2015	479,522,843	288,033,563	60,299,566	60.1	72.6
February 1, 2016	469,868,020	280,885,364	59,007,432	59.8	72.3
August 1, 2016	460,213,198	273,792,597	57,715,299	59.5	72.0
February 1, 2017	450,558,376	262,411,496	55,504,386	58.2	70.6
August 1, 2017	440,903,553	247,450,430	52,515,768	56.1	68.0
February 1, 2018	431,248,731	229,888,880	48,950,429	53.3	64.7
August 1, 2018	421,593,909	210,211,002	44,906,472	49.9	60.5
February 1, 2019	411,939,086	188,716,776	40,239,095	45.8	55.6
August 1, 2019	402,284,264	165,614,331	35,243,770	41.2	49.9
February 1, 2020	392,629,442	141,058,399	29,956,412	35.9	43.6
August 1, 2020	382,974,619	115,169,528	24,405,703	30.1	36.4
February 1, 2021	373,319,797	88,044,881	18,441,481	23.6	28.5
August 1, 2021	363,664,975	59,764,810	12,363,655	16.4	19.8
February 1, 2022	354,010,152	30,397,126	2,831,335	8.6	9.4
August 1, 2022	341,137,056	0	0	N/A	N/A

[Footnotes on next page.]

(1)	We have assumed that the initial appraised value of each Aircraft, determined as described under “—Equipment Notes and the Aircraft”, declines by approximately 3% of the initial appraised base value each year for the first 15 years after the year of delivery of the Aircraft by the manufacturer and by approximately 4% each year after that. Other rates or methods of depreciation may result in materially different LTVs. We cannot assure you that the depreciation rates and method used for purposes of the table will occur nor can we predict the actual future value of any Aircraft. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The appraisals are only estimates of Aircraft value”.

(2)	Outstanding balances as of each Regular Distribution Date are shown after giving effect to distributions expected to be made on such distribution date.

(3)	The LTVs for each Class of Certificates were obtained for each Regular Distribution Date by dividing (i) the expected outstanding balance of such Class together, in the case of the Class B Certificates, with the expected outstanding balance of the Class A Certificates after giving effect to the distributions expected to be made on such distribution date, by (ii) the assumed value of all of the Aircraft on such date based on the assumptions described above.

Cash Flow Structure

Set forth below is a diagram illustrating the structure for the Offering of the Certificates and certain cash flows.

(1)	Each Aircraft will be subject to a separate Indenture with a separate Loan Trustee.

(2)	The Liquidity Facility for the Class A Certificates will be sufficient to cover three consecutive semiannual interest payments with respect to such Class. There will be no Liquidity Facility for the Class B Certificates.

The Offering

Certificates Offered	• Class A Certificates.

• Class B Certificates.

Each Class of Certificates will represent a fractional undivided interest in a related Trust.

Use of Proceeds	The proceeds from the sale of the Certificates of each Trust will be used by the respective Trustee to acquire Equipment Notes to be held by such Trust. The Equipment Notes will be full recourse obligations of Southwest. Southwest will use the proceeds from the issuance of the Equipment Notes for general corporate purposes.

Subordination Agent, Trustee, Paying Agent and Loan Trustee	Wilmington Trust Company.

Liquidity Provider	BNP Paribas, acting through its New York branch.

Trust Property	The property of each Trust will include:

• Equipment Notes acquired by such Trust.

• In the case of the Class A Trust, all monies receivable under the Liquidity Facility.

• Funds from time to time deposited with the Trustee in accounts relating to such Trust, including payments made by Southwest on the Equipment Notes held in such Trust.

Regular Distribution Dates	February 1 and August 1, commencing on February 1, 2008.

Record Dates	The fifteenth day preceding the related Distribution Date, which, in the case of Regular Distribution Dates, are January 15 and July 15.

Distributions	The Trustee will distribute all payments of principal, premium (if any) and interest received on the Equipment Notes held in each Trust to the holders of the Certificates of such Trust, subject to the subordination provisions applicable to the Certificates.

Scheduled payments of principal and interest made on the Equipment Notes will be distributed on the applicable Regular Distribution Dates.

Payments of principal, premium (if any) and interest made on the Equipment Notes resulting from any early redemption of such Equipment Notes will be distributed on a Special Distribution Date after not less than 15 days’ notice to Certificateholders.

Subordination	Under the Intercreditor Agreement, after paying certain amounts ranking senior to the distributions on the Certificates, the Subordination Agent will make distributions on the Certificates in the following order:

• First, to the holders of the Class A Certificates to pay interest on the Class A Certificates.

• Second, to the holders of Class B Certificates to pay interest on the Preferred B Pool Balance.

• Third, to the holders of the Class A Certificates to make distributions in respect of the Pool Balance of the Class A Certificates.

• Fourth, to the holders of the Class B Certificates to pay interest on the Pool Balance of the Class B Certificates not previously distributed under clause “second” above.

• Fifth, to the holders of the Class B Certificates to make distributions in respect of the Pool Balance of the Class B Certificates.

Control of Loan Trustee	The holders of at least a majority of the outstanding principal amount of Equipment Notes issued under each Indenture will be entitled to direct the Loan Trustee under such Indenture in taking action as long as no Indenture Default is continuing thereunder. If an Indenture Default is continuing, subject to certain conditions, the “Controlling Party” will direct the Loan Trustee under such Indenture (including in exercising remedies, such as accelerating such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes).

The Controlling Party will be:

• The Class A Trustee.

• Upon payment of Final Distributions to the holders of Class A Certificates, the Class B Trustee.

• Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider.

Subject to certain conditions, notwithstanding the foregoing, if one or more holders of the Class B Certificates have purchased the Series A Equipment Notes issued under an Indenture, pursuant to buyout rights described in “—Right to Buy Series A Equipment Notes” below, the holder or holders of the majority in aggregate unpaid principal amount of such Series A Equipment Notes issued under such Indenture, rather than the Controlling Party, shall be entitled to direct the Loan Trustee in exercising remedies under such Indenture.

In exercising remedies during the nine months after the earlier of (a) the acceleration of the Equipment Notes issued pursuant to any Indenture or (b) the bankruptcy of Southwest, such Equipment Notes or the Aircraft subject to the lien of such Indenture may not be sold for less than certain specified minimums.

Right to Buy Class A Certificates	If Southwest is in bankruptcy and certain specified circumstances then exist, the Class B Certificateholders will have the right to purchase all but not less than all of the Class A Certificates.

The purchase price will be the outstanding balance of the Class A Certificates plus accrued and unpaid interest.

Right to Buy Series A Equipment Notes	Subject to certain conditions, if Southwest is in bankruptcy and certain specified events have occurred or if an Indenture Default under any Indenture for the Series A Equipment Notes has continued for five years without a disposition of the related Series A Equipment Notes or Aircraft, during a period of six months thereafter the Class B Certificateholders will have the right to purchase all (but not less than all) of the Series A Equipment Notes under any one or more Indentures.

The purchase price for any Series A Equipment Note will be the outstanding principal amount of such Equipment Note plus accrued and unpaid interest and certain other amounts.

Liquidity Facility for Class A Certificates	Under the Liquidity Facility for the Class A Trust, the Liquidity Provider will, if necessary, make advances in an aggregate amount sufficient to pay interest on the Class A Certificates on up to three successive semiannual Regular Distribution Dates at the applicable interest rate for such Certificates. Drawings under the Liquidity Facility cannot be used to pay any amount in respect of the Class A Certificates other than interest.

There will be no Liquidity Facility for the Class B Trust.

Upon each drawing under the Liquidity Facility to pay interest on the Class A Certificates, the Subordination Agent will reimburse the Liquidity Provider for the amount of such drawing. Such reimbursement obligation and all interest, fees and other amounts owing to the Liquidity Provider under the Liquidity Facility and certain other agreements will rank senior to the Certificates in right of payment.

Issuance of Equipment Notes	On the Issuance Date, pursuant to the Participation Agreement and Indenture for each Aircraft and subject to certain customary conditions precedent contained therein, Southwest will issue Series A and Series B Equipment Notes, which will be purchased, respectively, by the Class A and Class B Trusts using the proceeds from the issuance of the Certificates.

Issuances of Additional Classes of Certificates	After the Issuance Date, additional pass through certificates of one or more separate pass through trusts, which will evidence fractional undivided ownership interests in equipment notes secured by Aircraft, may be issued. Any such transaction may relate to a refinancing of Series B Equipment Notes issued with respect to all (but not less than all) of the Aircraft or the issuance of one or more new series of subordinated equipment notes with respect to some or all of the Aircraft. Consummation of any such transaction will be subject to satisfaction of certain conditions, including receipt of confirmation from the Rating Agencies that it will not result in a withdrawal, suspension or downgrading of any Class of Certificates that remains outstanding. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

Equipment Notes

(a) Issuer	Southwest.

(b) Interest	The Equipment Notes held in each Trust will accrue interest at the rate per annum for the Certificates issued by such Trust set forth on the cover page of this Prospectus Supplement. Interest will be payable on February 1 and August 1 of each year, commencing on the first such date after issuance of such Equipment Notes. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c) Principal	Principal payments on the Equipment Notes held for the Class A and Class B Certificates are scheduled on February 1 and August 1 in certain years, commencing on February 1, 2008.

(d) Redemption and Purchase	Aircraft Event of Loss. If an Event of Loss occurs with respect to an Aircraft, all of the Equipment Notes issued with respect to such Aircraft will be redeemed, unless Southwest replaces such Aircraft under the related financing agreements. The redemption price in such case will be the unpaid principal amount of such Equipment Notes, together with accrued interest, but without any premium.

Optional Redemption. Southwest may elect to redeem all of the Equipment Notes issued with respect to an Aircraft prior to maturity. In addition, Southwest may elect to redeem (i) the Series B Equipment Notes with respect to all Aircraft in connection with a refinancing of such

Series or (ii) the Series B Equipment Notes with respect to all (but not less than all) Aircraft without issuing any new equipment notes; provided, that the Series B Equipment Notes described in the preceding clause (ii) may be so redeemed only if the Rating Agencies have provided a confirmation that such redemption will not result in a withdrawal, suspension or downgrading of the ratings on any Class of Certificates then rated by the Rating Agencies that will remain outstanding.

The redemption price in any optional redemption of the Equipment Notes by Southwest will be the unpaid principal amount of such Equipment Notes, together with accrued interest and Make-Whole Premium.

Upon completion of any redemption of all Equipment Notes with respect to an Aircraft, so long as no Related Payment Default or Indenture Default has occurred and is continuing under any other Indenture, the relevant Aircraft will be released from the lien of the Indenture and cease to be included as collateral for any Equipment Notes. See “Description of the Equipment Notes—Redemption”.

(e) Security	The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft.

(f) Cross-collateralization	The Equipment Notes held in the Trusts will be cross-collateralized. This means that any proceeds from the exercise of remedies with respect to an Aircraft will be available to cover shortfalls then due under Equipment Notes issued with respect to the other Aircraft. In the absence of any such shortfall, excess proceeds will be held by the relevant Loan Trustee as additional collateral for such other Equipment Notes.

(g) Cross-default	The only cross-default in the Indentures is if (x) all amounts owing under any Equipment Note issued under another Indenture have not been paid in full on or before August 1, 2022 (the “Final Payment Date”), and (y) any such failure shall continue unremedied for a period of twenty (20) Business Days thereafter. Therefore, prior to the triggering of the cross-default, if the Equipment Notes issued under one or more Indentures are in default and the Equipment Notes issued under the remaining Indentures are not in default, no remedies will be exercisable under such remaining Indentures.

So long as no Related Payment Default or Indenture Default has occurred and is continuing under any other Indenture, if (x) Southwest exercises its right to redeem all the Equipment Notes under an Indenture or (y) in any other circumstance, all the Equipment Notes under an Indenture are paid in full, the Aircraft subject to the lien of such Indenture would be released. Once the lien on an Aircraft is released, that Aircraft will no longer secure the amounts owing under the other Indentures.

(h) Cross-subordination	Payments on the Series B Equipment Notes will be subordinate and subject in right of payment to the prior payment in full of all amounts in respect of the Series A Equipment Notes.

By virtue of the Intercreditor Agreement, all of the Equipment Notes held by the Subordination Agent will be effectively cross-subordinated. This means that payments received on Series B Equipment Notes held by the Subordination Agent may be applied in accordance with the priority of payment provisions set forth in the Intercreditor Agreement to make distributions on the Class A Certificates. If a Class B Certificateholder has exercised its buyout right for any Series A Equipment Notes, such Equipment Notes will be held by such Certificateholder, not the Subordination Agent, and will not be subject to the cross-subordination provisions of the Intercreditor Agreement.

(i) Section 1110 Protection	Vinson & Elkins L.L.P. will provide its opinion to the Trustees that the benefits of Section 1110 of the U.S. Bankruptcy Code will be available with respect to the Equipment Notes.

Certain Federal Income Tax Considerations	The Trusts themselves will not be subject to federal income tax. Each Certificateholder should report on its federal income tax return its pro rata share of the income from the Equipment Notes (including amounts paid by the Liquidity Provider), if any, and the other property held by the relevant Trust, in accordance with the Certificateholder’s method of accounting. See “Certain U.S. Federal Income Tax Considerations”.

Certain ERISA Considerations	Each person who acquires a Certificate will be deemed to have represented that either: (a) no employee benefit plan assets have been used to purchase or hold such Certificate or (b) the purchase and holding of such Certificate are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions. See “Certain ERISA Considerations”.

Ratings of the Certificates	It is a condition to the issuance of the Certificates that they be rated by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” and together with Moody’s, the “Rating Agencies”) not less than the ratings set forth below:

Standard &
Certificates	Moody’s	Poor’s

Class A	Aa3	AA−
Class B	Baa1	A

A rating is not a recommendation to purchase, hold or sell Certificates, since such rating does not address market price or suitability for a particular investor. There can be no assurance that such ratings will not be lowered, suspended or withdrawn by a Rating Agency after the Certificates have been issued.

Standard &
		Moody’s	Poor’s

Threshold Ratings for the Liquidity Provider	Short Term	P-1	A-1+

Liquidity Provider Rating	The Liquidity Provider meets the Liquidity Threshold Rating requirement.

RISK FACTORS

Overview

You should carefully review the information included elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and should particularly consider the following matters.

Risk Factors Relating to the Company

You should consider the following risk factors carefully in evaluating Southwest’s business. The Company’s business, financial condition or results of operations could be materially adversely affected by any of these risks. Additional risks not presently known to the Company (or that the Company currently deems immaterial) may also impair its business, financial condition or results of operations.

Southwest’s business is dependent on the price and availability of aircraft fuel. Continued periods of high fuel costs and/or significant disruptions in the supply of fuel, could adversely affect our results of operations.

Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. The cost of fuel, which has been at an historically high level since 2005, is largely unpredictable and has a significant impact on the Company’s results of operations. Jet fuel and oil consumed for the first six months of 2007, fiscal 2006 and fiscal 2005 represented approximately 27 percent, 26 percent and 20 percent of Southwest’s total operating expenses, respectively. Fuel availability, as well as pricing, is also impacted by political and economic factors. We do not currently anticipate a significant reduction in fuel availability; however, it is difficult to predict the future availability of jet fuel due to the following, among other, factors: dependency on foreign imports of crude oil and the potential for hostilities or other conflicts in oil producing areas; limited refining capacity; and the impact of possible changes in governmental policies on jet fuel production, transportation, and marketing. Significant disruptions in the supply of aircraft fuel could have a negative impact on the Company’s business, operations or results of operations.

Due to the competitive nature of the airline industry, the Company’s ability to increase fares is limited, and it is not certain that future fuel cost increases can be covered by increasing fares. From time to time the Company enters into fuel derivative contracts to protect against rising fuel costs. Changes in the Company’s overall fuel hedging strategy, the ability of the commodities used in fuel hedging (principally crude oil, heating oil and unleaded gasoline) to qualify for special hedge accounting, and the effectiveness of the Company’s fuel hedges pursuant to highly complex accounting rules, are all significant factors impacting the Company’s results of operations.

Southwest’s business is labor-intensive; we could be adversely affected if we are unable to maintain satisfactory relations with any unionized or other Employee work group.

The airline business is labor intensive. Wages, salaries, and benefits represented approximately 37 percent of the Company’s operating expenses for fiscal 2006. In addition, as of December 31, 2006, approximately 82 percent of the Company’s Employees were represented for collective bargaining purposes by labor unions. The Company’s Pilots are covered by a collective bargaining agreement with the Southwest Airlines Pilots’ Association (“SWAPA”), which became amendable during September 2006. The Company and SWAPA are currently engaged in discussions on a new agreement. Five other collective bargaining agreements become amendable in 2008; the agreement with Transport Workers Union, Local 556 covering the Company’s Flight Attendants becomes amendable in May 2008; the agreement with Transport Workers Union, Local 555 covering the Company’s Ramp, Provisioning, Operations and Freight Agents becomes amendable in June 2008; the agreement with the International Brotherhood of Teamsters covering the Company’s Maintenance Stock Clerks becomes amendable in August 2008; the agreement with the Airline Mechanics Fraternal Association covering the Company’s Mechanics becomes amendable in August 2008; and the agreement with the International Association of Machinists and Aerospace Workers covering the Company’s Reservation and Customer Service Agents becomes amendable in October 2008. Although, historically, the Company’s relationship with its Employees has been good, the following items could have a significant impact on the Company’s results of operations: outcome of labor contract negotiations, Employee hiring and retention rates, pay rates, outsourcing costs, the impact of work rules and costs for health care and other benefits.

Southwest’s business is affected by many changing economic and other conditions beyond its control.

Our business, and the airline industry in general, is particularly impacted by changes in economic and other conditions that are largely outside our control, including, among others:

•	actual or potential changes in international, national, regional, and local economic, business, and financial conditions, including recession, inflation, interest rate increases, war, terrorist attacks and political instability;

•	changes in consumer preferences, perceptions, spending patterns or demographic trends;

•	actual or potential disruptions in the air traffic control system;

•	increases in costs of safety, security and environmental measures; and

•	weather and natural disasters.

Because expenses of a flight do not vary significantly with the number of passengers carried, a relatively small change in the number of passengers can have a disproportionate effect on an airline’s operating and financial results. Therefore, any general reduction in airline passenger traffic as a result of any of these factors could adversely affect our business, financial condition or results of operations.

Southwest relies on technology to operate its business, and any failure of these systems could harm the Company.

Southwest is increasingly dependent on automated systems and technology to operate its business, enhance Customer Service and back office support systems, and increase Employee productivity, including the Company’s computerized airline reservation system, flight operations systems, telecommunication systems, website at www.southwest.com, Automated Boarding Passes system, and the E-Ticket Check-In self service kiosks. Any disruptions in these systems due to internal failures of technology or large-scale external interruptions in technology infrastructure, such as power, telecommunications, or the internet, could result in the loss of revenue or important data, increase the Company’s expenses, and generally harm the Company’s business. In addition, our growth strategies may be dependent on our ability to effectively implement technology advancements.

The travel industry continues to face on-going security concerns and cost burdens; further threatened or actual terrorist attacks, or other hostilities, could significantly harm our industry and our business.

The attacks of September 11, 2001, materially impacted, and continue to impact, air travel and the results of operations for Southwest and the airline industry generally. The Department of Homeland Security and the Transportation Security Administration have implemented numerous security measures that affect airline operations and costs. Substantially all security screeners at airports are now federal employees, and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, and federal air marshals. Enhanced security procedures, including enhanced security screening of passengers, baggage, cargo, mail, employees, and vendors, introduced at airports since the terrorist attacks of September 11 have increased costs to airlines and have from time to time impacted demand for air travel.

Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks or other hostilities (including elevated national threat warnings or selective cancellation or redirection of flights due to terror threats) could have a further significant negative impact on Southwest and the airline industry. The war in Iraq further decreased demand for air travel during the first half of 2003, and additional international hostilities could potentially have a material adverse impact on the Company’s results of operations.

Airport capacity constraints and air traffic control inefficiencies could limit the Company’s growth; changes in or additional governmental regulation could increase the Company’s operating costs or otherwise limit the Company’s ability to conduct business.

Almost all commercial service airports are owned and/or operated by units of local or state government. Airlines are largely dependent on these governmental entities to provide adequate airport facilities and capacity at an affordable cost. Similarly, the federal government singularly controls all U.S. airspace, and airlines are completely dependent on the FAA to operate that airspace in a safe, efficient, and affordable manner. Airlines are also subject to other extensive regulatory requirements. These requirements often impose substantial costs on airlines. Our business, operations or results of operations may be adversely affected by changes in law and future actions taken by governmental agencies having jurisdiction over our operations, including:

•	increases in airport rates and charges;

•	limitations on airport gate capacity or other use of airport facilities;

•	increases in taxes;

•	changes in the law that affect the services that can be offered by airlines in particular markets and at particular airports;

•	restrictions on competitive practices;

•	the adoption of regulations that impact customer service standards, such as security standards; and

•	the adoption of more restrictive locally-imposed noise restrictions.

The airline industry is intensely competitive.

The airline industry is extremely competitive. Southwest’s competitors include other major domestic airlines, as well as regional and new entrant airlines, and other forms of transportation, including rail and private automobiles. The Company’s revenues are sensitive to the actions of other carriers in the areas of capacity, pricing, scheduling, codesharing, and promotions.

Southwest’s low cost structure is one of its primary competitive advantages, and many factors could affect the Company’s ability to control its costs.

Factors affecting the Company’s ability to control its costs include the price and availability of fuel, results of Employee labor contract negotiations, Employee hiring and retention rates, costs for health care, capacity decisions by the Company and its competitors, unscheduled required aircraft airframe or engine repairs, regulatory requirements, availability of capital markets and future financing decisions made by the Company.

Risk Factors Relating to the Certificates and the Offering

The appraisals are only estimates of Aircraft value.

Three independent appraisal and consulting firms have prepared appraisals of the Aircraft. Letters summarizing such appraisals are annexed to this Prospectus Supplement as Appendix II. Such appraisals are based on varying assumptions and methodologies, which differ among the appraisers, and were prepared without physical inspection of the Aircraft. Appraisals that are based on other assumptions and methodologies may result in valuations that are materially different from those contained in such appraisals. See “Description of the Aircraft and the Appraisals—The Appraisals”.

An appraisal is only an estimate of value. It does not indicate the price at which an Aircraft may be purchased from the Aircraft manufacturer. Nor should an appraisal be relied upon as a measure of realizable value. In particular, each appraisal is an estimate of value as of the date of such appraisal. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. The value of an Aircraft if remedies are exercised under the applicable Indenture will depend on market and economic conditions, the supply of similar aircraft, the availability of buyers, the condition of the Aircraft and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies would be sufficient to satisfy in full payments due on the Certificates.

Payments to Certificateholders will be subordinated to certain amounts payable to other parties.

Under the Intercreditor Agreement, the Liquidity Provider will receive payment of all amounts owed to it, including reimbursement of drawings made to pay interest on the Class A Certificates, before the holders of any Class of Certificates receive any funds. In addition, the Subordination Agent and the Pass Through Trustees will receive some payments before the holders of any Class of Certificates receive distributions.

Payments of principal on the Certificates are subordinated to payments of interest on the Certificates, subject to certain limitations and certain other payments. Consequently, a payment default under any Equipment Note or a Triggering Event may cause the distribution of interest on the Certificates or such other amounts from payments received with respect to principal on one or more series of Equipment Notes. If this occurs, the interest accruing on the remaining Equipment Notes may be less than the amount of interest expected to be distributed on the remaining Certificates. This is because the interest on the Certificates may be based on a Pool Balance that exceeds the outstanding principal balance of the remaining Equipment Notes. As a result of this possible interest shortfall, the holders of the Certificates may not receive the full amount expected after a payment default under any Equipment Note even if all Equipment Notes are eventually paid in full. For a more detailed discussion of the subordination provisions of the Intercreditor Agreement, see “Description of the Intercreditor Agreement—Priority of Distributions.”

The buyout of Series A Equipment Notes with respect to an Aircraft by the Class B Certificateholders may reduce the amounts payable to the Certificateholders.

After the occurrence of certain events, Class B Certificateholders have the right to purchase the Series A Equipment Notes issued under any Indenture. The purchase price paid by any Class B Certificateholder will be distributed pursuant to the Intercreditor Agreement and will be subject to the subordination provisions set forth therein. See “Description of the Intercreditor Agreement—Priority of Distributions.” After such purchase, the purchased Equipment Notes will no longer be subject to the cross-subordination provisions of the Intercreditor Agreement. Any payments and/or proceeds distributable under such Indenture will be paid first to the purchaser (or then current holder) of the purchased Series A Equipment Notes in respect of amounts due and owing on such Series A Equipment Notes and such amounts will not be paid to the Subordination Agent for distribution to the Certificateholders under the Intercreditor Agreement. As such, Certificateholders will not receive any distribution in respect of such Indenture, including interest distributions on the Class B Certificates, until all amounts due on such Series A Equipment Notes have been paid in full.

Certain Certificateholders may not have the right to participate in controlling the exercise of remedies in a default scenario.

If an Indenture Default is continuing, subject to certain conditions, the Loan Trustee under such Indenture will be directed by the “Controlling Party” in exercising remedies under such Indenture, including accelerating the applicable Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes. See “Description of the Certificates—Indenture Defaults and Certain Rights Upon an Indenture Default”.

The Controlling Party will be:

•	The Class A Trustee.

•	Upon payment of final distributions to the holders of Class A Certificates, the Class B Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider.

Subject to certain conditions, notwithstanding the foregoing, if one or more holders of the Class B Certificates have purchased the Series A Equipment Notes issued under an Indenture, the holders of the majority in aggregate unpaid principal amount of Equipment Notes issued under such Indenture shall be entitled to direct the Loan Trustee in exercising remedies under such Indenture.

As a result of the foregoing, if the Trustee for a Class of Certificates is not the Controlling Party with respect to an Indenture (or, in the case of an Indenture under which there has been an Equipment Note buyout as described in the preceding paragraph, where such Trustee holds less than a majority of the outstanding principal amount of Equipment Notes issued under such Indenture), the Certificateholders of that Class will have no rights to participate in directing the exercise of remedies under such Indenture.

The exercise of remedies over Equipment Notes may result in shortfalls without further recourse.

During the continuation of any Indenture Default under an Indenture, the Equipment Notes issued under such Indenture may be sold in the exercise of remedies with respect to that Indenture, subject to certain limitations. See “Description of the Intercreditor Agreement—Intercreditor Rights—Limitation on Exercise of Remedies”. The market for Equipment Notes during any Indenture Default may be very limited, and there can be no assurance as to the price at which they could be sold. If any Equipment Notes are sold for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions under the relevant Indenture than anticipated and will not have any claim for the shortfall against Southwest, the Liquidity Provider or any Trustee.

The ratings of the Certificates are not a recommendation to buy and may be lowered or withdrawn in the future.

It is a condition to the issuance of the Certificates that the Class A Certificates be rated not lower than Aa3 by Moody’s and AA− by Standard & Poor’s and the Class B Certificates be rated not lower than Baa1 by Moody’s and A by Standard & Poor’s. A rating is not a recommendation to purchase, hold or sell Certificates, because such rating does not address market price or suitability for a particular investor. A rating may not remain unchanged for any given period of time and may be lowered, suspended or withdrawn entirely by a Rating Agency if in its judgment circumstances in the future (including the downgrading of Southwest or the Liquidity Provider) so warrant.

The rating of the Certificates is based primarily on the default risk of the Equipment Notes, the availability of the Liquidity Facility for the benefit of holders of the Class A Certificates, the collateral value provided by the Aircraft relating to the Equipment Notes, the cross-collateralization provisions applicable to the Indentures and the subordination provisions applicable to the Certificates. These ratings address the likelihood of timely payment of interest (at the Stated Interest Rate and without any premium) when due on the Certificates and the ultimate payment of principal distributable under the Certificates by the Final Maturity Date. The ratings do not address the possibility of certain defaults, optional redemptions or other circumstances, which could result in the payment of the outstanding principal amount of the Certificates prior to the final expected Distribution Date. Any cash collateral held as a result of the cross-collateralization of the Equipment Notes would not be entitled to the benefits of Section 1110. The ratings apply only to the Certificates and not the Equipment Notes, regardless of whether any such Equipment Notes are purchased by a Certificateholder pursuant to the purchase rights described under “Description of the Intercreditor Agreement—Intercreditor Rights—Equipment Note Buyout Rights of Subordinated Certificateholders”.

There may be a limited market for resale of Certificates.

Prior to this offering, there has been no public market for the Certificates. Neither Southwest nor any Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. The Underwriters may assist in resales of the Certificates, but they are not required to do so. A secondary market for the Certificates may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Certificates.

USE OF PROCEEDS

The proceeds from the sale of the Certificates of each Trust will be used by the respective Trustee to acquire Equipment Notes to be held by such Trust. The Equipment Notes will be full recourse obligations of Southwest. Southwest will use the proceeds from the issuance of the Equipment Notes for general corporate purposes.

THE COMPANY

Southwest is a major passenger airline that provides scheduled air transportation in the United States. Based on the most recent data available from the Department of Transportation, Southwest is the largest carrier in the United States, as measured by originating passengers boarded and scheduled domestic departures. Southwest was incorporated in Texas in 1967 and commenced Customer Service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities—Dallas, Houston and San Antonio. At August 31, 2007, Southwest operated 508 Boeing 737 aircraft and provided service to 64 cities in 32 states throughout the United States. The Company resumed service at San Francisco International Airport in August 2007.

Southwest focuses principally on point-to-point, rather than hub-and-spoke, service, providing its markets with frequent, conveniently timed flights and low fares. At August 31, 2007, Southwest served 410 nonstop city pairs. Historically, Southwest has served predominantly short-haul routes, with high frequencies. In recent years, the Company has complemented this service with more medium to long-haul routes, including transcontinental service.

Additional information concerning the Company is included in its reports and other documents incorporated by reference in this Prospectus Supplement. See “Incorporation of Certain Documents by Reference”.

Recent Development

On July 19, 2007, Southwest announced that

•	Herbert D. Kelleher, age 76, will continue as Executive Chairman of the Board for one year and will step down from that position at the Company’s 2008 Annual Meeting of Shareholders. Mr. Kelleher is a Founder of Southwest and has served as Executive Chairman since 1978. From 1981 through June 2001, Mr. Kelleher also served as President and Chief Executive Officer of Southwest.

•	Colleen C. Barrett, age 62, will continue as President for one year and will step down from that position on July 15, 2008. Also, she will retire from the Board of Directors at the 2008 Annual Meeting of Shareholders. Ms. Barrett has served as Secretary of the Corporation since 1978; Vice President Administration from 1986 to 1990; Executive Vice President Customers from 1990 to 2001; and President since 2001.

•	Gary C. Kelly, age 52, will remain as Chief Executive Officer with a contract expiration date of February 1, 2011. Mr. Kelly began his career at Southwest as Controller in 1986; was named Vice President Finance and Chief Financial Officer in 1989; Executive Vice President and Chief Financial Officer in 2001; and Chief Executive Officer and Vice Chairman in July 2004.

For additional information, see our Current Report on Form 8-K filed with the Commission on July 20, 2007, which is incorporated by reference into this Prospectus Supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Southwest’s historical ratios of earnings to fixed charges for the periods indicated.

					Six Months Ended
Year Ended December 31,					June 30,
2002	2003	2004	2005	2006	2006	2007

2.20	3.47	2.36	3.74	3.68	5.14	5.25

Earnings represent:

* Income before income taxes, excluding the cumulative effect of accounting changes; plus

* Fixed charges, excluding capitalized interest.

Fixed charges include:

* Interest, whether expensed or capitalized; and

* A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

DESCRIPTION OF THE CERTIFICATES

The following summary describes the material terms of the Certificates. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, which was filed with the Commission as an exhibit to the Company’s Form S-3 Registration Statement No. 333-126738, and to all of the provisions of the Certificates, the Trust Supplements and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Southwest with the Commission.

Except as otherwise indicated, the following summary relates to each of the Trusts and the Certificates issued by each Trust. The references to Sections in parentheses in the following summary are to the relevant Sections of the Basic Agreement unless otherwise indicated.

General

Each Pass Through Certificate (collectively, the “Certificates”) will represent a fractional undivided interest in one of the two Southwest Airlines 2007-1 Pass Through Trusts (the “Class A Trust” and the “Class B Trust”, and, collectively, the “Trusts”). The Trusts will be formed pursuant to a pass through trust agreement between Southwest and Wilmington Trust Company, as trustee (the “Trustee”), dated as of July 1, 2005 (the “Basic Agreement”), and two separate supplements thereto (each, a “Trust Supplement” and, together with the Basic Agreement, collectively, the “Pass Through Trust Agreements”) relating to such Trusts between Southwest and the Trustee, as trustee under the Class A Trust (the “Class A Trustee”) and trustee under the Class B Trust (the “Class B Trustee”). The Certificates to be issued by the Class A Trust and the Class B Trust are referred to herein as the “Class A Certificates” and the “Class B Certificates,” respectively.

Each Certificate will represent a fractional undivided interest in the Trust created by the Basic Agreement and the applicable Trust Supplement pursuant to which such Certificate is issued. (Section 2.01) The Trust Property of each Trust (the “Trust Property”) will consist of:

•	Subject to the Intercreditor Agreement, Equipment Notes acquired under the Participation Agreements and issued by Southwest on a recourse basis in connection with each separate secured loan transaction with respect to each Aircraft and all monies paid or due to be paid on such Equipment Notes. Equipment Notes held in each Trust will be registered in the name of the Subordination Agent on behalf of such Trust for purposes of giving effect to provisions of the Intercreditor Agreement.

•	The rights of such Trust under the Participation Agreements, the Indentures, and the Intercreditor Agreement (including all monies receivable in respect of such rights).

•	In the case of the Class A Trust, all monies receivable under the Liquidity Facility for such Trust.

•	Funds from time to time deposited with the applicable Trustee in accounts relating to such Trust (such as interest and principal payments on the Equipment Notes held in such Trust).

The Certificates of each Trust will be issued in fully registered form only and will be subject to the provisions described below under “—Book Entry; Delivery and Form”. The Certificates will be issued only in minimum denominations of $1,000 or integral multiples thereof, except that one Certificate of each Trust may be issued in a different denomination. (Section 3.01)

The Certificates represent interests in the respective Trusts, and all payments and distributions thereon will be made only from the Trust Property of the related Trust. (Section 3.09) The Certificates do not represent an interest in or obligation of Southwest, the Trustees or any of the Loan Trustees or any affiliate of any thereof.

Payments and Distributions

Payments of principal, premium (if any) and interest on the Equipment Notes or with respect to other Trust Property held in each Trust will be distributed by the Trustee to Certificateholders of such Trust on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

Interest

The Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for Certificates to be issued by such Trust set forth on the cover page of this Prospectus Supplement, payable on February 1 and August 1 of each year, commencing on February 1, 2008. Such interest payments will be distributed to Certificateholders of such Trust on each such date until the final Distribution Date for such Trust, subject in the case of payments on the Equipment Notes to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payments of interest applicable to the Certificates to be issued by the Class A Trust will be supported by a Liquidity Facility to be provided by the Liquidity Provider for the benefit of the holders of such Certificates in an aggregate amount sufficient to pay interest thereon at the Stated Interest Rate for such Trust on up to three successive Regular Distribution Dates (without regard to any future payments of principal on such Certificates). The Liquidity Facility for the Class A Certificates does not provide for drawings or payments thereunder to pay for principal of or premium, if any, on the Class A Certificates, any interest on the Class A Certificates in excess of the Stated Interest Rate for such Trust, or, notwithstanding the subordination provisions of the Intercreditor Agreement, principal of or interest or premium, if any, on the Class B Certificates. Therefore, only the holders of the Certificates to be issued by the Class A Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility. See “Description of the Liquidity Facility for Class A Certificates”. The Class B Certificates will not have the benefit of a liquidity facility.

Principal

Payments of principal on the Equipment Notes held on behalf of the Class A and Class B Trusts are scheduled to be received by the Trustee on February 1 and August 1 in certain years depending upon the terms of the Equipment Notes held in such Trust.

Scheduled payments of interest or principal on the Equipment Notes are herein referred to as “Scheduled Payments”, and February 1 and August 1 of each year, commencing on February 1, 2008, until the final expected Regular Distribution Date are herein referred to as “Regular Distribution Dates”. See “Description of the Equipment Notes—Principal and Interest Payments”.

Distributions

The Trustee of each Trust will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments received in respect of Equipment Notes held on behalf of such Trust, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder of each Trust will be entitled to receive its proportionate share, based upon its fractional interest in such Trust, subject to the Intercreditor Agreement, of principal or interest on Equipment Notes held on behalf of such Trust. Each such distribution of Scheduled Payments will be made by the applicable Trustee to the Certificateholders of record of the relevant Trust on the record date applicable to such Scheduled Payment subject to certain exceptions. (Sections 4.01 and 4.02) If a Scheduled Payment is not received by the applicable Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

Any payment in respect of, or any proceeds of, any Equipment Note, or Collateral under (and as defined in) any Indenture other than a Scheduled Payment (each, a “Special Payment”) will be distributed on, in the case of an early redemption or a purchase of any Equipment Note, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by each Trustee as soon as practicable after the Trustee has received funds for such Special Payment (each, a “Special Distribution Date”). Any such distribution will be subject to the Intercreditor Agreement.

“Triggering Event” means (x) the occurrence of an Indenture Default under all Indentures resulting in a PTC Event of Default with respect to the most senior Class of Certificates then outstanding, (y) the acceleration of all of the outstanding Equipment Notes or (z) certain events of bankruptcy, reorganization or insolvency with respect to Southwest described in the Intercreditor Agreement (a “Southwest Bankruptcy Event”).

Each Trustee will mail a notice to the Certificateholders of the applicable Trust stating the scheduled Special Distribution Date, the related record date, the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption or purchase of the Equipment Notes held in the related Trust, such notice will be mailed not less than 15 days prior to the date such Special Payment is scheduled to be distributed, and in the case of any other Special Payment, such notice will be mailed as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment. (Trust Supplements, Section 3.03) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the Trustee to the Certificateholders of record of such Trust on the record date applicable to such Special Payment. (Trust Supplements, Section 3.03) See “—Indenture Defaults and Certain Rights Upon an Indenture Default” and “Description of the Equipment Notes—Redemption”.

Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more non-interest bearing accounts (the “Certificate Account”) for the deposit of payments representing Scheduled Payments received by such Trustee. Each Pass Through Trust Agreement requires that the Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the “Special Payments Account”) for the deposit of payments representing Special Payments received by such Trustee, which shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of each Pass Through Trust Agreement, the Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any Special Payments so received by it in the Special Payments Account of such Trust. (Section 4.01; Trust Supplements, Section 3.02) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02(a); Trust Supplements, Section 3.03)

The final distribution for each Trust will be made only upon presentation and surrender of the Certificates for such Trust at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Trust Supplements, Section 7.01) See “—Termination of the Trusts” below. Distributions in respect of Certificates issued in global form will be made as described in “—Book Entry; Delivery and Form” below.

If any Distribution Date is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York, Dallas, Texas or Wilmington, Delaware (any other day being a “Business Day”), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day, without additional interest. (Section 12.11)

Pool Factors

The “Pool Balance” for each Trust or for the Certificates issued by any Trust indicates, as of any date, the original aggregate face amount of the Certificates of such Trust less the aggregate amount of all payments made as of such date in respect of the Certificates of such Trust other than payments made in respect of interest or premium or reimbursement of any costs or expenses incurred in connection therewith. The Pool Balance for each Trust or for the Certificates issued by any Trust as of any Distribution Date shall be computed after giving effect to payment of principal of the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01)

The “Pool Factor” for each Trust or for the Certificates issued by any Trust as of any Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the original aggregate face amount of the Certificates of such Trust. The Pool Factor for each Trust or for the Certificates issued by any Trust as of any Distribution Date shall be computed after giving effect to any payment of principal of the Equipment Notes or payments with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01) The Pool Factor for each Trust will be 1.0000000 on the date of issuance of the Certificates; thereafter, the Pool Factor for each Trust will decline as described herein to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder’s pro rata share of the Pool Balance of a Trust can be determined by multiplying the par value of the holder’s Certificate of such Trust by the Pool Factor for such Trust as of the applicable Distribution Date. Notice of the Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Distribution Date. (Trust Supplements, Section 3.01)

The following table sets forth the aggregate principal amortization schedule for the Equipment Notes held in each Trust and resulting expected Pool Factors with respect to such Trust. The scheduled distribution of principal payments for any Trust would be affected if any Equipment Notes held in such Trust are redeemed or purchased or if a default in payment on such Equipment Notes occurs. Accordingly, the aggregate principal amortization schedule applicable to a Trust and the resulting Pool Factors may differ from those set forth in the following table.

	Class A		Class B
	Scheduled	Expected	Scheduled	Expected
	Principal	Pool	Principal	Pool
Date	Payments	Factor	Payments	Factor

Issuance Date	$0.00	1.0000000	$0.00	1.0000000
February 1, 2008	7,138,708.16	0.9826772	1,522,670.34	0.9826772
August 1, 2008	6,566,939.86	0.9667419	1,400,713.45	0.9667419
February 1, 2009	6,566,939.87	0.9508066	1,400,713.46	0.9508066
August 1, 2009	6,566,939.87	0.9348713	1,400,713.45	0.9348713
February 1, 2010	12,424,198.75	0.9047228	1,400,713.46	0.9189360
August 1, 2010	8,152,615.17	0.8849397	1,400,713.45	0.9030007
February 1, 2011	8,085,342.70	0.8653199	1,400,713.45	0.8870654
August 1, 2011	8,018,070.22	0.8458633	1,400,713.46	0.8711301
February 1, 2012	7,950,797.73	0.8265699	1,400,713.45	0.8551948
August 1, 2012	7,883,525.26	0.8074398	1,400,713.45	0.8392595
February 1, 2013	7,816,252.78	0.7884729	1,400,713.46	0.8233242
August 1, 2013	7,748,980.29	0.7696692	6,902,094.88	0.7448021
February 1, 2014	7,369,930.83	0.7517854	1,292,133.56	0.7301020
August 1, 2014	7,314,497.98	0.7340361	1,292,133.55	0.7154020
February 1, 2015	7,259,065.13	0.7164212	1,292,133.56	0.7007019
August 1, 2015	7,203,632.29	0.6989409	1,292,133.56	0.6860019
February 1, 2016	7,148,199.44	0.6815952	1,292,133.56	0.6713018
August 1, 2016	7,092,766.59	0.6643839	1,292,133.55	0.6566018
February 1, 2017	11,381,101.03	0.6367666	2,210,912.43	0.6314492
August 1, 2017	14,961,066.04	0.6004621	2,988,618.90	0.5974490
February 1, 2018	17,561,549.53	0.5578473	3,565,338.22	0.5568877
August 1, 2018	19,677,878.29	0.5100971	4,043,957.23	0.5108814
February 1, 2019	21,494,226.08	0.4579393	4,667,376.68	0.4577827
August 1, 2019	23,102,444.66	0.4018790	4,995,325.39	0.4009530
February 1, 2020	24,555,932.36	0.3422917	5,287,357.84	0.3408010
August 1, 2020	25,888,870.62	0.2794699	5,550,709.08	0.2776531
February 1, 2021	27,124,647.74	0.2136493	5,964,222.62	0.2098007
August 1, 2021	28,280,071.18	0.1450250	6,077,825.94	0.1406559
February 1, 2022	29,367,683.07	0.0737615	9,532,319.53	0.0322109
August 1, 2022	30,397,126.48	0.0000000	2,831,335.04	0.0000000

The Pool Factor and Pool Balance of each Trust will be recomputed if there has been an early redemption, purchase, or default in the payment of principal or interest in respect of one or more of the Equipment Notes held in a Trust, as described in “—Indenture Defaults and Certain Rights Upon an Indenture Default” and “Description of the Equipment Notes—Redemption”. In the event of any such redemption, purchase, or default, the Pool Factors and the Pool Balances of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Trust promptly after the occurrence of such event.

Reports to Certificateholders

On each Distribution Date, the applicable Trustee will include with each distribution by it of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement setting forth the following information (per $1,000 aggregate principal amount of Certificate for such Trust, except as to the amounts described in items (a) and (d) below):

(a) The aggregate amount of funds distributed on such Distribution Date under the Pass Through Trust Agreement, indicating the amount allocable to each source, including any portion thereof paid by the Liquidity Provider.

(b) The amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to premium, if any.

(c) The amount of such distribution under the Pass Through Trust Agreement allocable to interest.

(d) The Pool Balance and the Pool Factor for such Trust. (Trust Supplements, Section 3.01(a))

So long as the Certificates are registered in the name of DTC or its nominee, on the record date prior to each Distribution Date, the applicable Trustee will request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all DTC Participants reflected on DTC’s books as holding interests in the Certificates on such record date. On each Distribution Date, the applicable Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Trust Supplements, Section 3.01(a))

In addition, after the end of each calendar year, the applicable Trustee will furnish to each Certificateholder of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (a), (b) and (c) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to such Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder’s preparation of its U.S. federal income tax returns. (Trust Supplements, Section 3.01(b)) Such report and such other items shall be prepared on the basis of information supplied to the applicable Trustee by the DTC Participants and shall be delivered by such Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above. (Trust Supplements, Section 3.01(b)) At such time, if any, as the Certificates are issued in the form of definitive certificates, the applicable Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of ownership of such Certificateholder appears on the records of the registrar of the Certificates.

Each Trustee is required to provide promptly to Certificateholders of the related Trust all material non-confidential information received by such Trustee from Southwest. (Trust Supplements, Section 3.01(d))

Indenture Defaults and Certain Rights Upon an Indenture Default

Since the Equipment Notes issued under an Indenture will be held in more than one Trust, a continuing event of default under such Indenture (after giving effect to any applicable grace period and notice requirement, an “Indenture Default”) would affect the Equipment Notes held by each such Trust. There are no cross-acceleration provisions in the Indentures and the only cross-default provision in the Indentures is an event of default under each Indenture which occurs if (x) all amounts owing under any Equipment Note issued under any other Indenture are not paid in full on or before the Final Payment Date, and (y) any such failure shall continue unremedied for a period of twenty (20) Business Days thereafter. Consequently, prior to the triggering of the cross-default, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default under any other Indenture.

If the same institution acts as Trustee of multiple Trusts, such Trustee could be faced with a potential conflict of interest upon an Indenture Default. In such event, each Trustee has indicated that it would resign as Trustee of one or all such Trusts, and a successor trustee would be appointed in accordance with the terms of the applicable Pass Through Trust Agreement. Wilmington Trust Company will be the initial Trustee under each Trust.

Upon the occurrence and continuation of an Indenture Default under an Indenture, the Controlling Party will direct the Loan Trustee under such Indenture in the exercise of remedies thereunder and may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture or sell the collateral under such Indenture to any person, subject to certain limitations. See “Description of the Intercreditor Agreement—Intercreditor Rights—Limitation on Exercise of Remedies”. The proceeds of any such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to any Trustee upon any such sale shall be deposited in the applicable Special Payments Account and shall be distributed to the Certificateholders of the applicable Trust on a Special Distribution Date. (Trust Supplements, Sections 3.02 and 3.03) The market for Equipment Notes at the time of the existence of an Indenture Default may be very limited and there can be no assurance as to the price at which they could be sold. If any such Equipment Notes are sold for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions under the relevant Indenture than anticipated and will not have any claim for the shortfall against Southwest, the Liquidity Provider or any Trustee.

Any amount, other than Scheduled Payments received on a Regular Distribution Date or within five days thereafter, distributed to the Trustee of any Trust by the Subordination Agent on account of any Equipment Note or Collateral under (and as defined in) any Indenture held in such Trust following an Indenture Default will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Trust Supplements, Sections 3.02 and 3.03) Any funds representing payments received with respect to any defaulted Equipment Notes, or the proceeds from the sale of any Equipment Notes, held by the Trustee in the Special Payments Account for such Trust will, to the extent practicable, be invested and reinvested by such Trustee in certain permitted investments pending the distribution of such funds on a Special Distribution Date. (Section 4.04) Such permitted investments are defined as obligations of the United States or agencies or instrumentalities thereof for the payment of which the full faith and credit of the United States is pledged and which mature in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Section 1.01)

Each Pass Through Trust Agreement provides that the Trustee of the related Trust will, within 90 days after the occurrence of any default known to the Trustee, give to the Certificateholders of such Trust notice, transmitted by mail, of such uncured or unwaived default with respect to such Trust known to it, provided that, except in the case of default in a payment of principal, premium, if any, or interest on any of the Equipment Notes held in such Trust, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. (Section 7.02) The term “default” as used in this paragraph only with respect to any Trust means the occurrence of an Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued, as described above, except that in determining whether any such Indenture Default has occurred, any grace period or notice in connection therewith will be disregarded.

Each Pass Through Trust Agreement contains a provision entitling the Trustee of the related Trust, subject to the duty of such Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates of such Trust before proceeding to exercise any right or power under such Pass Through Trust Agreement or the Intercreditor Agreement at the request of such Certificateholders. (Section 7.03(e))

Subject to certain qualifications set forth in each Pass Through Trust Agreement and to the Intercreditor Agreement, the Certificateholders of each Trust holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in such Trust shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such Trust or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on such Trustee under such Pass Through Trust Agreement or the Intercreditor Agreement, including any right of such Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Section 6.04)

In certain cases, the holders of the Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all the Certificates of such Trust waive any past “event of default” under such Trust (i.e., any Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued) and its consequences or, if the Trustee of such Trust is the

Controlling Party, may direct the Trustee to instruct the applicable Loan Trustee to waive any past Indenture Default and its consequences, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Equipment Notes and (iii) a default in respect of any covenant or provision of the Pass Through Trust Agreement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of the majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. (Indentures, Section 5.06) Notwithstanding such provisions of the Indentures, pursuant to the Intercreditor Agreement only the Controlling Party will be entitled to waive any such past default or Indenture Default (except with respect to an Indenture under which Equipment Notes have been purchased after the occurrence of an Equipment Note Buyout Event). See “Description of the Intercreditor Agreement—Intercreditor Rights—Controlling Party”.

Purchase Rights of Certificateholders

Upon the occurrence and during the continuation of a Certificate Buyout Event, with 15 days’ written notice to the Class A Trustee and each other Class B Certificateholder, each of the Class B Certificateholders will have the right to purchase all but not less than all of the Class A Certificates on the third Business Day next following the expiry of such 15-day notice period.

If any Additional Certificates are issued, the holders of Additional Certificates will have the right to purchase all of the Class A and Class B Certificates and, if Refinancing Certificates are issued, holders of such Refinancing Certificates will have the same right to purchase Certificates as the Class that they refinanced. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

In each case, the purchase price will be equal to the Pool Balance of the relevant Class or Classes of Certificates plus accrued and unpaid interest thereon to the date of purchase, without premium, but including any other amounts then due and payable to the Certificateholders of such Class or Classes. Such purchase right may be exercised by any Certificateholder of the Class or Classes entitled to such right. In each case, if prior to the end of the 15-day notice period, any other Certificateholder of the same Class notifies the purchasing Certificateholder that the other Certificateholder wants to participate in such purchase, then such other Certificateholder may join with the purchasing Certificateholder to purchase the Certificates pro rata based on the interest in the Trust held by each Certificateholder. If Southwest or any of its affiliates is a Certificateholder, it will not have the purchase rights described above. (Trust Supplements, Section 4.01)

A “Certificate Buyout Event” means that a Southwest Bankruptcy Event has occurred and is continuing and the following events have occurred: (A) (i) the 60-day period specified in Section 1110(a)(2)(A) of the U.S. Bankruptcy Code (the “60-Day Period”) has expired and (ii) Southwest has not entered into one or more agreements under Section 1110(a)(2)(A) of the U.S. Bankruptcy Code to perform all of its obligations under all of the Indentures or, if it has entered into such agreements, has at any time failed to cure any default under any of the Indentures in accordance with Section 1110(a)(2)(B) of the U.S. Bankruptcy Code; or (B) if prior to the expiry of the 60-Day Period, Southwest shall have abandoned any Aircraft.

PTC Event of Default

A Pass Through Certificate Event of Default (a “PTC Event of Default”) under each Pass Through Trust Agreement means the failure to pay:

•	The outstanding Pool Balance of the applicable Class of Certificates within ten Business Days of the Final Maturity Date for such Class.

•	Interest due on such Class of Certificates within ten Business Days of any Distribution Date (unless, in the case of the Class A Certificates, the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Account for such Class of Certificates, with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Trustee entitled thereto). (Section 1.01)

Any failure to make expected principal distributions with respect to any Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates. A PTC Event of Default with respect to the most senior outstanding Class of Certificates resulting from an Indenture Default under all Indentures will constitute a Triggering Event.

Merger, Consolidation and Transfer of Assets

Southwest will be prohibited from consolidating with or merging into any other entity or transferring substantially all of its assets as an entirety to any other entity unless:

•	The surviving successor or transferee entity shall be a corporation, limited partnership, limited liability company or other entity validly existing under the laws of the United States or any state thereof or the District of Columbia.

•	The surviving successor or transferee entity shall be a “citizen of the United States” (as defined in Title 49 of the United States Code relating to aviation (the “Transportation Code”)) holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110.

•	The surviving successor or transferee entity shall expressly assume all of the obligations of Southwest contained in the Basic Agreement and any Trust Supplement, the Participation Agreements, the Indentures and any other operative documents.

•	Southwest shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions.

In addition, after giving effect to such transaction, no Indenture Default shall have occurred and be continuing. (Section 5.02; Indentures, Section 4.07)

The Basic Agreement, the Trust Supplements, the Indentures and the Participation Agreements will not contain any covenants or provisions that may afford the applicable Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of Southwest.

Modifications of the Pass Through Trust Agreements and Certain Other Agreements

Each Pass Through Trust Agreement contains provisions permitting, at the request of the Company, the execution of amendments or supplements to such Pass Through Trust Agreement or, if applicable, to the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility, without the consent of the holders of any of the Certificates of such Trust:

•	To evidence the succession of another entity to Southwest and the assumption by such successor of Southwest’s obligations under such Pass Through Trust Agreement and the Participation Agreements.

•	To add to the covenants of Southwest for the benefit of holders of such Certificates or to surrender any right or power conferred upon Southwest in such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility.

•	To correct or supplement any provision of such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility which may be defective or inconsistent with any other provision in such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility, provided that such action shall not materially adversely affect the interests of the holders of such Certificates; to correct any mistake in such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility; or, as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Facility.

•	To comply with any requirement of the Commission, any applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed, or any regulatory body.

•	To modify, eliminate or add to the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility to such extent as shall be necessary to continue the qualification of such Pass Through Trust Agreement (including any supplemental agreement) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or any similar federal statute enacted after the execution of such Pass Through Trust Agreement, and to add to such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility such other provisions as may be expressly permitted by the Trust Indenture Act.

•	To evidence and provide for the acceptance of appointment under such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility by a successor Trustee and to add to or change any of the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility as shall be necessary to provide for or facilitate the administration of the Trusts under the Basic Agreement by more than one Trustee.

•	To provide for the issuance of Additional Certificates or Refinancing Certificates, subject to certain terms and conditions. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

In each case, such modification or supplement may not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code, for U.S. federal income tax purposes. (Section 9.01; Trust Supplements, Section 6.02)

Each Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates of the related Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, of amendments or supplements adding any provisions to or changing or eliminating any of the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility to the extent applicable to such Certificateholders or of modifying the rights and obligations of such Certificateholders under such Pass Through Trust Agreement, the Intercreditor Agreement, the Participation Agreements or the Liquidity Facility. No such amendment or supplement may, without the consent of the holder of each Certificate so affected thereby:

•	Reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments with respect to the Equipment Notes held in such Trust or distributions in respect of any Certificate related to such Trust, or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due.

•	Permit the disposition of any Equipment Note held in such Trust, except as provided in such Pass Through Trust Agreement, or otherwise deprive such Certificateholder of the benefit of the ownership of the applicable Equipment Notes.

•	Alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to such Certificateholders.

•	Reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in such Pass Through Trust Agreement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in such Pass Through Trust Agreement.

•	Modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment.

•	Adversely affect the status of any Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.02; Trust Supplements, Section 6.03)

In the event that a Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the Certificateholders of the relevant Trust or as Controlling Party under the

Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under any Indenture, any Participation Agreement, any Equipment Note or any other related document, such Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder of the relevant Trust as of the date of such notice. Such Trustee shall request from the Certificateholders a direction as to:

•	Whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to direct.

•	Whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party.

•	How to vote (or direct the Subordination Agent to vote) any Equipment Note if a vote has been called for with respect thereto.

Provided such a request for Certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing):

•	Other than as Controlling Party, such Trustee shall vote for or give consent to any such action with respect to such Equipment Note in the same proportion as that of (x) the aggregate face amount of all Certificates actually voted in favor of or for giving consent to such action by such direction of Certificateholders to (y) the aggregate face amount of all outstanding Certificates of the relevant Trust.

•	As the Controlling Party, such Trustee shall vote as directed in such Certificateholder direction by the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the relevant Trust.

For purposes of the immediately preceding paragraph, a Certificate shall have been “actually voted” if the Certificateholder has delivered to the applicable Trustee an instrument evidencing such Certificateholder’s consent to such direction prior to one Business Day before such Trustee directs such action or casts such vote or gives such consent. Notwithstanding the foregoing, but subject to certain rights of the Certificateholders under the relevant Pass Through Trust Agreement and subject to the Intercreditor Agreement, a Trustee may, in its own discretion and at its own direction, consent and notify the relevant Loan Trustee of such consent (or direct the Subordination Agent to consent and notify the relevant Loan Trustee of such consent) to any amendment, modification, waiver or supplement under the relevant Indenture, Participation Agreement, any relevant Equipment Note or any other related document, if an Indenture Default under any Indenture shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the Certificateholders. (Section 10.01)

In determining whether the Certificateholders of the requisite fractional undivided interests of Certificates of any Class have given any direction under a Pass Through Trust Agreement, Certificates owned by Southwest or any of its affiliates will be disregarded and deemed not to be outstanding for purposes of any such determination. Notwithstanding the foregoing, (i) if any such person owns 100% of the Certificates of any Class, such Certificates shall not be so disregarded, and (ii) if any amount of Certificates of any Class so owned by any such person have been pledged in good faith, such Certificates shall not be disregarded if the pledgee establishes to the satisfaction of the applicable Trustee the pledgee’s right so to act with respect to such Certificates and that the pledgee is not Southwest or an affiliate of Southwest. (Section 1.04(c))

Termination of the Trusts

The obligations of Southwest and the applicable Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the applicable Pass Through Trust Agreement and the disposition of all property held in such Trust. The applicable Trustee will send to each Certificateholder of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder’s Certificates at the office or agency of the applicable Trustee specified in such notice of termination. (Trust Supplements, Section 7.01)

The Trustees

The Trustee for each Trust will be Wilmington Trust Company. The Trustees’ address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

Book-Entry; Delivery and Form

General

Upon issuance, each Class of Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (“Cede”), the nominee of DTC. DTC was created to hold securities for its participants (“DTC Participants”) and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”). Interests in a global certificate may also be held through the Euroclear System and Clearstream, Luxembourg, as DTC Participants.

So long as such book-entry procedures are applicable, no person acquiring an interest in such Certificates (“Certificate Owner”) will be entitled to receive a certificate representing such person’s interest in such Certificates. Unless and until definitive Certificates are issued under the limited circumstances described below under “—Physical Certificates”, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

Under the New York Uniform Commercial Code, a “clearing corporation” is defined as:

•	a person that is registered as a “clearing agency” under the federal securities laws;

•	a federal reserve bank; or

•	any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A “clearing agency” is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligations of parties to trades.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal, premium, if any, and interest with respect to the Certificates. DTC Participants and Indirect DTC Participants with which Certificate Owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Certificate Owners that are not DTC Participants or Indirect DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect DTC Participants. In addition, Certificate Owners will receive all distributions of principal, premium, if any, and interest from the Trustees through DTC Participants or Indirect DTC Participants, as the case may be.

Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, because payments with respect to the Certificates will be forwarded by the Trustees to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC Participant who is credited with ownership of the Certificates in an amount proportionate to the principal amount of that DTC Participant’s holdings of beneficial interests in the Certificates, as shown on the records of DTC or its nominee. Each such DTC Participant will forward payments to its Indirect DTC Participants in accordance with standing instructions and customary industry practices. DTC Participants and Indirect DTC Participants will be responsible for forwarding distributions to Certificate Owners for whom they act. Accordingly, although Certificate Owners will not possess physical Certificates, DTC’s rules provide a mechanism by which Certificate Owners will receive payments on the Certificates and will be able to transfer their interests.

Unless and until physical Certificates are issued under the limited circumstances described under “—Physical Certificates” below, the only physical Certificateholder will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustees as registered owners of Certificates under the applicable Pass Through Trust Agreement. Certificate Owners will be permitted to exercise their rights under the applicable Pass Through Trust Agreement only indirectly through DTC. DTC will take any action permitted to be taken by a Certificateholder under the applicable Pass Through Trust Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. In the event any action requires approval by Certificateholders of a certain percentage of the beneficial interests in a Trust, DTC will take action only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy the required percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that the actions are taken on behalf of DTC Participants whose holdings include those undivided interests. DTC will convey notices and other communications to DTC Participants, and DTC Participants will convey notices and other communications to Indirect DTC Participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC’s rules applicable to itself and DTC Participants are on file with the Commission.

A Certificate Owner’s ability to pledge its Certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to its Certificates, may be limited due to the lack of a physical Certificate to evidence ownership of the Certificates, and because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants.

Neither Southwest nor the Trustees will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC Participant or any Indirect DTC Participant of their respective obligations under the rules and procedures governing their obligations.

As long as the Certificates of any Trust are registered in the name of DTC or its nominee, Southwest will make all payments to the Loan Trustee under the applicable Indenture in immediately available funds. The applicable Trustee will pass through to DTC in immediately available funds all payments received from Southwest, including the final distribution of principal with respect to the Certificates of such Trust.

Any Certificates registered in the name of DTC or its nominee will trade in DTC’s Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the Certificates to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.

Physical Certificates

Physical Certificates will be issued in paper form to Certificateholders or their nominees, rather than to DTC or its nominee, only if:

•	Southwest advises the applicable Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Certificates and such Trustee or Southwest is unable to locate a qualified successor;

•	Southwest elects to terminate the book-entry system through DTC; or

•	after the occurrence of a PTC Event of Default, Certificate Owners owning at least a majority in interest in a Trust advise the applicable Trustee, Southwest and DTC through DTC Participants that the continuation of a book-entry system through DTC or a successor to DTC is no longer in the Certificate Owners’ best interest.

Upon the occurrence of any of the events described in the three subparagraphs above, the applicable Trustee will notify all applicable Certificate Owners through DTC of the availability of physical Certificates. Upon surrender by DTC of the global Certificates and receipt of instructions for re-registration, the applicable Trustee will reissue the Certificates as physical Certificates to the applicable Certificate Owners. (Section 3.05(d))

In the case of the physical Certificates that are issued, the applicable Trustee or a paying agent will make distributions of principal, premium, if any, and interest with respect to such Certificates directly to holders in whose names the physical Certificates were registered at the close of business on the applicable record date. Except for the final payment to be made with respect to a Certificate, the applicable Trustee or a paying agent will make distributions by check mailed to the addresses of the registered holders as they appear on the register maintained by such Trustee. The applicable Trustee or a paying agent will make the final payment with respect to any Certificate only upon presentation and surrender of the applicable Certificate at the office or agency specified in the notice of final distribution to Certificateholders.

Physical Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the applicable Pass Through Trust Agreement. Neither the Trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, the Trustee or transfer or exchange agent will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange. (Section 3.04)

DESCRIPTION OF THE LIQUIDITY FACILITY FOR CLASS A CERTIFICATES

The following summary describes the material terms of the Liquidity Facility and certain provisions of the Intercreditor Agreement relating to the Liquidity Facility. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Liquidity Facility and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Southwest with the Commission.

General

BNP Paribas, acting through its New York branch (the “Liquidity Provider”), will enter into a revolving credit agreement (the “Liquidity Facility”) with the Subordination Agent with respect to the Class A Trust. On any Regular Distribution Date, if, after giving effect to the subordination provisions of the Intercreditor Agreement, the Subordination Agent does not have sufficient funds for the payment of interest on the Class A Certificates, the Liquidity Provider will make an advance (an “Interest Drawing”) in the amount needed to fund such interest shortfall up to the Maximum Available Commitment. The maximum amount of Interest Drawings available under the Liquidity Facility is expected to provide an amount sufficient to pay interest on Class A Certificates on up to three consecutive semiannual Regular Distribution Dates (without regard to any expected future payments of principal on such Certificates) at the interest rate shown on the cover page of this Prospectus Supplement for such Certificates (the “Stated Interest Rate”). If interest payment defaults occur which exceed the amount covered by and available under the Liquidity Facility for the Class A Trust, the Certificateholders of such Trust will bear their allocable share of the deficiencies to the extent that there are no other sources of funds. The initial Liquidity Provider may be replaced by one or more other entities under certain circumstances. The Class B Certificates will not have the benefit of a liquidity facility.

Drawings

The initial aggregate amount available under the Liquidity Facility for the Class A Trust will be $38,016,225.

Except as otherwise provided below, the Liquidity Facility for the Class A Trust will enable the Subordination Agent to make Interest Drawings thereunder promptly on or after any Regular Distribution Date if, after giving effect to the subordination provisions of the Intercreditor Agreement, there are insufficient funds available to the Subordination Agent to pay interest on the Class A Certificates at the Stated Interest Rate for such Trust; provided, however, that the maximum amount available to be drawn under the Liquidity Facility with respect to the Class A Trust on any Regular Distribution Date to fund any shortfall of interest on Certificates of such Trust will not exceed the then Maximum Available Commitment under the Liquidity Facility. The “Maximum Available Commitment” at any time under the Liquidity Facility is an amount equal to the then Maximum Commitment of the Liquidity Facility less the aggregate amount of each Interest Drawing outstanding under the Liquidity Facility at such time, provided that following a Downgrade Drawing, a Non-Extension Drawing, Special Termination Drawing or a Final Drawing under the Liquidity Facility, the Maximum Available Commitment thereunder shall be zero.

“Maximum Commitment” for the Liquidity Facility for the Class A Trust means initially $38,016,225, as the same may be reduced from time to time as described below.

The Liquidity Facility does not provide for drawings thereunder to pay for principal of or premium on the Class A Certificates or any interest on the Class A Certificates in excess of the Stated Interest Rate for such Class or more than three semiannual installments of interest thereon or principal of or interest or premium on the Certificates of any other Class. (Liquidity Facility, Section 2.02; Intercreditor Agreement, Section 3.5).

Each payment by the Liquidity Provider reduces by the same amount the Maximum Available Commitment under the Liquidity Facility, subject to reinstatement as described below. With respect to any Interest Drawing, upon reimbursement of the Liquidity Provider in full or in part for the amount of such Interest Drawing plus interest thereon, the Maximum Available Commitment under the Liquidity Facility will be reinstated by an amount equal to the amount of such Interest Drawing so reimbursed up to an amount not to exceed the Maximum Commitment of the Liquidity Facility. However, the Liquidity Facility will not be so reinstated at any time if (i) a Liquidity Event of Default shall have occurred and be continuing and less than 65% of the then aggregate outstanding principal amount of all Equipment Notes (other than any Additional Equipment Notes issued under any Indenture) are Performing Equipment Notes or (ii) a Downgrade Drawing, a Non-Extension Drawing, Special Termination Drawing or a Final Drawing shall have been made or an Interest Drawing shall have been converted into a Final Advance. With respect to any other drawings under the Liquidity Facility, amounts available to be drawn thereunder are not subject to reinstatement. On the first Regular Distribution Date and on each date on which the Pool Balance of the Class A Trust shall have been reduced by payments made to the Class A Certificateholders pursuant to the Intercreditor Agreement, the Maximum Commitment of the Liquidity Facility will be automatically reduced from time to time to an amount equal to the then Required Amount. (Liquidity Facility, Section 2.02(a), Section 2.04(a); Intercreditor Agreement, Section 3.5(j))

“Required Amount” means, in relation to the Liquidity Facility for any day, the sum of the aggregate amount of interest, calculated at the rate per annum equal to the Stated Interest Rate for the Class A Certificates, that would be payable on Class A Certificates on each of the three successive Regular Distribution Dates immediately following such day or, if such day is a Regular Distribution Date, on such day and the succeeding two Regular Distribution Dates, in each case calculated on the basis of the Pool Balance of the Class A Certificates on such day and without regard to expected future payments of principal on the Class A Certificates.

“Performing Equipment Note” means an Equipment Note with respect to which no payment default has occurred and is continuing (without giving effect to any acceleration); provided that in the event of a bankruptcy proceeding under the U.S. Bankruptcy Code in which Southwest is a debtor any payment default existing during the 60-day period under Section 1110(a)(2)(A) of the U.S. Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the U.S. Bankruptcy Code or as may apply for the cure of such payment default under Section 1110(a)(2)(B) of the U.S. Bankruptcy Code) shall not be taken into consideration until the expiration of the applicable period.

If at any time the short-term rating or short-term issuer credit rating, as the case may be, of the Liquidity Provider then issued by either Rating Agency is lower than the Liquidity Threshold Rating, and the Liquidity Facility is not replaced with a Replacement Facility within ten days (or 45 days if Standard and Poor’s downgrades the Liquidity Provider’s ratings from A-1+ to A-1) after notice of such downgrading and as otherwise provided in the Intercreditor Agreement, the Liquidity Facility will be drawn in full up to the then Maximum Available Commitment thereunder (the “Downgrade Drawing”). The proceeds of a Downgrade Drawing will be deposited into a cash collateral account (the “Cash Collateral Account”) for the Class A Trust and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(c); Intercreditor Agreement, Section 3.5(c)) If a qualified Replacement Facility is subsequently provided, the balance of the Cash Collateral Account will be repaid to the replaced Liquidity Provider.

A “Replacement Facility” for the Liquidity Facility means an irrevocable liquidity facility (or liquidity facilities) in substantially the form of the replaced Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Class A Certificates (before downgrading of such ratings, if any, as a result of the downgrading of the replaced Liquidity Provider), in a face amount (or in an aggregate face amount) equal to the then Required Amount for the replaced Liquidity Facility and issued by a person (or persons) having a short-term rating or short-term issuer credit rating, as the case may be, issued by both Rating Agencies which is equal to or higher than the Liquidity Threshold Rating. (Intercreditor Agreement, Section 1.1) The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as “Controlling Party”) under the Intercreditor Agreement as the Liquidity Provider being replaced.

“Liquidity Threshold Rating” means the short-term rating of P-1 by Moody’s and the short-term issuer credit rating of A-1+ by Standard & Poor’s.

The Liquidity Facility provides that the Liquidity Provider’s obligations thereunder will expire upon the making of a Downgrade Drawing, Non-Extension Drawing, Special Termination Drawing or Final Drawing or on the earliest of:

•	364 days after the Issuance Date (counting from, and including, the Issuance Date).

•	The date on which the Subordination Agent delivers to the Liquidity Provider a certification that all of the Class A Certificates have been paid in full.

•	The date on which the Subordination Agent delivers to the Liquidity Provider a certification that a Replacement Facility has been substituted for the Liquidity Facility.

•	The fifth Business Day following receipt by the Subordination Agent of a Final Termination Notice or Special Termination Notice from the Liquidity Provider (see “—Liquidity Events of Default”).

•	The date on which no amount is or may (by reason of reinstatement) become available for drawing under the Liquidity Facility. (Liquidity Facility, Section 1.01)

The Liquidity Facility provides that it may be extended for additional 364-day periods in the discretion of the Liquidity Provider. The Intercreditor Agreement will provide for the replacement of the Liquidity Facility if the Liquidity Facility is scheduled to expire earlier than 15 days after the Final Maturity Date for the Class A Certificates and the Liquidity Facility is not extended at least 25 days prior to its then scheduled expiration date. If the Liquidity Facility is not so extended or replaced by the 25th day prior to its then scheduled expiration date, the Liquidity Facility will be drawn in full up to the then Maximum Available Commitment thereunder (the “Non-Extension Drawing”). The proceeds of the Non-Extension Drawing under the Liquidity Facility will be deposited in the Cash Collateral Account for the Class A Trust to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(b); Intercreditor Agreement, Section 3.5(d))

Subject to certain limitations, Southwest may, at its option, arrange for a Replacement Facility at any time to replace the Liquidity Facility (including without limitation any Replacement Facility described in the following sentence). In addition, if the Liquidity Provider shall determine not to extend the Liquidity Facility, then the Liquidity Provider may, at its option, arrange for a Replacement Facility to replace the Liquidity Facility (i) during the period no earlier than 40 days and no later than 25 days prior to the then scheduled expiration date of the Liquidity Facility and (ii) at any time after a Non-Extension Drawing has been made. The Liquidity Provider may also arrange for a Replacement Facility to replace the Liquidity Facility at any time after a Downgrade Drawing under the Liquidity Facility. (Intercreditor Agreement, Section 3.5(c)(iii)) If any Replacement Facility is provided at any time after a Downgrade Drawing, a Special Termination Drawing or a Non-Extension Drawing under the Liquidity Facility, the funds with respect to the Liquidity Facility on deposit in the Cash Collateral Account will be returned to the Liquidity Provider being replaced. (Intercreditor Agreement, Section 3.5(e))

Upon receipt by the Subordination Agent of a Termination Notice with respect to the Liquidity Facility from the Liquidity Provider, the Subordination Agent shall request a final drawing (a “Final Drawing”) or a special termination drawing (the “Special Termination Drawing”), as applicable, under the Liquidity Facility, in an amount equal to the then Maximum Available Commitment thereunder. The Subordination Agent will hold the proceeds thereof in the Cash Collateral Account for the Class A Trust as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(d) and (g); Intercreditor Agreement, Section 3.5(i) and (k))

Drawings under the Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by the Liquidity Facility. Upon receipt of such a certificate, the Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by the Liquidity Provider of the amount specified in any drawing under the Liquidity Facility, the Liquidity Provider will be fully discharged of its obligations under the Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under the Liquidity Facility in respect of such drawing to the Subordination Agent or any other person. (Liquidity Facility, Section 2.02(e) and (f))

Reimbursement of Drawings

The Subordination Agent must reimburse amounts drawn under the Liquidity Facility by reason of an Interest Drawing, Final Drawing, Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing and interest thereon, but only to the extent that the Subordination Agent has funds available therefor.

Interest Drawings, Special Termination Drawings and Final Drawings

Amounts drawn by reason of an Interest Drawing, Special Termination Drawing or Final Drawing will be immediately due and payable, together with interest on the amount of such drawing. From the date of the drawing to (but excluding) the third business day following the Liquidity Provider’s receipt of the notice of such drawing, interest will accrue (x) with respect to any Interest Drawing or Final Drawing, at the Base Rate plus 1.20% per annum, and thereafter, at LIBOR for the applicable interest period plus 1.20% per annum and (y) with respect to any Special Termination Drawing (other than any portion thereof applied to the payment of interest on the Certificates, which shall accrue interest at the same rate as an Interest Drawing), in an amount equal to the investment earnings on the amounts deposited in the Cash Collateral Account plus a specified margin per annum, provided that the Subordination Agent will be obligated to reimburse such amounts only to the extent that the Subordination Agent has funds available therefor. (Liquidity Facility, Section 3.07)

“Base Rate” means, on any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the Liquidity Provider from three Federal funds brokers of recognized standing selected by it, plus (b) one-quarter of one percent (1/4 of 1%).

“LIBOR” means, with respect to any interest period, (i) the rate per annum appearing on Bloomberg L. P. Page “BBAM” (or any successor or substitute therefor) at approximately 11:00 a.m. (London time) two business days before the first day of such interest period, as the rate for dollar deposits with a maturity comparable to such interest period, or (ii) if the rate calculated pursuant to clause (i) above is not available, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates per annum at which deposits in dollars are offered for the relevant interest period by three banks of recognized standing selected by the Liquidity Provider in the London interbank market at approximately 11:00 a.m. (London time) two business days before the first day of such interest period in an amount approximately equal to the principal amount of the drawing to which such interest period is to apply and for a period comparable to such interest period.

The amount drawn under the Liquidity Facility by reason of a Downgrade Drawing, a Non-Extension Drawing or a Special Termination Drawing will be treated as follows:

•	Such amount will be released on any Distribution Date to the Liquidity Provider to the extent that such amount exceeds the Required Amount.

•	Any portion of such amount withdrawn from the Cash Collateral Account to pay interest on the Class A Certificates will be treated in the same way as Interest Drawings.

•	The balance of such amount will be invested in certain specified eligible investments.

Any Downgrade Drawing under the Liquidity Facility, other than any portion thereof applied to the payment of interest on the Class A Certificates, will bear interest (x) subject to clause (y) below, at a rate equal to the investment earnings on amounts deposited in the Cash Collateral Account plus a specified margin on the outstanding amount from time to time of such Downgrade Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “—Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the second paragraph of this “Reimbursement of Drawings”, the Base Rate) plus 1.20% per annum.

Any Non-Extension Drawing or Special Termination Drawing under the Liquidity Facility, other than any portion thereof applied to the payment of interest on the Class A Certificates, will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account plus a specified margin on the outstanding amount from time to time of such Non-Extension Drawing or Special Termination Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “—Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the second paragraph of this “Reimbursement of Drawings”, the Base Rate) plus 1.20% per annum.

Liquidity Events of Default

Events of default under the Liquidity Facility (each, a “Liquidity Event of Default”) will consist of:

•	The acceleration of all of the Equipment Notes.

•	The occurrence of a Southwest Bankruptcy Event. (Liquidity Facility, Section 1.01)

If (i) any Liquidity Event of Default under the Liquidity Facility has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes, the Liquidity Provider may, in its discretion, give a notice of termination of the Liquidity Facility (a “Final Termination Notice”). If the Pool Balance of the Class A Certificates is greater than the aggregate outstanding principal amount of the Series A Equipment Notes (other than any such Equipment Notes previously sold or with respect to which the collateral securing such Equipment Notes has been disposed of) at any time during the 18-month period prior to the Final Payment Date, the Liquidity Provider may, in its discretion, give a notice of special termination of the Liquidity Facility (a “Special Termination Notice” and, together with the Final Termination Notice, a “Termination Notice”). The effect of the delivery of a Termination Notice will be to cause (i) the Liquidity Facility to expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent, (ii) the Subordination Agent to request promptly, and the Liquidity Provider under the Liquidity Facility to make, a Final Drawing or Special Termination Drawing, as applicable, thereunder in an amount equal to the then Maximum Available Commitment thereunder, (iii) in the case of a Final Drawing, any Drawing remaining unreimbursed as of the date of termination to be automatically converted into a Final Drawing under the Liquidity Facility, and (iv) all amounts owing to the Liquidity Provider automatically to become accelerated. Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the Liquidity Provider only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under “Description of the Intercreditor Agreement—Priority of Distributions”. (Liquidity Facility, Sections 2.09 and 6.01) Upon the circumstances described below under “Description of the Intercreditor Agreement—Intercreditor Rights”, the Liquidity Provider may become the Controlling Party with respect to the exercise of remedies under the Indentures. (Intercreditor Agreement, Section 2.6(c))

Liquidity Provider

The initial Liquidity Provider will be BNP Paribas, a société anonyme under French law, acting through its New York branch. The Liquidity Provider has a short-term rating of P-1 from Moody’s and a short-term issuer credit rating of A-1+ from Standard & Poor’s.

DESCRIPTION OF THE INTERCREDITOR AGREEMENT

The following summary describes the material provisions of the Intercreditor Agreement (the “Intercreditor Agreement”) among the Trustees, the Liquidity Provider and Wilmington Trust Company, as subordination agent (the “Subordination Agent”). The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Intercreditor Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Southwest with the Commission.

Intercreditor Rights

Controlling Party

Each Loan Trustee will be directed in taking, or refraining from taking, any action under an Indenture or with respect to the Equipment Notes issued under such Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued under such Indenture, so long as no Indenture Default shall have occurred and be continuing thereunder. For so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to the preceding sentence in accordance with the directions of the Trustees for whom the Equipment Notes issued under such Indenture are held as Trust Property, to the extent constituting, in the aggregate, directions with respect to the required principal amount of Equipment Notes.

After the occurrence and during the continuance of an Indenture Default under an Indenture, each Loan Trustee will be directed in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, including acceleration of such Equipment Notes or foreclosing the lien on the related Aircraft, by the Controlling Party, subject to the limitations described below. See “Description of the Certificates—Indenture Defaults and Certain Rights Upon an Indenture Default” for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees.

The “Controlling Party” will be:

•	The Class A Trustee.

•	Upon payment of Final Distributions to the holders of Class A Certificates, the Class B Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider, as discussed in the next paragraph.

At any time after 18 months from the earliest to occur of (x) the date on which the entire available amount under the Liquidity Facility shall have been drawn (excluding a Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing but including a Final Drawing or a Downgrade Drawing, a Non-Extension Drawing or Special Termination Drawing that has been converted into a Final Drawing) and remains unreimbursed, (y) the date on which the entire amount of any Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing on deposit in the Cash Collateral Account up to the Required Amount as of such date shall have been withdrawn from the Cash Collateral Account to pay interest on the Class A Certificates and remains unreimbursed and (z) the date on which all Equipment Notes shall have been accelerated, the Liquidity Provider (so long as the Liquidity Provider has not defaulted in its obligation to make any Drawing under the Liquidity Facility) shall have the right to become the Controlling Party with respect to any Indenture.

Subject to certain conditions, notwithstanding the foregoing, (a) if one or more holders of the Class B Certificates have purchased the Series A Equipment Notes or (b) one or more holders of Additional Certificates have purchased the Series A Equipment Notes and Series B Equipment Notes, in each case issued under an Indenture, the holders of the majority in aggregate unpaid principal amount of Equipment Notes issued under such Indenture, rather than the Controlling Party, shall be entitled to direct the Loan Trustee in exercising remedies under such Indenture. Any Equipment Notes issued under such Indenture that have not been purchased by a Certificateholder shall, during the continuance of an Indenture Default under such Indenture, be subject to direction by the Controlling Party.

For purposes of giving effect to the rights of the Controlling Party, the Trustees (other than the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes as directed by the Controlling Party. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party’s rights to exercise remedies, see “Description of the Equipment Notes—Remedies”.

“Final Distributions” means, with respect to the Certificates of any Trust on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on such Certificates and (y) the Pool Balance of such Certificates as of the immediately preceding Distribution Date. For purposes of calculating Final Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust which has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Final Distributions.

Equipment Note Buyout Right of Subordinated Certificateholders

Upon the occurrence and during the continuation of an Equipment Note Buyout Event, so long as no holder of Additional Certificates has elected to exercise its buyout right as described below, any Class B Certificateholders may, upon 15 days’ written notice to the Subordination Agent, each Trustee (and each such Trustee shall promptly provide such notice to all Certificateholders of its Trust) and each applicable Loan Trustee given on or before the date which is six months after the occurrence of the applicable Equipment Note Buyout Event, purchase on the third Business Day next following the expiry of such 15-day notice period all, but not less than all, of the Series A Equipment Notes issued under any one or more of the Indentures for a purchase price equal to the aggregate Note Target Price for such Series A Equipment Notes plus an amount equal to the Excess Liquidity Obligations in respect of such Indentures. If prior to the end of such 15-day period, any other holder of the Class B Certificates notifies the Subordination Agent, each Trustee (and each such Trustee shall promptly notify all Certificateholders of its Trust, including the purchasing Class B Certificateholder) and each applicable Loan Trustee that it wishes to participate in such purchase, then such other Certificateholder may join with the purchasing Certificateholder to purchase such Series A Equipment Notes pro rata based on the interest in the Class B Trust held by each such Certificateholder compared to such interests held by all such participating Certificateholders. (Intercreditor Agreement, Section 2.7)

If any Additional Certificates are issued and an Equipment Note Buyout Event has occurred and is continuing, regardless of whether any Class B Certificateholder has elected to exercise its right to purchase Series A Equipment Notes, any holder of such Additional Certificates will have the right to purchase all, but not less than all, of the Series A Equipment Notes and Series B Equipment Notes issued under any one or more Indentures for a purchase price equal to the aggregate Note Target Price for such Series A Equipment Notes and the Series B Equipment Notes plus an amount equal to the Excess Liquidity Obligations in respect of such Indentures. If any Refinancing Certificates are issued, the holders of such Refinancing Certificates will have the same right to purchase Equipment Notes as the Class they refinanced. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

The right of any holder of Class B Certificates or Additional Certificates to purchase Equipment Notes as described above will be subject to such purchase being exempt from, or not subject to, the registration requirements of the Securities Act of 1933, as amended, and in compliance with other applicable securities laws. Each purchaser will be required to provide to the Subordination Agent reasonably satisfactory evidence of compliance with such laws.

“Equipment Note Buyout Event” means the occurrence and continuation of (i) a Certificate Buyout Event or (ii) an Indenture Default under any Indenture that has continued for a period of five years without an Actual Disposition Event occurring with respect to the Equipment Notes issued under such Indenture.

“Excess Liquidity Obligations” means, with respect to an Indenture, an amount equal to the sum of (i) the amount of fees payable to the Liquidity Provider under the Liquidity Facility, multiplied by a fraction, the numerator of which is the then outstanding aggregate principal amount of the Series A Equipment Notes issued under such Indenture and the denominator of which is the then outstanding aggregate principal amount of all

Series A Equipment Notes, (ii) interest on any Non-Extension Drawing, Downgrade Drawing or Special Termination Drawing payable under the Liquidity Facility in excess of investment earnings on such drawings, multiplied by the fraction specified in clause (i) above, (iii) if any payment default exists with respect to interest on any Series A Equipment Notes, interest on any Interest Drawing (or portion of any Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing that is used to pay interest on the Class A Certificates) or Final Drawing payable under the Liquidity Facility in excess of the sum of (a) investment earnings from any Final Drawing plus (b) any interest at the past due rate actually payable (whether or not in fact paid) by Southwest on the overdue scheduled interest on the Equipment Notes in respect of which such Interest Drawing (or portion of any Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing that is used to pay interest on the Class A Certificates) or Final Drawing was made by the Liquidity Provider, multiplied by a fraction the numerator of which is the aggregate overdue amounts of interest on the Series A Equipment Notes issued under such Indenture (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes) and the denominator of which is the then aggregate overdue amounts of interest on all Series A Equipment Notes (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes), and (iv) any other amounts owed to the Liquidity Provider by the Subordination Agent as borrower under the Liquidity Facility other than amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clauses (ii) and (iii) above, multiplied by the fraction specified in clause (i) above. The fractions specified in this definition will be revised if Additional Certificates with credit support similar to the Liquidity Facility are issued. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

“Note Target Price” means, for any Equipment Note issued under any Indenture: (i) the aggregate outstanding principal amount of such Equipment Note, plus (ii) the accrued and unpaid interest thereon, together with all other sums owing on or in respect of such Equipment Note (including, without limitation, enforcement costs incurred by the Subordination Agent in respect of such Equipment Note).

The purchase price payable in connection with an exercise of the Equipment Note buyout right shall be paid to the Subordination Agent. The Subordination Agent shall distribute any such payment in the order of priority described in “—Priority of Distributions”.

After one or more Class B Certificateholders, or one or more holders of Additional Certificates, as the case may be, have exercised their Equipment Note buyout right and purchased any Series A Equipment Notes (and, if applicable, Series B Equipment Notes), (i) any proceeds or payments made with respect to such Equipment Notes will be paid directly to the holders of such Equipment Notes pro rata and will not be subject to the subordination provisions of the Intercreditor Agreement (but the holders of such Equipment Notes shall remain bound by the provisions in the Intercreditor Agreement relating to limitations on the exercise of remedies (see “—Limitation on Exercise of Remedies”)) and (ii) if and to the extent the Loan Trustee under the related Indenture receives any amounts with respect to Excess Liquidity Obligations under such Indenture or reimbursement of enforcement costs incurred by the Subordination Agent in respect of such Equipment Notes that, in each case, represent amounts previously paid by such Certificateholders in connection with the purchase of such Equipment Notes, such Loan Trustee shall pay such amounts to the holders of such Equipment Notes pro rata. Any proceeds or payments made with respect to any Series of Equipment Notes issued under the related Indenture that has not been purchased pursuant to the buyout rights described above will continue to be paid to the Subordination Agent and be subject to the subordination provisions of the Intercreditor Agreement.

Each purchasing Certificateholder will have to acknowledge, consent and agree that, notwithstanding the purchase of any Equipment Notes under any Indenture pursuant to the buyout rights described above, the cross-collateralization provisions of such Indenture will remain unchanged and in full force and effect and cannot be amended, modified or otherwise waived in any manner without the prior written consent of the Subordination Agent acting on the instructions of each Trustee.

Any taxes incurred by the relevant Loan Trustee, the Subordination Agent or the relevant Trustee in connection with the sale of any Equipment Note pursuant to the exercise by one or more Certificateholders of the buyout right described above shall be paid by such purchasing Certificateholders.

If Southwest or any of its affiliates is a Certificateholder, it will not be entitled to purchase Equipment Notes upon the occurrence of an Equipment Note Buyout Event.

Limitation on Exercise of Remedies

So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the occurrence of a Southwest Bankruptcy Event, without the consent of each Trustee, no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold in the exercise of remedies under such Indenture, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes.

“Minimum Sale Price” means, with respect to any Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time, the lesser of (1) in the case of the sale of an Aircraft, 75%, or in the case of the sale of related Equipment Notes, 85%, of the Appraised Current Market Value of such Aircraft and (2) the sum of the aggregate Note Target Price of such Equipment Notes and an amount equal to the Excess Liquidity Obligations in respect of the Indenture under which such Equipment Notes were issued.

Following the occurrence and during the continuation of an Indenture Default under any Indenture, in the exercise of remedies pursuant to such Indenture, the Loan Trustee under such Indenture may be directed to lease the Aircraft to any person (including Southwest) so long as the Loan Trustee in doing so acts in a “commercially reasonable” manner within the meaning of Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof).

The foregoing provisions apply whether the exercise of remedies under an Indenture is being directed by the Controlling Party or by the holders of a majority of the outstanding principal amount of Equipment Notes issued under such Indenture.

Following the occurrence of a Southwest Bankruptcy Event and during the pendency thereof, the Controlling Party receives a proposal from or on behalf of Southwest to restructure the financing of any one or more of the Aircraft, the Controlling Party will promptly thereafter give the Subordination Agent and each Trustee notice of the material economic terms and conditions of such restructuring proposal whereupon the Subordination Agent acting on behalf of each Trustee will endeavor using reasonable commercial efforts to make such terms and conditions of such restructuring proposal available to all Certificateholders (whether by posting on DTC’s Internet board or otherwise). Thereafter, neither the Subordination Agent nor any Trustee, whether acting on instructions of the Controlling Party or otherwise, may, without the consent of each Trustee, enter into any term sheet, stipulation or other agreement (whether in the form of an adequate protection stipulation, an extension under Section 1110(b) of the U.S. Bankruptcy Code or otherwise) to effect any such restructuring proposal with or on behalf of Southwest unless and until the material economic terms and conditions of such restructuring proposal shall have been made available to all Certificateholders for a period of not less than 15 calendar days (except that such requirement shall not apply to any such term sheet, stipulation or other agreement that is entered into on or prior to the expiry of the 60-Day Period and that is effective for a period not longer than three months from the expiry of the 60-Day Period).

In the event that any Certificateholder gives irrevocable notice of the exercise of (i) its right to buy out any Equipment Notes (as described in “—Equipment Note Buyout Right of Subordinated Certificateholders”) or (ii) its right to purchase all (but not less than all) of the Class of Certificates represented by the then Controlling Party (as described in “Description of the Certificates—Purchase Rights of Certificateholders”), in either case, prior to the expiry of the 15-day notice period specified above, such Controlling Party may not direct the Subordination Agent or any Trustee to enter into (i) in the case of such Equipment Note buyout, any such restructuring proposal with respect to the Aircraft related to such Equipment Notes, or (ii) in the case of such purchase of Certificates, any such restructuring proposal with respect to any of the Aircraft, in either case, unless and until such Certificateholder fails to purchase such Equipment Notes or Class of Certificates, as applicable, on the date that it is required to make such purchase.

Post Default Appraisals

Upon the occurrence and continuation of an Indenture Default under any Indenture, the Subordination Agent will be required to obtain three desktop appraisals from the appraisers selected by the Controlling Party setting forth the current market value, current lease rate and distressed value (in each case, as defined by the International Society of Transport Aircraft Trading) of the Aircraft subject to such Indenture (each such appraisal, an “Appraisal” and the current market value appraisals being referred to herein as the “Post Default Appraisals”). For so long as any Indenture Default shall be continuing under any Indenture, and without limiting the right of the Controlling Party to request more frequent Appraisals, the Subordination Agent will be required to obtain additional Appraisals on the date that is 364 days from the date of the most recent Appraisal or if a Southwest Bankruptcy Event shall have occurred and is continuing, on the date that is 180 days from the date of the most recent Appraisal. (Intercreditor Agreement, Section 4.1(a)(iv))

“Appraised Current Market Value” of any Aircraft means the lower of the average and the median of the three most recent Post Default Appraisals of such Aircraft.

Priority of Distributions

All payments in respect of the Equipment Notes and certain other payments received on each Regular Distribution Date or Special Distribution Date (each, a “Distribution Date”) will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

•	To (i) the Subordination Agent, any Trustee and the Liquidity Provider to the extent required to pay certain out-of-pocket costs and expenses actually incurred by them (or reasonably expected to be incurred by the Subordination Agent for the period ending on the next succeeding Regular Distribution Date, which shall not exceed $150,000 unless approved in writing by the Controlling Party) or (ii) to reimburse any Certificateholder or the Liquidity Provider in respect of payments made to the Subordination Agent or any Trustee in connection with the protection or realization of the value of the Equipment Notes held by the Subordination Agent or any Collateral under (and as defined in) any Indenture (collectively, the “Administration Expenses”).

•	To the Liquidity Provider (a) to the extent required to pay the Liquidity Expenses or, (b) in the case of a Special Payment on account of the redemption, purchase or prepayment of all of the Equipment Notes (an “Equipment Note Special Payment ”), so long as no Indenture Default has occurred and is continuing under any Indenture, the amount of accrued and unpaid Liquidity Expenses that are not yet due, multiplied by the Applicable Fraction or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Liquidity Provider (i) (a) to the extent required to pay interest accrued on the Liquidity Obligations or, (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay accrued and unpaid interest then in arrears on the Liquidity Obligations plus an amount equal to the amount of accrued and unpaid interest on the Liquidity Obligations not in arrears, multiplied by the Applicable Fraction or, if an Indenture Default has occurred and is continuing, clause (a) will apply and (ii) if a Special Termination Drawing has been made and has not been converted into a Final Drawing, the outstanding amount of such Special Termination Drawing.

•	To (i) the Liquidity Provider to the extent required to pay the outstanding amount of all Liquidity Obligations and (ii) if applicable, unless (in the case of this clause (ii) only) (x) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing or (y) a Final Drawing shall have occurred under the Liquidity Facility, to replenish the Cash Collateral Account up to the Required Amount.

•	To the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable.

•	To the Class A Trustee (a) to the extent required to pay accrued and unpaid interest at the Stated Interest Rate on the Pool Balance of the Class A Certificates or, (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay any such interest that is then due together with (without duplication) accrued and unpaid interest at the Stated Interest Rate on the outstanding principal amount of the Series A Equipment Notes held in the Class A Trust being redeemed, purchased or prepaid or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Class B Trustee (a) to the extent required to pay accrued and unpaid Class B Adjusted Interest on the Class B Certificates or, (b) in the case of an Equipment Note Special Payment, so long as no Indenture

Default has occurred and is continuing under any Indenture, to the extent required to pay any such Class B Adjusted Interest that is then due or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates.

•	To the Class B Trustee (a) to the extent required to pay accrued and unpaid interest at the Stated Interest Rate on the Pool Balance of the Class B Certificates (other than Class B Adjusted Interest paid above) or, (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay any such interest that is then due (other than Class B Adjusted Interest paid above) together with (without duplication) accrued and unpaid interest at the Stated Interest Rate on the outstanding principal amount of the Series B Equipment Notes held in the Class B Trust and being redeemed, purchased or prepaid or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Class B Trustee to the extent required to pay Expected Distributions on the Class B Certificates. (Intercreditor Agreement, Section 3.2)

If one or more Classes of Additional Certificates are issued, the priority of distributions in the Intercreditor Agreement may be revised such that certain obligations relating to the Additional Certificates may rank ahead of certain obligations with respect to the Certificates. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

“Applicable Fraction” means, with respect to any Special Distribution Date, a fraction, the numerator of which shall be the amount of principal of the applicable Series A Equipment Notes being redeemed, purchased or prepaid on such Special Distribution Date, and the denominator of which shall be the aggregate unpaid principal amount of all Series A Equipment Notes outstanding as of such Special Distribution Date. The definition of “Applicable Fraction” will be revised if Additional Certificates are issued. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

“Liquidity Obligations” means the obligations to reimburse or to pay the Liquidity Provider all principal, interest, fees and other amounts owing to it under the Liquidity Facility or certain other agreements.

“Liquidity Expenses” means the Liquidity Obligations other than any interest accrued thereon or the principal amount of any drawing under the Liquidity Facility.

“Expected Distributions” means, with respect to the Certificates of any Trust on any Distribution Date (the “Current Distribution Date”), the difference between:

(A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), and

(B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes other than Performing Equipment Notes (the “Non-Performing Equipment Notes”) held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates.

For purposes of calculating Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions.

“Class B Adjusted Interest” means, as of any Current Distribution Date, (I) any interest of the type described in clause (II) of this definition accruing prior to the immediately preceding Distribution Date which remains unpaid and (II) interest at the Stated Interest Rate for the Class B Certificates (x) for the number of days during the period commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the Issuance Date) and ending on, but excluding, the Current Distribution Date, on the

Preferred B Pool Balance on such Current Distribution Date and (y) on the principal amount calculated pursuant to clauses (B)(i), (ii), (iii) and (iv) of the definition of Preferred B Pool Balance for each Series B Equipment Note with respect to which a disposition, distribution, sale or Deemed Disposition Event has occurred since the immediately preceding Distribution Date (but only if no such event has previously occurred with respect to such Series B Equipment Note), for each day during the period, for each such Series B Equipment Note, commencing on, and including, the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the Issuance Date) and ending on, but excluding the date of disposition, distribution, sale or Deemed Disposition Event with respect to such Series B Equipment Note, Aircraft or Collateral under (and as defined in) the related Indenture, as the case may be.

“Preferred B Pool Balance” means, as of any date, the excess of (A) the Pool Balance of the Class B Certificates as of the immediately preceding Distribution Date (or, if such date is on or before the first Distribution Date, the original aggregate face amount of the Class B Certificates) (after giving effect to payments made on such date) over (B) the sum of (i) the outstanding principal amount of each Series B Equipment Note that remains unpaid as of such date subsequent to the disposition of the Collateral under (and as defined in) the related Indenture and after giving effect to any distributions of the proceeds of such disposition applied under such Indenture to the payment of each such Series B Equipment Note, (ii) the outstanding principal amount of each Series B Equipment Note that remains unpaid as of such date subsequent to the scheduled date of mandatory redemption of such Series B Equipment Note following an Event of Loss with respect to the Aircraft which secured such Series B Equipment Note and after giving effect to the distributions of any proceeds in respect of such Event of Loss applied under such Indenture to the payment of each such Series B Equipment Note, (iii) the excess, if any, of (x) the outstanding amount of principal and interest as of the date of sale of each Series B Equipment Note previously sold over (y) the purchase price received with respect to the sale of such Series B Equipment Note (net of any applicable costs and expenses of sale) and (iv) the outstanding principal amount of any Series B Equipment Note with respect to which a Deemed Disposition Event has occurred; provided, however, that if more than one of the clauses (i), (ii), (iii) and (iv) is applicable to any one Series B Equipment Note, only the amount determined pursuant to the clause that first became applicable shall be counted with respect to such Series B Equipment Note.

“Deemed Disposition Event” means, in respect of any Equipment Note, the continuation of an Indenture Default in respect of such Equipment Note without an Actual Disposition Event occurring in respect of such Equipment Note for a period of five years from the date of the occurrence of such Indenture Default.

“Actual Disposition Event” means, in respect of any Equipment Note, (i) the disposition of the Collateral (as defined in the Indenture pursuant to which such Equipment Note was issued) securing such Equipment Note, (ii) the occurrence of the mandatory redemption date for such Equipment Note following an Event of Loss with respect to the Aircraft which secured such Equipment Note or (iii) the sale of such Equipment Note.

Interest Drawings under the Liquidity Facility and withdrawals from the Cash Collateral Account, in respect of interest on the Class A Certificates will be distributed to the Trustee for the Class A Trust, notwithstanding the priority of distributions set forth in the Intercreditor Agreement and otherwise described herein. All amounts on deposit in the Cash Collateral Account that are in excess of the Required Amount will be paid to the Liquidity Provider.

Voting of Equipment Notes

In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for its consent to any amendment, supplement, modification, consent or waiver under such Equipment Note or the related Indenture (or, if applicable, the related Participation Agreement or other related document), (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request directions from the Trustee of the Trust that holds such Equipment Note and shall vote or consent in accordance with such directions and (ii) if any Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification, consent or waiver shall, without the consent of the Liquidity Provider and each affected Certificateholder, reduce the amount of principal or interest payable by Southwest under any Equipment Note or change the time of payments or method of calculation of any amount under any Equipment Note. (Intercreditor Agreement, Section 9.1(b))

List of Certificateholders

Upon the occurrence of an Indenture Default, the Subordination Agent shall instruct the Trustees to, and the Trustees shall, request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all the parties reflected on DTC’s books as holding interests in the Certificates. (Intercreditor Agreement, Section 5.1(c)).

Reports

Promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of Southwest to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Subordination Agent will provide to the Trustee, the Liquidity Provider, the Rating Agencies and Southwest a statement setting forth the following information:

•	After a Southwest Bankruptcy Event, with respect to each Aircraft, whether such Aircraft is (i) subject to the 60-Day Period, (ii) subject to an election by Southwest under Section 1110(a) of the U.S. Bankruptcy Code, (iii) covered by an agreement contemplated by Section 1110(b) of the U.S. Bankruptcy Code or (iv) not subject to any of (i), (ii) or (iii).

•	To the best of the Subordination Agent’s knowledge, after requesting such information from Southwest, (i) whether the Aircraft are currently in service or parked in storage, (ii) the maintenance status of the Aircraft and (iii) location of the Engines (as defined in the Indentures). Southwest has agreed to provide such information upon request of the Subordination Agent, but no more frequently than every three months with respect to each Aircraft so long as it is subject to the lien of an Indenture.

•	The current Pool Balances of the Certificates, the Preferred B Pool Balance and outstanding principal amount of all Equipment Notes for all Aircraft.

•	The expected amount of interest which will have accrued on the Equipment Notes and on the Certificates as of the next Regular Distribution Date.

•	The amounts paid to each person on such Distribution Date pursuant to the Intercreditor Agreement.

•	Details of the amounts paid on such Distribution Date identified by reference to the relevant provision of the Intercreditor Agreement and the source of payment (by Aircraft and party).

•	If the Subordination Agent has made a Final Drawing under the Liquidity Facility.

•	The amounts currently owed to the Liquidity Provider.

•	The amounts drawn under the Liquidity Facility.

•	After a Southwest Bankruptcy Event, any operational reports filed by Southwest with the bankruptcy court which are available to the Subordination Agent on a non-confidential basis.

(Intercreditor Agreement, Section 5.1(d))

The Subordination Agent

Wilmington Trust Company will be the Subordination Agent under the Intercreditor Agreement. Southwest and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent’s address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance of the appointment by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

The Aircraft

The aircraft to be mortgaged as security for the Equipment Notes consist of 16 Boeing 737-700 aircraft (collectively, the “Aircraft”). Southwest has taken delivery of, owns and currently operates, each of the Aircraft. The Aircraft have been designed to be in compliance with Stage 3 noise level standards, which are the most restrictive regulatory standards currently in effect in the United States for aircraft noise abatement.

Boeing 737-700 Aircraft

The Boeing 737-700 is a single-aisle commercial jet aircraft with a seating capacity, in Southwest’s single-class configuration, of 137 passengers. The engine type utilized on Southwest’s 737-700 aircraft is the CFM International, Inc. CFM56-7B. All of the Aircraft are equipped with winglets.

Age of Aircraft

The Aircraft were new when delivered to Southwest from The Boeing Company (“Boeing”) and consist of four aircraft delivered in 2006 and 12 aircraft delivered in 2007.

The Appraisals

The table below sets forth the appraised values of the Aircraft, as determined by Aircraft Information Services, Inc. (“AISI”), BACK Aviation Solutions (“BACK”) and BK Associates, Inc. (“BK”) (collectively the “Appraisers”).

	Registration	Manufacturer’s	Delivery	Appraiser’s Valuations			Appraised
Aircraft Type	Number	Serial Number	Date	AISI	BACK	BK	Base Value(1)

Boeing 737-700	N259WN	35554	11/1/2006	$40,800,000	$38,580,000	$37,550,000	$38,580,000
Boeing 737-700	N260WN	32518	11/22/2006	40,890,000	38,610,000	37,550,000	38,610,000
Boeing 737-700	N261WN	32517	12/14/2006	40,960,000	38,900,000	37,550,000	38,900,000
Boeing 737-700	N262WN	32519	12/21/2006	41,010,000	38,920,000	37,550,000	38,920,000
Boeing 737-700	N263WN	32520	1/17/2007	43,750,000	39,220,000	37,900,000	39,220,000
Boeing 737-700	N264LV	32521	1/24/2007	43,770,000	39,230,000	37,900,000	39,230,000
Boeing 737-700	N265WN	32522	2/6/2007	43,810,000	39,510,000	37,900,000	39,510,000
Boeing 737-700	N267WN	32525	2/26/2007	43,910,000	39,600,000	37,900,000	39,600,000
Boeing 737-700	N268WN	32524	3/5/2007	43,930,000	39,810,000	38,200,000	39,810,000
Boeing 737-700	N269WN	32526	3/13/2007	43,950,000	39,820,000	38,200,000	39,820,000
Boeing 737-700	N272WN	32527	3/29/2007	44,050,000	39,850,000	38,200,000	39,850,000
Boeing 737-700	N274WN	32529	4/23/2007	44,170,000	40,150,000	38,200,000	40,150,000
Boeing 737-700	N275WN	36153	5/3/2007	44,190,000	40,420,000	38,200,000	40,420,000
Boeing 737-700	N276WN	32530	5/14/2007	44,240,000	40,450,000	38,200,000	40,450,000
Boeing 737-700	N277WN	32531	5/24/2007	44,310,000	40,460,000	38,200,000	40,460,000
Boeing 737-700	N278WN	36441	5/31/2007	44,320,000	40,470,000	38,200,000	40,470,000

				$692,060,000	$634,000,000	$607,400,000	$634,000,000

(1)	The appraised value of each Aircraft for purposes of this Offering is the lesser of the average and median values of such Aircraft as appraised by the Appraisers.

For purposes of the foregoing chart, AISI, BACK and BK each was asked to provide its opinion as to the appraised value of each Aircraft and such opinions were furnished setting forth the value of each Aircraft as of June 25, 2007, July 16, 2007 and July 16, 2007, respectively. As part of this process, all three Appraisers performed “desk top” appraisals without any physical inspection of the Aircraft. The appraisals are based on various assumptions and methodologies, which vary among the appraisals. The Appraisers have delivered letters summarizing their respective appraisals, copies of which are annexed to this Prospectus Supplement as Appendix II. For a discussion of the assumptions and methodologies used in each of the appraisals, reference is hereby made to such summaries.

An appraisal is only an estimate of value. It is not indicative of the price at which an Aircraft may be purchased from the manufacturer. Nor should it be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the Equipment Notes and the Aircraft pursuant to the applicable Indenture would equal the appraised value of such Aircraft or be sufficient to satisfy in full payments due on such Equipment Notes or the Certificates.

DESCRIPTION OF THE EQUIPMENT NOTES

The following summary describes the material terms of the Equipment Notes. The summary makes use of terms defined in, and is qualified in its entirety by reference to all of the provisions of, the Equipment Notes, the Indentures and the Participation Agreements, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Southwest with the Commission. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Indenture and the Participation Agreement that may be applicable to each Aircraft.

General

Under the terms of the Participation Agreement for each Aircraft between Southwest and Wilmington Trust Company, as Indenture Trustee, Subordination Agent and Trustee for each Trust (each, a “Participation Agreement”), subject to certain customary conditions precedent, each Trustee will purchase from Southwest the Equipment Notes to be issued under the Indenture related to that Aircraft. Equipment Notes will be issued in two series with respect to each Aircraft (the “Series A Equipment Notes” and the “Series B Equipment Notes” (collectively, the “Equipment Notes”)). Southwest may elect to issue one or more series of Additional Equipment Notes with respect to an Aircraft at any time or from time to time, which will be funded from sources other than this Offering. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”. The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture between Southwest and Wilmington Trust Company, as indenture trustee thereunder (each, a “Loan Trustee”). The Indentures will not provide for defeasance, or discharge upon deposit of cash or certain obligations of the United States, notwithstanding the description of defeasance in the Prospectus.

Southwest’s obligations under the Equipment Notes will be general obligations of Southwest.

Subordination

The Indentures provide for the following subordination provisions applicable to the Equipment Notes:

•	Series A Equipment Notes issued in respect of an Aircraft will rank senior in right of payment to other Equipment Notes issued in respect of such Aircraft.

•	Series B Equipment Notes issued in respect of an Aircraft will rank junior in right of payment to the Series A Equipment Notes issued in respect of such Aircraft.

If Southwest elects to issue Additional Equipment Notes with respect to an Aircraft, they will be subordinated in right of payment to the Series A and Series B Equipment Notes issued with respect to such Aircraft. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”.

Principal and Interest Payments

Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth on the cover page of this Prospectus Supplement with respect to Certificates issued by such Trust until the final expected Regular Distribution Date for such Trust. Subject to the provisions of the Intercreditor Agreement, principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth in Appendix III to this Prospectus Supplement until the final expected Regular Distribution Date for such Trust.

Interest will be payable on the unpaid principal amount of each Equipment Note at the rate applicable to such Equipment Note on February 1 and August 1 of each year, commencing on the February 1, 2008. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

Scheduled principal payments on the Series A and Series B Equipment Notes will be made on February 1 and August 1 in certain years, commencing on February 1, 2008. See “Description of the Certificates—Pool Factors” for a discussion of the scheduled payments of principal of the Equipment Notes and possible revisions thereto. The “Final Maturity Date” for the Class A Certificates is February 1, 2024 and for Class B Certificates is August 1, 2022.

If any date scheduled for a payment of principal, premium (if any) or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day, without any additional interest.

Redemption

If an Event of Loss occurs with respect to an Aircraft and such Aircraft is not replaced by Southwest under the related Indenture, the Equipment Notes issued with respect to such Aircraft will be redeemed, in whole, in each case at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without premium, on a Special Distribution Date. (Indentures, Section 2.10)

All of the Equipment Notes issued with respect to an Aircraft may be redeemed prior to maturity at any time, at the option of Southwest. Southwest may also elect to redeem (i) the Series B Equipment Notes with respect to all Aircraft in connection with a refinancing of such Series or (ii) the Series B Equipment Notes with respect to all (but not less than all) Aircraft without issuing any new equipment notes; provided, that, in the case of a redemption described in the preceding clause (ii) the Series B Equipment Notes may be so redeemed only if the Rating Agencies have provided a confirmation that such redemption will not result in a withdrawal, suspension or downgrading of the ratings on any Class of Certificates then rated by the Rating Agencies that will remain outstanding. The redemption price in the case of any optional redemption of Equipment Notes will be equal to the aggregate unpaid principal amount thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. (Indentures, Section 2.11)

“Make-Whole Premium” means, with respect to any Equipment Note, an amount (as determined by an independent investment bank of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each payment date under the applicable Indenture (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus the applicable Make-Whole Spread over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination. The “Make-Whole Spread” applicable to each Series of Equipment Notes is set forth below:

Make-Whole
Spread

Series A Equipment Notes	0.30%
Series B Equipment Notes	0.40%

For purposes of determining the Make-Whole Premium, “Treasury Yield” means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium shall be the third Business Day prior to the applicable payment or redemption date and the “most recent H.15(519)” means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

“Average Life Date” for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. “Remaining Weighted Average Life” on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

Security

Aircraft

The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and each of the other Aircraft for which Equipment Notes are outstanding and an assignment to the Loan Trustee of certain of Southwest’s rights under its purchase agreements with Boeing and the Aircraft engine manufacturer. Any cash collateral held as a result of the cross-collateralization of the Equipment Notes would not be entitled to the benefits of Section 1110.

Since the Equipment Notes are cross-collateralized, any proceeds from the sale of an Aircraft securing Equipment Notes or other exercise of remedies under an Indenture with respect to such Aircraft will (subject to the provisions of the U.S. Bankruptcy Code) be available for application to shortfalls with respect to obligations due under the other Equipment Notes at the time such proceeds are received. In the absence of any such shortfall, excess proceeds will be held as additional collateral by the Loan Trustee under such Indenture for such other Equipment Notes.

The only cross-default in the Indentures is if (x) all amounts owing under any Equipment Note issued under another Indenture are not paid in full on or before the Final Payment Date, and (y) any such failure shall continue unremedied for a period of twenty (20) Business Days thereafter. Therefore, prior to the triggering of the cross-default, if the Equipment Notes issued under one or more Indentures are in default and the Equipment Notes issued under the remaining Indentures are not in default, no remedies will be exercisable under such remaining Indentures. So long as no Related Payment Default or an Indenture Default under any other Indenture has occurred and is continuing, if (x) Southwest exercises its right to redeem all the Equipment Notes under an Indenture or (y) in any other circumstances, all the Equipment Notes under an Indenture are paid in full, the Aircraft subject to the lien of such Indenture would be released. “Related Payment Default” means, with respect to an Indenture, the failure by Southwest to pay (i) any amount of principal of or interest on any Equipment Note issued under any other related Indenture when due or (ii) any obligation(s) secured by any other Indenture (other than principal or interest on the Equipment Notes) in excess, either individually or in the aggregate, of $25,000 under any such Indenture when due. Once the lien on an Aircraft is released, that Aircraft will no longer secure the amounts owing under the other Indentures. In addition, if an Equipment Note ceases to be held by the Subordination Agent (as a result of sale upon the exercise of remedies, the exercise by Certificateholders of their right to buy Equipment Notes or otherwise), it ceases to be entitled to the benefits of cross-collateralization. After any exercise by Certificateholders of their right to buy Equipment Notes under any Indenture, the remaining Equipment Notes issued under such Indenture that continue to be held by the Subordination Agent will continue to be entitled to the benefits of cross-collateralization.

The tables in Appendix III show the loan to Aircraft value ratios for the Equipment Notes issued for each Aircraft as of the Issuance Date and each Regular Distribution Date. The LTVs for each Aircraft were obtained by dividing (i) the outstanding balance (assuming no payment default) of the related Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the assumed value (the “Assumed Aircraft Value”) of the Aircraft securing such Equipment Notes. The tables assume that (i) no prepayments of interest or principal on the Equipment Notes will occur and (ii) no payment default shall have occurred and be continuing with respect to the Equipment Notes.

The tables in Appendix III are based on the assumption that the base value of each Aircraft set forth opposite the initial Regular Distribution Date included in the table depreciates by approximately 3% of the initial appraised base value each year for the first 15 years after the year of delivery of the Aircraft by the manufacturer and by approximately 4% each year after that. Other rates or methods of depreciation would result in materially different loan to aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

Cash

Cash, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an Event of Loss to such Aircraft, will be invested and reinvested by such Loan Trustee, at the direction of Southwest, in investments described in the related Indenture. (Indentures, Section 6.06)

Limitation of Liability

Except as otherwise provided in the Indentures, each Loan Trustee, in its individual capacity, will not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except, among other things, for its own willful misconduct or gross negligence. (Indentures, Section 7.01)

Indenture Defaults, Notice and Waiver

Indenture Defaults under each Indenture will include:

•	The failure by Southwest to pay any amount, when due, under such Indenture or under any Equipment Note issued thereunder that continues for more than ten Business Days, in the case of principal, interest or Make-Whole Premium.

•	Any representation or warranty made by Southwest in such Indenture, the related Participation Agreement or certain related documents furnished to the Loan Trustee or any holder of an Equipment Note pursuant thereto being false or incorrect in any material respect when made that continues to be material and adverse to the interests of the Loan Trustee or registered holders of Equipment Notes (“Note Holders”) and remains unremedied after notice and specified cure periods.

•	Failure by Southwest to perform or observe any covenant or obligation for the benefit of the Loan Trustee or holders of Equipment Notes under such Indenture or certain related documents that continues after notice and specified cure periods.

•	The lapse or cancellation of insurance required under such Indenture.

•	The occurrence of certain events of bankruptcy, reorganization or insolvency of Southwest (without giving effect to any applicable grace period, a “Bankruptcy Default”).

•	The failure by Southwest to pay any amounts secured by any other Indenture that are due and payable on or before the Final Payment Date, and the continuance of such failure for twenty (20) Business Days. (Indentures, Section 5.01)

The only cross-default provision in the Indentures is an event of default under each Indenture which occurs if (x) any amounts secured by any other Indenture that are due and payable on or before the Final Payment Date are not paid in full on or before such date, and (y) any such failure shall continue unremedied for a period of twenty (20) Business Days thereafter. Consequently, prior to the triggering of the cross-default, events resulting in an Indenture Default under any particular Indenture may or may not result in an Indenture Default under any other Indenture. Until the triggering of the cross-default, if the Equipment Notes issued with respect to one or more Aircraft are in default and the Equipment Notes issued with respect to the remaining Aircraft are not in default, no remedies will be exercisable under the Indentures with respect to the remaining Aircraft.

The holders of a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all the holders waive any existing default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of, or premium or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes. (Indentures, Section 5.06) See “Description of the Intercreditor Agreement—Voting of Equipment Notes” regarding the persons entitled to direct the vote of Equipment Notes.

Remedies

If an Indenture Default (other than a Bankruptcy Default) occurs and is continuing under an Indenture, the related Loan Trustee or the holders of a majority in principal amount of the Equipment Notes outstanding under such Indenture may declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon. If a Bankruptcy Default occurs, such amounts shall be due and payable without any declaration or other act on the part of the related Loan Trustee or holders of Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding under an Indenture may rescind any declaration of acceleration of such Equipment Notes at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the related Loan Trustee an amount sufficient to pay all principal, interest and premium, if any, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Defaults and incipient Indenture Defaults with respect to any covenant or provision of such Indenture have been cured. (Indentures, Section 5.02(b))

Each Indenture provides that if an Indenture Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law.

Until the triggering of the cross-default described in “—Indenture Defaults, Notice and Waiver,” if the Equipment Notes issued in respect of one Aircraft are in default, the Equipment Notes issued in respect of the other Aircraft may not be in default, and, if not, no remedies will be exercisable under the applicable Indentures with respect to such other Aircraft.

In the case of Chapter 11 bankruptcy proceedings in which an air carrier is a debtor, Section 1110 of the U.S. Bankruptcy Code (“Section 1110”) provides special rights to holders of security interests with respect to “equipment” (defined as described below). Under Section 1110, the right of such holders to take possession of such equipment in compliance with the provisions of a security agreement is not affected by any provision of the U.S. Bankruptcy Code or any power of the bankruptcy court. Such right to take possession may not be exercised for 60 days following the date of commencement of the reorganization proceedings. Thereafter, such right to take possession may be exercised during such proceedings unless, within the 60-day period or any longer period consented to by the relevant parties, the debtor agrees to perform its future obligations and cures all existing and future defaults on a timely basis. Defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor need not be cured.

“Equipment” is defined in Section 1110, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that, at the time such transaction is entered into, holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. Rights under Section 1110 are subject to certain limitations in the case of equipment first placed in service on or prior to October 22, 1994.

It is a condition to the Trustees’ obligation to purchase Equipment Notes with respect to each Aircraft that outside counsel to Southwest, Vinson & Elkins L.L.P., provide its opinion to the Trustees that the Loan Trustee will be entitled to the benefits of Section 1110 with respect to the airframe and engines comprising such Aircraft, assuming that, at the time of such transaction, Southwest holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Loan Trustee’s exercise of rights contained in the Indenture, see “—Indenture Defaults, Notice and Waiver”.

The opinion of Vinson & Elkins L.L.P. will not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee will be entitled to Section 1110 benefits with respect to such replacement unless there is a change in law or court interpretation that results in Section 1110 not being available. See “—Certain Provisions of the Indentures—Events of Loss”. The opinion of Vinson & Elkins L.L.P. will also not address the availability of Section 1110 with respect to any possible lessee of an Aircraft if it is leased by Southwest.

If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.03)

Modification of Indentures

Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and the related Participation Agreement may not be amended or modified, except to the extent indicated below.

Without the consent of the Liquidity Provider and the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may among other things (a) reduce the principal amount of, or premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal, premium, if any, or interest is due and payable, (b) permit the creation of any security interest with respect to the property subject to the lien of such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the benefit of the lien of such Indenture upon the property subject thereto or (c) modify the percentage of holders of Equipment Notes issued under such Indenture required to take or approve any action under such Indenture. (Indentures, Section 10.01(a))

Any Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder, or make any change not inconsistent with the Indenture (provided that such change does not adversely affect the interests of any such holder) or provide for the re-issuance thereunder of Series B Equipment Notes or the issuance or re-issuance thereunder of one or more additional series of equipment notes (and the issuance or re-issuance of equipment notes of the same designation under other Indentures) and any related credit support arrangements. See “Possible Issuance of Additional Certificates and Refinancing of Certificates”. (Indentures, Section 10.01(b))

Indemnification

Southwest will be required to indemnify each Loan Trustee, the Liquidity Provider, the Subordination Agent, and each Trustee, but not the holders of Certificates, for certain losses, claims and other matters. (Participation Agreements, Section 8.1)

Certain Provisions of the Indentures

Maintenance

Southwest is obligated under each Indenture, among other things and at its expense, to keep each Aircraft duly registered and insured, and to maintain, service, repair and overhaul the Aircraft so as to keep it in as good an operating condition as when delivered to Southwest, ordinary wear and tear excepted, and in such condition as required to maintain the airworthiness certificate for the Aircraft in good standing at all times. (Indentures, Section 4.02)

Possession, Lease and Transfer

Each Aircraft may be operated by Southwest or, subject to certain restrictions, by certain other persons. Normal interchange agreements with respect to the Airframe and normal interchange, pooling and borrowing agreements with respect to any Engine, in each case customary in the commercial airline industry, are permitted. Leases are also permitted to U.S. air carriers and foreign air carriers that have their principal executive office in certain specified countries, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize the Loan Trustee’s security interest in respect of the applicable Aircraft. In addition, a lessee may not be subject to insolvency or similar proceedings at the commencement of such lease. (Indentures, Section 4.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the “Convention”) or the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol (the “Cape Town Treaty”).

It is uncertain to what extent the relevant Loan Trustee’s security interest would be recognized if an Aircraft is registered or located in a jurisdiction not a party to the Convention or the Cape Town Treaty. Moreover, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

Registration

Southwest is required to keep each Aircraft duly registered under the Transportation Code with the FAA and to record each Indenture and certain other documents under the Transportation Code. In addition, Southwest is required to register the “international interests” created pursuant to the Indenture under the Cape Town Treaty. (Indentures, Section 4.02(e)) Such recordation of the Indenture and certain other documents with respect to each Aircraft will give the relevant Loan Trustee a first-priority, perfected security interest in such Aircraft under U.S. law. If such Aircraft is located outside the United States, under U.S. law the effect of such perfection and the priority of such security interest will be governed by the law of the jurisdiction where such Aircraft is located. The Convention provides that such security interest will be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention. The Cape Town Treaty provides that a registered “international interest” has priority over a subsequently registered interest and over an unregistered interest for purposes of the law of those jurisdictions that have ratified the Cape Town Treaty. There are many jurisdictions in the world that have not ratified either the Convention or the Cape Town Treaty, and the Aircraft may be located in any such jurisdiction from time to time.

So long as no Indenture Default exists, Southwest has the right to register any Aircraft in a country other than the United States at its own expense in connection with a permitted lease of the Aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the related Participation Agreement. These conditions include a requirement that an opinion of counsel be provided that the lien of the applicable Indenture will continue as a first priority security interest in the applicable Aircraft. (Indentures, Section 4.02(e); Participation Agreement, Section 6.4.5)

Liens

Southwest is required to maintain each Aircraft free of any liens, other than the rights of the relevant Loan Trustee, the holders of the related Equipment Notes and Southwest arising under the applicable Indenture or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet delinquent or being contested in good faith by appropriate proceedings; (ii) materialmen’s, mechanics’ and other similar liens arising in the ordinary course of business and securing obligations that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed within 60 days after expiration of such stay; (iv) salvage or similar rights of insurers under policies required to be maintained by Southwest under each Indenture; and (v) any other lien as to which Southwest has provided a bond or other security adequate in the reasonable opinion of the Loan Trustee; provided that in the case of each of the liens described in the foregoing clauses (i), (ii) and (iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or the interest of the Loan Trustee therein or impair the lien of the relevant Indenture. (Indentures, Section 4.01)

Replacement of Parts; Alterations

Southwest is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any Aircraft and that may become lost, damaged beyond repair, worn out, stolen, seized, confiscated or rendered permanently unfit for use. Southwest or any permitted lessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each Aircraft as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not materially diminish the fair market value, utility or useful life of the related Aircraft or Engine or invalidate the Aircraft’s airworthiness certificate. (Indentures, Section 4.04(d))

Insurance

Southwest is required to maintain, at its expense (or at the expense of a permitted lessee), all-risk aircraft hull insurance covering each Aircraft, at all times in an amount not less than the unpaid principal amount of the Equipment Notes relating to such Aircraft together with six months of interest accrued thereon (the “Debt Balance”). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Equipment Notes. In the event of a loss involving insurance proceeds in excess of $6,000,000 per occurrence in respect of any Aircraft, such proceeds up to the Debt Balance of the relevant Aircraft will be payable to the applicable Loan Trustee, for so long as the relevant Indenture shall be in effect. In the event of a loss involving insurance proceeds of up to $6,000,000 per occurrence in respect of any Aircraft, such proceeds will be payable directly to Southwest so long as no Indenture Default exists under the related Indenture. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Indentures, Section 4.06 and Annex B)

In addition, Southwest is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee), including, without limitation, passenger liability, baggage liability, cargo and mail liability, hangarkeeper’s liability and contractual liability insurance with respect to each Aircraft. Such liability insurance must be underwritten by insurers of nationally or internationally recognized responsibility. The amount of such liability insurance coverage per occurrence may not be less than the amount of comprehensive airline liability insurance from time to time applicable to aircraft owned or leased and operated by Southwest of the same type and operating on similar routes as such Aircraft. (Indentures, Section 4.06 and Annex B)

Southwest is also required to maintain war-risk, hijacking or allied perils insurance if it (or any permitted lessee) operates any Aircraft, Airframe or Engine in any area of recognized hostilities or if Southwest (or any permitted lessee) maintains such insurance with respect to other aircraft operated on the same international routes or areas on or in which the Aircraft is operated. (Indentures, Section 4.06 and Annex B)

Southwest may self-insure with respect to the Aircraft to the same extent as it does with respect to, or maintain policies with deductibles or premium adjustment provisions consistent with similar provisions applicable to, other comparable aircraft operated by Southwest; provided, however, that if at any time Southwest’s unsecured senior long-term debt securities are not rated “Investment Grade”, such self-insurance shall in no case be in amounts greater than that amount of self-insurance carried by airlines similarly situated with Southwest and operating aircraft similar to the Aircraft on similar routes; and provided further that, in the case of public liability insurance, such self-insurance shall in no event exceed $50,000,000. The term “Investment Grade” means a rating of “Baa3” or higher from Moody’s or a rating from any other nationally recognized bond rating service equivalent to or better than such a rating.

In respect of each Aircraft, Southwest is required to name as additional insured parties the Loan Trustees, the holders of the Equipment Notes and the Liquidity Provider under all liability, hull and property and war risk, hijacking and allied perils insurance policies required with respect to such Aircraft. In addition, the insurance policies will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not be invalidated or impaired by any act or omission of Southwest, any permitted lessee or any other person. (Indentures, Section 4.06 and Annex B)

Events of Loss

If an Event of Loss occurs with respect to the Airframe or the Airframe and Engines of an Aircraft, Southwest must elect within 45 days after such occurrence either to make payment with respect to such Event of Loss or to replace such Airframe and any such Engines. Not later than the first Business Day following the earlier of (i) the 120th day following the date of occurrence of such Event of Loss, and (ii) the fourth Business Day following the receipt of the insurance proceeds in respect of such Event of Loss, Southwest must either (i) pay to the Loan Trustee the outstanding principal amount of the Equipment Notes, together with certain additional amounts, but, in any case, without any Make-Whole Premium or (ii) substitute an airframe (or airframe and one or more engines, as the case may be) for the Airframe, or Airframe and Engine(s), that suffered such Event of Loss. (Indentures, Sections 2.10 and 4.05(a))

If Southwest elects to replace an Airframe (or Airframe and one or more Engines, as the case may be) that suffered such Event of Loss, it shall subject such an airframe (or airframe and one or more engines) to the lien of the Indenture, and such replacement airframe or airframe and engines must be the same model as the Airframe or Airframe and Engines to be replaced or an improved model, with a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to the Airframe or Airframe and Engines to be replaced, assuming that such Airframe or Airframe and Engines had been maintained in accordance with the related Indenture. Southwest is also required to provide to the relevant Loan Trustee reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code and (ii) such Loan Trustee will be entitled to receive the benefits of Section 1110 with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Indentures, Section 4.05(c))

If Southwest elects not to replace such Airframe, or Airframe and Engine(s), then upon payment of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft, together with all additional amounts then due and unpaid with respect to such Aircraft, which must be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal amount under such Equipment Notes together with accrued but unpaid interest thereon and all other amounts due and owing in respect of such Equipment Notes, the lien of the Indenture shall terminate with respect to such Aircraft and the obligation of Southwest thereafter to make interest and principal payments with respect thereto shall cease. The payments made under the Indenture by Southwest shall be deposited with the applicable Loan Trustee. Amounts in excess of the amounts due and owing under the Equipment Notes issued with respect to such Aircraft will be distributed by such Loan Trustee to Southwest. (Indentures, Sections 2.10, 3.02 and 4.05(a)(ii))

If an Event of Loss occurs with respect to an Engine alone, Southwest will be required to replace such Engine within 60 days after the occurrence of such Event of Loss with another engine, free and clear of all liens (other than certain permitted liens). Such replacement engine shall be the same model as the Engine to be replaced, or an improved model, suitable for installation and use on the Airframe, and having a value, utility and remaining useful life (without regard to hours or cycles remaining until overhaul) at least equal to the Engine to be replaced, assuming that such Engine had been maintained in accordance with the relevant Indenture. (Indentures, Sections 4.04(e) and 4.05)

An “Event of Loss” with respect to an Aircraft, Airframe or any Engine means any of the following events with respect to such property:

•	The destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use.

•	The actual or constructive total loss of such property or any damage to such property or requisition of title or use of such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss.

•	Any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more.

•	Any seizure, condemnation, confiscation, taking or requisition of title to such property by any governmental entity or purported governmental entity (other than a Permitted Government Entity, as defined in the Indentures) for a period exceeding 12 consecutive months.

•	As a result of any law, rule, regulation, order or other action by the FAA or any governmental entity, the use of such property in the normal course of Southwest’s business of passenger air transportation is prohibited for 18 consecutive months, unless Southwest, prior to the expiration of such 18-month period, shall have undertaken and shall be diligently carrying forward steps which are necessary or desirable to permit the normal use of such property by Southwest, but in any event if such use shall have been prohibited for a period of three consecutive years.

•	With respect to any Engine, any divestiture of title to such Engine in connection with pooling or certain other arrangements shall be treated as an Event of Loss. (Indentures, Annex A)

POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES AND
REFINANCING OF CERTIFICATES

Issuance of Additional Certificates

Southwest may elect to issue one or more additional series of equipment notes (the “Additional Equipment Notes”) at any time and from time to time after the Issuance Date with respect to any Aircraft, which will be funded from sources other than this offering (the “Offering”) but will be issued under the same Indenture as the Equipment Notes for such Aircraft. Any Additional Equipment Note issued under an Indenture will be subordinated in right of payment to Series A Equipment Notes and Series B Equipment Notes issued under such Indenture. Southwest will fund the sale of any Additional Equipment Notes through the sale of Pass Through Certificates (the “Additional Certificates”) issued by one or more Southwest Airlines Pass Through Trusts (each, an “Additional Trust”).

The Trustee of each Additional Trust will become a party to the Intercreditor Agreement, and the Intercreditor Agreement will be amended by written agreement of Southwest and the Subordination Agent to provide for the subordination of the Additional Certificates to the Administration Expenses, the Liquidity Obligations, the Class A Certificates and the Class B Certificates. The priority of distributions under the Intercreditor Agreement may be revised, however, with respect to each class of Additional Certificates to provide for distribution of “Adjusted Interest” with respect to each such class of Additional Certificates (calculated in a manner substantially similar to the calculation of Class B Adjusted Interest) after Class B Adjusted Interest, but before Expected Distributions on the Class A Certificates.

Any such issuance of Additional Equipment Notes and Additional Certificates, and any such amendment of the Intercreditor Agreement (and any amendment of an Indenture in connection with such issuance) is contingent upon each Rating Agency providing written confirmation that such actions will not result in a withdrawal, suspension, or downgrading of the rating of any Class of Certificates.

Refinancing of Certificates

Southwest may elect to redeem and re-issue Series B Equipment Notes (or any series of Additional Equipment Notes) then outstanding (any such re-issued Equipment Notes, the “Refinancing Equipment Notes”) in respect of all (but not less than all) of the Aircraft. In such case, Southwest will fund the sale of such Refinancing Equipment Notes through the sale of Pass Through Certificates (the “Refinancing Certificates”) issued by one or more Southwest Airlines Pass Through Trusts (each, a “Refinancing Trust”). The Trustee of each Refinancing Trust will become a party to the Intercreditor Agreement, and the Intercreditor Agreement will be amended by written agreement of Southwest and the Subordination Agent to provide for the subordination of the Refinancing Certificates to the Administration Expenses, the Liquidity Obligations, the Class A Certificates and, if applicable, the Class B Certificates in the same manner that the corresponding class of refinanced Certificates was subordinated. Such issuance of Refinancing Equipment Notes and Refinancing Certificates, and any such amendment of the Intercreditor Agreement (and any amendment of an Indenture in connection with such re-issuance) is contingent upon each Rating Agency providing written confirmation that such actions will not result in a withdrawal, suspension, or downgrading of the rating of any Class of Certificates that remains outstanding.

Additional Liquidity Facilities

The Additional Certificates and Refinancing Certificates may have the benefit of credit support similar to the Liquidity Facility and claims for fees, interest, expenses, reimbursement of advances and other obligations arising from such credit support may rank equally with similar claims in respect of the Liquidity Facility, so long as the prior written consent of the Liquidity Provider shall have been obtained and each Rating Agency shall have provided written confirmation that such actions will not result in a withdrawal, suspension, or downgrading of the rating of any Class of Certificates.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary describes certain U.S. federal income tax considerations to Certificateholders of the purchase, ownership and disposition of the Certificates and in the opinion of Vinson & Elkins L.L.P., special tax counsel to Southwest (“Tax Counsel”), is accurate in all material respects with respect to the matters discussed therein. This summary supplements (and, to the extent inconsistent therewith, replaces) the summary of U.S. federal income tax consequences set forth in the Prospectus. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates who are individual citizens or residents of the United States, corporations created or organized in or under the laws of the United States or any state therein or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of its source, or trusts that meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust (“U.S. Persons”) that will hold the Certificates as capital assets (“U.S. Certificateholders”). This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, partnerships, holders subject to the mark-to-market rules, tax-exempt entities, holders that will hold Certificates as part of a straddle with other investments or as part of a “synthetic security” or other integrated investment (including a “conversion transaction”) or holders that have a “functional currency” other than the U.S. Dollar, nor, except as otherwise specified, does it address the tax treatment of U.S. Certificateholders that do not acquire Certificates at the public offering price as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States.

The summary is based upon the tax laws and practice of the United States as in effect on the date of this Prospectus Supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the tax consequences described below, and we cannot assure you that the IRS will not take contrary positions. The Trusts are not indemnified for any U.S. federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. Prospective investors should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the Certificates.

Tax Status of the Trusts

In the opinion of Tax Counsel, while there is no authority addressing the characterization of entities that are similar to the Trusts in all material respects, each of the Trusts will be classified as a grantor trust for U.S. federal income tax purposes. The Trusts, however, are not indemnified for any U.S. federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. The discussion below assumes that the Trusts will be classified as grantor trusts and that each Trust will file a U.S. federal income tax return and report to Certificateholders on the basis that is a grantor trust.

Taxation of Certificateholders Generally

Trusts Classified as Grantor Trusts

A U.S. Certificateholder will be treated as owning its pro rata undivided interest in each of the Equipment Notes held by the Trust and any other property held by the Trust. Accordingly, each U.S. Certificateholder’s share of interest paid on Equipment Notes will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder’s method of accounting for U.S. federal income tax purposes. A U.S. Certificateholder using the cash method of accounting must take into account its pro rata share of income as and when received by the Trustee of the relevant Trust. A U.S. Certificateholder using the accrual method of accounting must take into account its pro rata share of income as it accrues or is received by the Trustee of the relevant Trust, whichever is earlier. Assuming the market discount rules described below do not apply, a portion of each payment to a U.S. Certificateholder that is allocable to principal will represent a recovery of capital which will reduce the basis of the U.S. Certificateholder’s interest in the assets of the related Trust. A U.S. Certificateholder’s share of premium, if any, paid on redemption of an Equipment Note will be treated as capital gain. Any amounts received by a Trust under the Liquidity Facility in order to make interest payments will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace.

It is anticipated that the Equipment Notes will not be issued with original issue discount for U.S. federal income tax purposes. Under certain aggregation rules set forth in the Treasury regulations promulgated under the Code, both as in effect on the date of this prospectus supplement, if one or more investors purchases a substantial portion of the Certificates issued by both Trusts, certain of the investors’ interests in the Equipment Notes in those Trusts may, in certain circumstances, be treated as a single debt instrument with a single issue price, maturity date, stated redemption price at maturity and yield to maturity. If the aggregation rules apply to any investors, such Equipment Notes could be treated with respect to such investors as having been issued with original issue discount. Generally, a holder of a debt instrument issued with original issue discount that is not de minimis must include such original issue discount in income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to such income, under a method that takes into account the compounding of interest income. Certificateholders should consult their own tax advisors regarding the aggregation rules.

In the case of a subsequent purchaser of a Certificate, the purchase price for the Certificate should be allocated among the assets held by the relevant Trust (including the Equipment Notes) in accordance with their relative fair market values at the time of purchase.

A U.S. Certificateholder who is treated as purchasing an interest in an Equipment Note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. A U.S. Certificateholder may elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount, unless an election to include market discount on a current basis is made. A U.S. Certificateholder who purchases an interest in an Equipment Note at a premium may elect to amortize the premium (generally on a constant yield basis) as an offset to interest income on the Equipment Note under rules prescribed by the Code and the Treasury regulations, with corresponding reductions in such Certificateholder’s tax basis in the relevant Equipment Note. It is unclear how these rules apply to an Equipment Note when there is more than one possible redemption date and the amount of the redemption premium is uncertain. Certificateholders should consult their own tax advisors regarding the advisability and consequences of the election to amortize bond premium with respect to the Equipment Notes.

Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding Trust as provided in Section 162 or 212 of the Code. Certain fees and expenses, including fees paid to the Trustee and the Liquidity Provider, will be borne by parties other than the Certificateholders. It is possible that such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder’s share of such fees or expenses will be allowed only to the extent that all of such holder’s miscellaneous itemized deductions, including such holder’s share of such fees and expenses, exceed 2% of such holder’s adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

Effect of Subordination on Subordinated Creditors

In the event that the Class B Trust (such Trust being the “Subordinated Trust” and the related Certificates being the “Subordinated Certificates”) receives less than the full amount of the interest, principal or premium paid with respect to the Equipment Notes held by it (a “Shortfall Amount”) because of the subordination of the Subordinated Trust under the Intercreditor Agreement, the corresponding owners of beneficial interests in the Subordinated Certificates (the “Subordinated Certificateholders”) would probably be treated for federal income tax purposes as if they had:

•	received as distributions their full share of interest, principal or premium;

•	paid over to the preferred class of Certificateholders an amount equal to their share of such Shortfall Amount; and

•	retained the right to reimbursement of such amounts to the extent of future amounts payable to them on account of such Shortfall Amount.

Under this analysis:

•	Subordinated Certificateholders incurring a Shortfall Amount would be required to include as current income any interest or other income of the Subordinated Trust that was a component of the Shortfall Amount, even though that amount was in fact paid to a preferred class of certificateholders;

•	a loss would only be allowed to Subordinated Certificateholders when their right to receive reimbursement of the Shortfall Amount becomes worthless (i.e., when it becomes clear that funds will not be available from any source to reimburse such loss); and

•	reimbursement of such Shortfall Amount before a claim of worthlessness would not be taxable income to the Subordinated Certificateholders because the amount reimbursed would have been previously included in income.

These results should not significantly affect the inclusion of income for Subordinated Certificateholders on the accrual method of accounting, but could accelerate inclusion of income to Subordinated Certificateholders on the cash method of accounting by, in effect, placing them on the accrual method.

Sale or Other Disposition of the Certificates

Upon the sale, exchange or other disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income) and the U.S. Certificateholder’s adjusted tax basis in the Equipment Notes and any other property held by the corresponding Trust. Any such gain or loss will be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year. In the case of individuals, estates and trusts, the maximum rate of tax on net long-term capital gains generally is 15%. After December 31, 2010, this maximum rate is scheduled to return to the previous maximum rate of 20%. Short-term capital gains for such taxpayers are taxed at ordinary income rates. Capital gains recognized by corporate taxpayers are subject to tax at ordinary corporate income tax rates.

Foreign Certificateholders

Subject to the discussion of backup withholding below, payments of principal and interest on the Equipment Notes to, or on behalf of, any beneficial owner of a Certificate that is not a U.S. Person (a “non-U.S. Certificateholder”) will not be subject to U.S. federal withholding tax provided that:

•	the non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Southwest;

•	the non-U.S. Certificateholder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or a controlled foreign corporation for U.S. tax purposes that is related to Southwest; and

•	either (i) the non-U.S. Certificateholder certifies, under penalties of perjury, that it is not a U.S. person and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (“financial institution”) and holds the Certificate certifies, under penalties of perjury, that such statement has been received from the non-U.S. Certificateholder by it or by another financial institution and furnishes the payor with a copy thereof.

In the event that a non-U.S. Certificateholder is described in either of the first two bullet points, or fails to provide the certificate or to satisfy the alternative procedure described in the third bullet point, withholding tax would apply at a rate of 30% or such lower rate as may be provided by an applicable income tax treaty. Southwest has no obligation to indemnify any Certificateholder with respect to any withholding taxes. Hence, any such withholding tax will reduce amounts otherwise distributable to a non-U.S. Certificateholder.

Any capital gain realized upon the sale, exchange, retirement or other disposition of a Certificate or upon receipt of premium paid on an Equipment Note by a non-U.S. Certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

Any interest or gain described in the preceding two paragraphs will be subject to regular U.S. federal net income tax at graduated rates (and in certain cases, a branch profits tax) if it is effectively connected with the conduct of a U.S. trade or business by a non-U.S. Certificateholder.

Non-U.S. Certificateholders should consult their own tax advisors regarding the withholding, income and other tax consequences to them of the purchase, ownership and disposition of the pass through certificates under U.S. federal, state and local, and other relevant, law in light of their own particular circumstances.

Backup Withholding

Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to a backup withholding tax (currently at the rate of 28%) unless, in general, the Certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code. Back-up withholding is not an additional tax. Any amount withheld under back-up withholding rules may be refunded or credited against a Certificateholders’ U.S. federal income tax liability, if any, provided that the required information is provided to the IRS.

The foregoing summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, purchasers of Certificates should consult their own tax advisor as to the tax consequences of the purchase, ownership and disposition of the Certificates including the applicability and effect of any state, local and foreign tax laws, and of any proposed changes in applicable law.

CERTAIN DELAWARE TAXES

The Trustee is a Delaware banking corporation with its corporate trust office in Delaware. In the opinion of Morris James LLP, Wilmington, Delaware, counsel to the Trustee, under currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

Neither the Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. In general, should a Certificateholder or any Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The Department of Labor has promulgated a regulation, 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests (directly or indirectly) in a Certificate, the Plan’s assets will include both the Certificate and an undivided interest in each of the underlying assets of the corresponding Trust, including the Equipment Notes held by such Trust, unless it is established that equity participation in the Trust by benefit plan investors (including but not limited to Plans and entities whose underlying assets include Plan assets by reason of an employee benefit plan’s investment in the entity) is not “significant” within the meaning of the Plan Asset Regulation. In this regard, the extent to which there is equity participation in a particular Trust by, or on behalf of, employee benefit plans will not be monitored. If the assets of a Trust are deemed to constitute the assets of a Plan, transactions involving the assets of such Trust could be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code unless a statutory or administrative exemption is applicable to the transaction.

The fiduciary of a Plan that proposes to purchase and hold any Certificates should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, and (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, Southwest and its affiliates, the Underwriters, the Loan Trustees, the Trustees and the Liquidity Provider. In addition, whether or not the assets of a Trust are deemed to be Plan assets under the Plan Asset Regulation, if Certificates are purchased by a Plan and Certificates of a subordinate Class are held by a party in interest or a disqualified person with respect to such Plan, the exercise by the holder of the subordinate Class of Certificates of its right to purchase the senior Classes of Certificates upon the occurrence and during the continuation of a Certificate Buyout Event could be considered to constitute a prohibited transaction unless a statutory or administrative exemption were applicable. Depending on the identity of the Plan fiduciary making the decision to acquire or hold Certificates on behalf of a Plan, Prohibited Transaction Class Exemption (“PTCE”) 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Certificates.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Certificates.

Any Plan fiduciary which proposes to cause a Plan to purchase any Certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and

Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

In addition to the Class Exemptions referred to above, an individual exemption may apply to the purchase, holding and secondary market sale of Class A Certificates by Plans, provided that certain specified conditions are met. In particular, the Department of Labor has issued individual administrative exemptions to each of the Underwriters which are substantially the same as the administrative exemptions issued to Morgan Stanley & Co. Incorporated, Prohibited Transaction Exemption 90-24 (55 Fed. Reg. 20,548 (1990)), as amended (together, the “Underwriter Exemption”). The Underwriter Exemption generally exempts from the application of certain, but not all, of the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code certain transactions relating to the initial purchase, holding and subsequent secondary market sale of pass through certificates which represent an interest in a trust that holds secured credit instruments that bear interest or are purchased at a discount in transactions by or between business entities (including equipment notes secured by aircraft or leases of aircraft) and certain other assets, provided that certain conditions set forth in the Underwriter Exemption are satisfied.

The Underwriter Exemption sets forth a number of general and specific conditions which must be satisfied for a transaction involving the initial purchase, holding or secondary market sale of certificates representing a beneficial ownership interest in a trust to be eligible for exemptive relief thereunder. In particular, the Underwriter Exemption requires that the acquisition of certificates by a Plan be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party; the rights and interests evidenced by the certificates not be subordinated to the rights and interests evidenced by other certificates of the same trust estate; the certificates at the time of acquisition by the Plan be rated in one of the three highest generic rating categories by Moody’s, Standard & Poor’s, Duff & Phelps, LLC or Fitch Ratings; and the investing Plan be an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, as amended.

There can be no assurance that the Department of Labor would determine that the Underwriter Exemption would be applicable to Class A Certificates in these circumstances. In addition, even if all of the conditions of the Underwriter Exemption are satisfied with respect to the Class A Certificates, no assurance can be given that the Underwriter Exemption would apply with respect to all transactions involving the Class A Certificates or the assets of the Class A Trust. In particular, it appears that the Underwriter Exemption would not apply to the purchase by Class B Certificateholders of Class A Certificates in connection with the exercise of their rights upon the occurrence and during the continuance of a Certificate Buyout Event. Therefore, the fiduciary of a Plan considering the purchase of a Class A Certificate should consider the availability of the exemptive relief provided by the Underwriter Exemption, as well as the availability of any other exemptions that may be applicable, such as the Class Exemptions.

Transactions involving the Class B Certificates would not be eligible for the Underwriter Exemption. Therefore, the fiduciary of a Plan considering the purchase of a Class B Certificate should consider the availability of other exemptions, such as the Class Exemptions.

Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase or hold such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or an interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions. (Trust Supplements, Section 1.01(d))

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated September 19, 2007 between Southwest and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., as representatives of the underwriters listed below (collectively, the “Underwriters”), Southwest has agreed to cause each Trust to sell to the Underwriters, and the Underwriters have agreed to purchase, the following respective principal amounts of the Class A and Class B Certificates.

	Principal Amount	Principal Amount
	of Class A	of Class B
Underwriter	Certificates	Certificates

Morgan Stanley & Co. Incorporated	$164,842,000	$35,161,000
Citigroup Global Markets Inc.	164,839,000	35,159,000
Comerica Securities, Inc.	27,473,000	5,860,000
SG Americas Securities, LLC	27,473,000	5,860,000
UBS Securities LLC	27,473,000	5,860,000

Total	$412,100,000	$87,900,000

The underwriting agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are obligated to purchase all of the Certificates if any are purchased. If an Underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting Underwriters may be increased or the offering of Certificates may be terminated.

The aggregate proceeds from the sale of the Certificates will be $500,000,000. Southwest will pay the Underwriters a commission of $3,250,000. In addition, Southwest will pay to Morgan Stanley & Co. Incorporated a structuring fee of $600,000. Southwest estimates that its expenses associated with the offer and sale of the Certificates, excluding such underwriting commission and structuring fee, will be approximately $1,500,000.

The Underwriters propose to offer the Certificates initially at the public offering prices on the cover page of this Prospectus Supplement and selling group members at those prices less the concessions set forth below. The Underwriters and selling group members may allow a discount to other broker/dealers set forth below. After the initial public offering, the public offering prices and concessions and discounts may be changed by the Underwriters.

	Concession to
	Selling	Discount to
Certificates	Group Members	Broker/Dealers

Class A	0.475%	0.250%
Class B	0.475	0.250

The Certificates of each series are a new issue of securities with no established trading market. Southwest does not intend to apply for the listing of the Certificates on a national securities exchange. The Underwriters have advised Southwest that one or more of the Underwriters currently intend to make a market in the Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Certificates and any such market making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Certificates.

Southwest has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in that respect.

From time to time, the Underwriters or their affiliates have performed and are performing investment banking and advisory services for, and have provided and are providing general financing, commercial and investment banking services to, Southwest and its affiliates. In particular, affiliates of each of the Underwriters are lenders to Southwest under its revolving credit facility. BNP Paribas, the Liquidity Provider, is also a lender to Southwest under its revolving credit facility.

Southwest expects that delivery of the Certificates will be made against payment therefor on or about the closing date specified on the cover page of this Prospectus Supplement, which will be the tenth business day following the date hereof (this settlement cycle being referred to as T+10). Under Rule 15c6-1 of the Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade Certificates on the date hereof or the next succeeding six business days will be required, by virtue of the fact that the Certificates initially will settle in T+10, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

To facilitate the offering of the Certificates, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Certificates for their own account. In addition, to cover overallotments or to stabilize the price of the Certificates, the Underwriters may bid for, and purchase, Certificates in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an agent or a dealer for distributing Certificates in the Offering, if the Underwriters repurchase previously distributed Certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Certificates in Canada is being made only on a private placement basis exempt from the requirement that Southwest prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Certificates are made. Any resale of the Certificates in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Certificates.

Representations of Purchasers

By purchasing Certificates in Canada and accepting a purchase confirmation, a purchaser is representing to Southwest and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Certificates without the benefit of a prospectus qualified under those securities laws,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “—Resale Restrictions”.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this Prospectus Supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against Southwest in the event that this Prospectus Supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against Southwest. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, Southwest will have no liability. In the case of an action for damages, Southwest will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of Southwest’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon Southwest or those persons. All or a substantial portion of the assets of Southwest and those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against Southwest or those persons in Canada or to enforce a judgment obtained in Canadian courts against Southwest or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Certificates should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Certificates in their particular circumstances and about the eligibility of the Certificates for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the Certificates is being passed upon for Southwest by Vinson & Elkins L.L.P., Houston, Texas, and for the Underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Vinson & Elkins L.L.P. and Milbank, Tweed, Hadley & McCloy LLP will rely on the opinion of Morris James LLP, Wilmington, Delaware, counsel for Wilmington Trust Company, as Trustee, as to matters of Delaware law relating to the Pass Through Trust Agreements. Members of Vinson & Elkins L.L.P. involved in this Offering beneficially own approximately 25,000 shares of our common stock.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and Southwest Airlines Co.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The references to AISI, BACK and BK, and to their respective appraisal reports, dated as of June 25, 2007, July 16, 2007 and July 16, 2007, respectively, are included herein in reliance upon the authority of each such firm as an expert with respect to the matters contained in its appraisal report.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Southwest with the Commission are incorporated by reference in this Prospectus Supplement:

Filing	Date Filed

Current Report on Form 8-K	January 19, 2007
Annual Report on Form 10-K for the year ended December 31, 2006	February 1, 2007
Amendment to No. 1 to Annual Report on Form 10-K for the year ended December 31, 2006	February 27, 2007
Current Report on Form 8-K	March 19, 2007
Quarterly Report on Form 10-Q for quarter ended March 31, 2007	April 23, 2007
Amendment to No. 2 to Annual Report on Form 10-K for the year ended December 31, 2006	April 24, 2007
Current Report on Form 8-K	May 17, 2007
Quarterly Report on Form 10-Q for quarter ended June 30, 2007	July 20, 2007
Current Report on Form 8-K	July 20, 2007

Reference is made to the information under “Where You Can Find More Information” in the accompanying Prospectus. All documents filed under the Securities Exchange Act of 1934 with the Commission prior to January 1, 2007 and incorporated by reference in the Prospectus have been superseded by the above listed documents and shall not be deemed to constitute a part of the Prospectus or this Prospectus Supplement.

APPENDIX I—INDEX OF TERMS

Page

60-Day Period	S-25
Actual Disposition Event	S-43
Additional Certificates	S-56
Additional Equipment Notes	S-56
Additional Trust	S-56
Administration Expenses	S-41
Aircraft	S-45
AISI	S-2,45
Applicable Fraction	S-42
Appraisal	S-40
Appraised Current Market Value	S-41
Appraisers	S-2,45
Assumed Aircraft Value	S-49
Average Life Date	S-48
BACK	S-2,45
Bankruptcy Default	S-50
Base Rate	S-35
Basic Agreement	S-19
BK	S-2,45
Boeing	S-45
Business Day	S-21
Cape Town Treaty	S-52
Cash Collateral Account	S-33
Cede	S-29
Certificate Account	S-21
Certificate Buyout Event	S-25
Certificate Owner	S-29
Certificates	S-19
citizen of the United States	S-26
Class A Certificates	S-19
Class A Trust	S-19
Class A Trustee	S-19
Class B Adjusted Interest	S-42
Class B Certificates	S-19
Class B Trust	S-19
Class B Trustee	S-19
Class Exemptions	S-62
clearing agency	S-29
clearing corporation	S-29
Commission	S-1
Controlling Party	S-7,14,33,37
Convention	S-52
Current Distribution Date	S-42
Debt Balance	S-54
Deemed Disposition Event	S-43
default	S-24
Distribution Date	S-41
Downgrade Drawing	S-33
DTC	S-29
DTC Participants	S-29
equipment	S-51
Equipment	S-51
Equipment Note Buyout Event	S-38
Equipment Note Special Payment	S-41
Equipment Notes	S-47
ERISA	S-62
ERISA Plans	S-62
event of default	S-24
Event of Loss	S-55
Excess Liquidity Obligations	S-38
Expected Distributions	S-42
Final Distributions	S-38
Final Drawing	S-34
Final Maturity Date	S-47
Final Payment Date	S-9
Final Termination Notice	S-36
financial institution	S-60
Indenture Default	S-23
Indirect DTC Participants	S-29
Intercreditor Agreement	S-37
Interest Drawing	S-32
Investment Grade	S-54
IRS	S-57
LIBOR	S-35
Liquidity Event of Default	S-36
Liquidity Expenses	S-42
Liquidity Facility	S-32
Liquidity Obligations	S-42
Liquidity Provider	S-32
Liquidity Threshold Rating	S-33
Loan Trustee	S-47
LTVs	S-3
Make-Whole Premium	S-48
Maximum Commitment	S-32
Minimum Sale Price	S-40
Moody’s	S-10
Non-Extension Drawing	S-34
Non-Performing Equipment Notes	S-42
non-U.S. Certificateholder	S-59
Note Holders	S-50
Note Target Price	S-39
Offering	S-56
Participation Agreement	S-47
Pass Through Trust Agreements	S-19
Performing Equipment Note	S-33
Plan Asset Regulation	S-62
Plans	S-62
Pool Balance	S-21

I-1

Page

Pool Factor	S-21
Post Default Appraisals	S-41
Preferred B Pool Balance	S-43
PTC Event of Default	S-25
PTCE	S-62
Rating Agencies	S-10
Refinancing Certificates	S-56
Refinancing Equipment Notes	S-56
Refinancing Trust	S-56
Regular Distribution Dates	S-20
Related Payment Default	S-49
Replacement Facility	S-33
Required Amount	S-33
Scheduled Payments	S-20
Section 1110	S-51
Series A Equipment Notes	S-47
Series B Equipment Notes	S-47
Shortfall Amount	S-59
Southwest Bankruptcy Event	S-21
Special Distribution Date	S-20
Special Payment	S-20
Special Payments Account	S-21
Special Termination Drawing	S-34
Special Termination Notice	S-36
Standard & Poor’s	S-10
Stated Interest Rate	S-32
Subordinated Certificateholders	S-59
Subordinated Certificates	S-59
Subordinated Trust	S-59
Subordination Agent	S-37
SWAPA	S-11
Tax Counsel	S-57
Termination Notice	S-36
Transportation Code	S-26
Treasury Yield	S-48
Triggering Event	S-20
Trust Indenture Act	S-27
Trust Property	S-19
Trust Supplement	S-19
Trustee	S-19
Trusts	S-19
U.S. Certificateholders	S-57
U.S. Persons	S-57
Underwriter Exemption	S-63
Underwriters	S-64

I-2

APPENDIX II — APPRAISAL LETTERS

16 July 2007
Scott Topping
Vice President and Treasurer
Southwest Airlines Co. 2702
Love Field Drive
Dallas, TX 75235

Subject:	Sight Unseen Base Value Opinion Adjusted for Condition as of 25 June 2007
16 Aircraft Fleet

AISI File number: A7S041BVO
Dear Mr. Topping:
Aircraft Information Services, Inc. (AISI) has been requested to offer our opinion of the sight unseen base value adjusted for condition as of 25 June 2007 for a portfolio of 16 B737-700 Aircraft as identified and defined in Table I (the ‘Aircraft’). All 16 Aircraft are equipped with winglets, at 154,500 lbs. maximum take off weight (MTOW) and powered by CFM56-7B22 engines.
1.	Methodology and Definitions
The standard terms of reference for commercial aircraft value are ‘base value’ and ‘current market value’ of an ‘average’ aircraft. Base value is a theoretical value that assumes a hypothetical balanced market while current market value is the value in the real market; both assume a hypothetical average aircraft condition. All other values are derived from these values. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 01 January 1994. AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Appraiser.
AISI defines a ‘base value’ as that of a transaction between an equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, with supply and demand of the sale item roughly in balance and with no event which would cause a short term change in the market. Base values are typically given for aircraft in ‘new’ condition, ‘average half-life’ condition, or ‘adjusted’ for an aircraft in a specifically described condition at a specific time. An ‘average’ aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age.
Headquarters: 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653
TEL: 949-582-8888     FAX: 949-582-8887     E-MAIL: mail@AISI.aero

16 July 2007
AISI File No. A7S041BVO
Page - 2 -

Note that a stored aircraft is not an “average” aircraft. AISI assumes average condition unless otherwise specified in this report. AISI also assumes that airframe, engine and component maintenance and essential records are sufficient to permit normal commercial operation under a strict airworthiness authority.
‘Half-life’ condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval.
An ‘adjusted’ appraisal reflects an adjustment from half life condition for the actual condition, utilization, life remaining or time remaining of an airframe, engine or component.
It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.
AISI defines a ‘current market value’, which is synonymous with the older term ‘fair market value’ as that value which reflects the real market conditions including short term events, whether at, above or below the base value conditions. Assumptions of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Note that for a current market value to exist, the seller may not be under duress. Current market value assumes that there is no short term time constraint to buy or sell.
AISI defines a ‘distressed market value’ as that value which reflects the real market condition including short term events, when the market for the subject aircraft is so depressed that the seller is under duress. Distressed market value assumes that there is a time constraint to sell within a period of less than 1 year. All other assumptions remain unchanged from that of ‘current market value’.
AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft when the seller is not under duress. AISI encourages the use of distressed market values to consider the probable near term value of an aircraft when the seller is under duress.

16 July 2007
AISI File No. A7S041BVO
Page - 3 -

No physical inspection of the Aircraft or their essential records was made by AISI for the purposes of this report, nor has any attempt been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.
If more than one aircraft is contained in this report than it should be noted that the values given are not directly additive, that is, the total of the given values is not the value of the fleet but rather the sum of the values of the individual aircraft if sold individually over time so as not to exceed demand.
2.	Valuations
It is our considered opinion that the sight unseen base values adjusted for condition as of 25 June 2007 of the Aircraft are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.
TABLE I

							Adjusted
							Base Value
		Serial	Registration	Date		MTOW	as of 25 Jun 2007
No.	Aircraft Type	Number	Number	of Mfg.	Engine Type	(Lbs)	Million US Dollars
1	B737-700	35554	N259WN	Nov-06	CFM56-7B22	154,500	$40.80
2	B737-700	32518	N260WN	Nov-06	CFM56-7B22	154,500	$40.89
3	B737-700	32517	N261WN	Dec-06	CFM56-7B22	154,500	$40.96
4	B737-700	32519	N262WN	Dec-06	CFM56-7B22	154,500	$41.01
5	B737-700	32520	N263WN	Jan-07	CFM56-7B22	154,500	$43.75
6	B737-700	32521	N264LV	Jan-07	CFM56-7B22	154,500	$43.77
7	B737-700	32522	N265WN	Feb-07	CFM56-7B22	154,500	$43.81
8	B737-700	32525	N267WN	Feb-07	CFM56-7B22	154,500	$43.91
9	B737-700	32524	N268WN	Mar-07	CFM56-7B22	154,500	$43.93
10	B737-700	32526	N269WN	Mar-07	CFM56-7B22	154,500	$43.95
11	B737-700	32527	N272WN	Mar-07	CFM56-7B22	154,500	$44.05
12	B737-700	32529	N274WN	Apr-07	CFM56-7B22	154,500	$44.17
13	B737-700	36153	N275WN	May-07	CFM56-7B22	154,500	$44.19
14	B737-700	32530	N276WN	May-07	CFM56-7B22	154,500	$44.24
15	B737-700	32531	N277WN	May-07	CFM56-7B22	154,500	$44.31
16	B737-700	36441	N278WN	May-07	CFM56-7B22	154,500	$44.32
						Total	$692.06
Note: All the B737-700 Aircraft listed above are equipped with Winglets

16 July 2007
AISI File No. A7S041BVO
Page - 4 -

Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. AISI consents to the inclusion of this appraisals report dated 16 July 2007 with values as of 25 June 2007 in the Prospectus and the reference to AISI’s name in the Prospectus under the caption “Experts.”
This report is offered as a fair and unbiased assessment of the subject aircraft. AISI has no past, present, or anticipated future interest in any of the subject aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. AISI certifies that this report has been independently prepared and it reflects AISI’s conclusions and opinions which are judgments that reflect conditions and values current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any party’s action or failure to act as a result of reliance or alleged reliance on this report.
Sincerely,
AIRCRAFT INFORMATION SERVICES, INC.
John D. McNicol
President

July 16, 2007
Scott Topping
Vice President and Treasurer
Southwest Airlines Co.
2702 Love Field Drive
Dallas, TX 75235
Dear Mr. Topping:
     CBM/BACK LLC, dba BACK Aviation Solutions, “BACK”, is pleased to provide its opinion on the base values as of July 16, 2007 of Sixteen (16) Boeing 737-700 aircraft (collectively, the “Aircraft”). A list of the Aircraft, along with their registration, serial number, delivery dates, and engine types is provided as Attachment 1 of this document.
     Set forth below is a summary of the methodology, considerations and assumptions utilized in this appraisal.
Base Value
     Base value (BV) is the appraiser’s opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”. An aircraft’s base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm’s length, cash transaction between willing, able and knowledge parties acting prudently, with an absence of duress and with a reasonable period of time available for marketing.
Appraisal Methodology
     The method employed by BACK to appraise the base value of aircraft and associated equipment addresses the factors that influence the market value of an aircraft, such as its age, condition, configuration, the population of similar aircraft, similar aircraft on the market, operating costs, cost to acquire a new aircraft, and the state of demand for transportation services.
     To achieve this objective, cross-sectional data concerning the values of aircraft in each of several general categories is collected and analyzed. Cross-sectional data is then compared with reported market values at a specified point in time. Such data reflects the effect of deterioration in aircraft performance due to usage and exposure to the elements, as well as the effect of obsolescence due to the evolutionary development and implementation of new designs and materials.
     The product of the analysis identifies the relationship between the value of each aircraft and its characteristics, such as age, model designation, service configuration and engine type. Once the relationship is identified, one can then postulate the effects of the difference between the economic circumstances at the time when the cross-sectional data were collected and the current situation. Therefore, if one can determine the current value of an aircraft in one category, it is possible to estimate the base values of all aircraft in that category.
     The manufacturer and size of the aircraft usually determine the specific category to which it is assigned. Segregating the world airplane fleet in this manner accommodates the potential effects of different size and different design philosophies.
     The variability of the data used by BACK to determine the base values implies that the actual value realized will fall within a range of values. Therefore, if a contemplated value falls within the specified confidence range, BACK cannot reject the hypothesis that it is a reasonable representation of the market situation.
Limiting Conditions and Assumptions
In order to conduct this valuation, BACK is primarily relying on information supplied by Southwest Airlines Co. (the “Client”) and from data within BACK’s own database. In determining the base value of the Aircraft, the following assumptions have been researched and determined:
1. BACK has not inspected these Aircraft or their maintenance records; accordingly, BACK cannot attest to their specific location or condition.
2. The Aircraft will be certified, maintained and operated under United States Federal Aviation Regulation (FAR) Part 121.
3. All mandatory inspections and Airworthiness Directives have been complied with.
4. The Aircraft have no damage history.
5. The Aircraft are in good condition.
6. BACK considers the economic useful life of these aircraft to be at least 32 years.
7. Each Aircraft has a MTOW of 154,500lbs and is equipped with blended winglets.
     Based upon the above methodology, considerations and assumptions, it is BACK’s opinion that the base values of each Aircraft are as listed in Attachment 1.
STATEMENT OF INDEPENDENCE & CONSENT
     This appraisal report represents the opinion of BACK and is intended to be advisory in nature. Therefore, BACK assumes no responsibility or legal liability for actions taken or not taken by the Client or any other party with regard to the Aircraft. By accepting this report, the Client agrees that BACK shall bear no responsibility or legal liability regarding this report. Further, this report is prepared for the exclusive use of the Client and shall not be provided to other parties without BACK’s express consent.

     BACK hereby states that this valuation report has been independently prepared and fairly represents the Aircraft and BACK’s opinion of their values. BACK further states that it has no present or contemplated future interest or association with the Aircraft.
     BACK hereby consents to the inclusion of our report dated July 16, 2007 in the Prospectus and to the reference to our firm’s names in the Prospectus under the caption “Experts.”
Signed,
Gueric Dechavanne
Director, Valuation Services

Attachment 1

Southwest Airlines Co.
LUV 2007-1 EETC Aircraft Summary
						BV
No.	Tail No.	AC Type	MSN	Engine Model	Delivery Date	As of July 16,
						2007

1	N259WN	737-700	35554	CFM56-7B22	1-Nov-06	$38.58
2	N260WN	737-700	32518	CFM56-7B22	22-Nov-06	$38.61
3	N261WN	737-700	32517	CFM56-7B22	14-Dec-06	$38.90
4	N262WN	737-700	32519	CFM56-7B22	21-Dec-06	$38.92
5	N263WN	737-700	32520	CFM56-7B22	17-Jan-07	$39.22
6	N264LV	737-700	32521	CFM56-7B22	24-Jan-07	$39.23
7	N265WN	737-700	32522	CFM56-7B22	6-Feb-07	$39.51
8	N267WN	737-700	32525	CFM56-7B22	26-Feb-07	$39.60
9	N268WN	737-700	32524	CFM56-7B22	5-Mar-07	$39.81
10	N269WN	737-700	32526	CFM56-7B22	13-Mar-07	$39.82
11	N272WN	737-700	32527	CFM56-7B22	29-Mar-07	$39.85
12	N274WN	737-700	32529	CFM56-7B22	23-Apr-07	$40.15
13	N275WN	737-700	36153	CFM56-7B22	3-May-07	$40.42
14	N276WN	737-700	32530	CFM56-7B22	14-May-07	$40.45
15	N277WN	737-700	32531	CFM56-7B22	24-May-07	$40.46
16	N278WN	737-700	36441	CFM56-7B22	31-May-07	$40.47

1295 Northern Boulevard
Manhasset, New York 11030
(516) 365-6272 · Fax (516) 365-6287
July 16, 2007
Mr. Scott Topping
Vice President & Treasurer
Southwest Airlines Co.
2702 Love Field Drive
Dallas, TX 75235
Dear Mr. Topping:
In response to your request, BK Associates, Inc. is pleased to provide this opinion on the base values (BV) of 16 Boeing 737-7H4 aircraft, each equipped with CFM International CFM56-7B22 engines (Aircraft). The Aircraft, which comprise the “LUV 2007-1 EETC” are operated in passenger configuration by Southwest Airlines at a maximum takeoff weight of 154,500 pounds. The Aircraft, which are fitted with Aviation Partners Boeing winglets, are further identified in the attached Figure 1 by serial number, registration and delivery date.
CONCLUSIONS
Based upon our knowledge of the B737-700 aircraft and the CFM56 series engines; our knowledge of the capabilities and uses to which they have been put in various parts of the world; our knowledge of the marketing of aircraft; and our knowledge of aircraft generally; it is our opinion that the BV of each of the Aircraft in millions of U.S. dollars is as shown in Figure 1.
DEFINITIONS
According to the International Society of Transport Aircraft Trading’s (ISTAT) definition of Base Value, to which BK Associates subscribes, the base value is the Appraiser’s opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”. An aircraft’s base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing. The base value normally refers to a transaction involving a single aircraft. When multiple aircraft are acquired in the same transaction, the trading price of each unit may be discounted.

July 16, 2007

MARKET DISCUSSION & METHODOLOGY
For a newly delivered aircraft one can argue that, almost by definition, the base value is approximately equal to the actual selling price. Without the existence of “white tails” or finished aircraft for which there is no buyer, the very existence of a buyer and seller at the agreed price suggests the market is in balance and the purchase price is the base value.
We do not know the purchase price of the Aircraft but we do know the list price is in the range between $57 and $67 million depending on the configuration and options. We also know that nobody pays list price and the discount is normally at least 15 percent. Discounts of 25 to 35 percent are often applied for airlines, such as Southwest, placing large orders. Considering this and the configuration and specifications of the Aircraft, we conclude its likely new price is approximately $38,200,000.
It is the convention for aircraft appraisals for comparison purposes to determine a value for an aircraft that is at half-time between major maintenance events. Adjustments are then made to account for the actual time remaining. In the case of a new aircraft, which has not accumulated any flight time, this adjustment is irrelevant and the “adjusted base value” is just equal to the new price. For those Aircraft that were delivered in the First Quarter of 2007 or the Fourth Quarter of 2006, we have deducted an allowance based on Southwest Airlines utilization for the cost of the hours used against the allowance for heavy maintenance visits for the airframe and engines.
ASSUMPTIONS & DISCLAIMER
It should be understood that BK Associates has neither inspected the Aircraft nor the maintenance records, but has relied upon the information provided by you and in the BK Associates database. The assumptions have been made that at the time of delivery all Airworthiness Directives have been complied with. Further, we have assumed unless otherwise stated, that the Aircraft is in typical configuration for the type. Deviations from these assumptions can change significantly our opinion regarding the value.
BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the independent opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the

July 16, 2007

addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.
BK Associates, Inc. hereby consents to the inclusion of our report dated July 16, 2007 in the Prospectus and to the reference to our firm’s name in the Prospectus under the caption “Experts”.

Sincerely,

BK ASSOCIATES, INC.

John F. Keitz
President
ISTAT Senior Certified Appraiser
And Appraiser Fellow
JFK/kf
Attachment

Figure 1
LUV 2007-1 EETC AIRCRAFT VALUES

		Serial	Acft.	Engine	Delivery	$mils.
No.	Reg. #	Number	Type	Model	Date	BV
1	N259WN	35554	B737-7H4BW	CFM56-7B22	11/1/2006	37.55
2	N260WN	32518	B737-7H4BW	CFM56-7B22	11/22/2006	37.55
3	N261WN	32517	B737-7H4BW	CFM56-7B22	12/14/2006	37.55
4	N262WN	32519	B737-7H4BW	CFM56-7B22	12/21/2006	37.55
5	N263WN	32520	B737-7H4BW	CFM56-7B22	1/17/2007	37.90
6	N264LV	32521	B737-7H4BW	CFM56-7B22	1/24/2007	37.90
7	N265WN	32522	B737-7H4BW	CFM56-7B22	2/6/2007	37.90
8	N267WN	32525	B737-7H4BW	CFM56-7B22	2/26/2007	37.90
9	N268WN	32524	B737-7H4BW	CFM56-7B22	3/5/2007	38.20
10	N269WN	32526	B737-7H4BW	CFM56-7B22	3/13/2007	38.20
11	N272WN	32527	B737-7H4BW	CFM56-7B22	3/29/2007	38.20
12	N274WN	32529	B737-7H4BW	CFM56-7B22	4/23/2007	38.20
13	N275WN	36153	B737-7H4BW	CFM56-7B22	5/3/2007	38.20
14	N276WN	32530	B737-7H4BW	CFM56-7B22	5/14/2007	38.20
15	N277WN	32531	B737-7H4BW	CFM56-7B22	5/24/2007	38.20
16	N278WN	36441	B737-7H4BW	CFM56-7B22	5/31/2007	38.20

APPENDIX III—LOAN TO AIRCRAFT VALUE RATIO TABLES

The following tables set forth loan to Aircraft value ratios for the Equipment Notes issued in respect of each of the Aircraft as of the Issuance Date and each Regular Distribution Date thereafter. The LTV ratio was obtained by dividing (i) the outstanding balance (assuming no prepayments and no payment default) of such Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the assumed value of the Aircraft securing such Equipment Notes, subject to the “Depreciation Assumption”. The Depreciation Assumption contemplates that the value of each Aircraft depreciates by approximately 3% of the initial appraised base value per year for the first 15 years after delivery of such Aircraft by the manufacturer and by approximately 4% each year after that. Other rates or methods of depreciation may result in materially different loan to Aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus, the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

Boeing 737-700

	N259WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$38,580,000.00	$25,077,000.00	$5,348,867.51	65.0%		78.9%
February 1, 2008	37,992,487.31	24,642,597.22	5,256,210.38	64.9		78.7
August 1, 2008	37,404,974.62	24,242,987.54	5,170,974.53	64.8		78.6
February 1, 2009	36,817,461.93	23,843,377.85	5,085,738.69	64.8		78.6
August 1, 2009	36,229,949.24	23,443,768.17	5,000,502.84	64.7		78.5
February 1, 2010	35,642,436.55	22,687,734.12	4,915,267.00	63.7		77.4
August 1, 2010	35,054,923.86	22,191,633.34	4,830,031.16	63.3		77.1
February 1, 2011	34,467,411.17	21,699,626.21	4,744,795.31	63.0		76.7
August 1, 2011	33,879,898.48	21,211,712.73	4,659,559.47	62.6		76.4
February 1, 2012	33,292,385.79	20,727,892.89	4,574,323.62	62.3		76.0
August 1, 2012	32,704,873.10	20,248,166.70	4,489,087.78	61.9		75.6
February 1, 2013	32,117,360.41	19,772,534.16	4,403,851.94	61.6		75.3
August 1, 2013	31,529,847.72	19,300,995.26	3,983,847.49	61.2		73.9
February 1, 2014	30,942,335.03	18,852,522.18	3,905,218.92	60.9		73.5
August 1, 2014	30,354,822.34	18,407,422.29	3,826,590.35	60.6		73.2
February 1, 2015	29,767,309.64	17,965,695.58	3,747,961.78	60.4		72.9
August 1, 2015	29,179,796.95	17,527,342.06	3,669,333.21	60.1		72.6
February 1, 2016	28,592,284.26	17,092,361.72	3,590,704.64	59.8		72.3
August 1, 2016	28,004,771.57	16,660,754.56	3,512,076.07	59.5		72.0
February 1, 2017	27,417,258.88	15,968,194.82	3,377,538.22	58.2		70.6
August 1, 2017	26,829,746.19	15,057,787.99	3,195,675.57	56.1		68.0
February 1, 2018	26,242,233.50	13,989,137.24	2,978,718.56	53.3		64.7
August 1, 2018	25,654,720.81	12,791,704.20	2,732,636.74	49.9		60.5
February 1, 2019	25,067,208.12	11,483,743.25	2,448,618.77	45.8		55.6
August 1, 2019	24,479,695.43	10,077,919.41	2,144,644.56	41.2		49.9
February 1, 2020	23,892,182.74	8,583,648.32	1,822,899.66	35.9		43.6
August 1, 2020	23,304,670.05	7,008,265.63	1,485,129.38	30.1		36.4
February 1, 2021	22,717,157.36	5,357,683.75	1,122,196.09	23.6		28.5
August 1, 2021	22,129,644.67	3,636,792.35	752,349.83	16.4		19.8
February 1, 2022	21,542,131.98	1,849,717.89	172,291.65	8.6		9.4
August 1, 2022	20,758,781.73	0.00	0.00	N/	A	N/	A

III-1

Boeing 737-700

	N260WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$38,610,000.00	$25,096,500.00	$5,353,026.81	65.0%		78.9%
February 1, 2008	38,022,030.46	24,661,759.43	5,260,297.63	64.9		78.7
August 1, 2008	37,434,060.91	24,261,839.00	5,174,995.51	64.8		78.6
February 1, 2009	36,846,091.37	23,861,918.58	5,089,693.38	64.8		78.6
August 1, 2009	36,258,121.83	23,461,998.16	5,004,391.26	64.7		78.5
February 1, 2010	35,670,152.28	22,705,376.21	4,919,089.14	63.7		77.4
August 1, 2010	35,082,182.74	22,208,889.66	4,833,787.01	63.3		77.1
February 1, 2011	34,494,213.20	21,716,499.95	4,748,484.89	63.0		76.7
August 1, 2011	33,906,243.65	21,228,207.06	4,663,182.76	62.6		76.4
February 1, 2012	33,318,274.11	20,744,011.00	4,577,880.64	62.3		76.0
August 1, 2012	32,730,304.57	20,263,911.77	4,492,578.52	61.9		75.6
February 1, 2013	32,142,335.03	19,787,909.38	4,407,276.39	61.6		75.3
August 1, 2013	31,554,365.48	19,316,003.81	3,986,945.35	61.2		73.9
February 1, 2014	30,966,395.94	18,867,182.00	3,908,255.64	60.9		73.5
August 1, 2014	30,378,426.40	18,421,735.99	3,829,565.93	60.6		73.2
February 1, 2015	29,790,456.85	17,979,665.79	3,750,876.21	60.4		72.9
August 1, 2015	29,202,487.31	17,540,971.41	3,672,186.50	60.1		72.6
February 1, 2016	28,614,517.77	17,105,652.83	3,593,496.79	59.8		72.3
August 1, 2016	28,026,548.22	16,673,710.05	3,514,807.08	59.5		72.0
February 1, 2017	27,438,578.68	15,980,611.77	3,380,164.61	58.2		70.6
August 1, 2017	26,850,609.14	15,069,497.01	3,198,160.55	56.1		68.0
February 1, 2018	26,262,639.59	14,000,015.26	2,981,034.82	53.3		64.7
August 1, 2018	25,674,670.05	12,801,651.10	2,734,761.65	49.9		60.5
February 1, 2019	25,086,700.51	11,492,673.07	2,450,522.83	45.8		55.6
August 1, 2019	24,498,730.96	10,085,756.05	2,146,312.24	41.2		49.9
February 1, 2020	23,910,761.42	8,590,323.01	1,824,317.15	35.9		43.6
August 1, 2020	23,322,791.88	7,013,715.29	1,486,284.22	30.1		36.4
February 1, 2021	22,734,822.34	5,361,849.91	1,123,068.71	23.6		28.5
August 1, 2021	22,146,852.79	3,639,620.34	752,934.86	16.4		19.8
February 1, 2022	21,558,883.25	1,851,156.24	172,425.62	8.6		9.4
August 1, 2022	20,774,923.86	0.00	0.00	N/	A	N/	A

Boeing 737-700

	N261WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$38,900,000.00	$25,285,000.00	$5,393,233.44	65.0%		78.9%
February 1, 2008	38,307,614.21	24,846,994.09	5,299,807.77	64.9		78.7
August 1, 2008	37,715,228.43	24,444,069.86	5,213,864.94	64.8		78.6
February 1, 2009	37,122,842.64	24,041,145.63	5,127,922.11	64.8		78.6
August 1, 2009	36,530,456.85	23,638,221.40	5,041,979.28	64.7		78.5
February 1, 2010	35,938,071.07	22,875,916.47	4,956,036.45	63.7		77.4
August 1, 2010	35,345,685.28	22,375,700.80	4,870,093.62	63.3		77.1
February 1, 2011	34,753,299.49	21,879,612.74	4,784,150.79	63.0		76.7
August 1, 2011	34,160,913.71	21,387,652.28	4,698,207.97	62.6		76.4
February 1, 2012	33,568,527.92	20,899,819.42	4,612,265.14	62.3		76.0
August 1, 2012	32,976,142.13	20,416,114.17	4,526,322.31	61.9		75.6
February 1, 2013	32,383,756.35	19,936,536.52	4,440,379.48	61.6		75.3
August 1, 2013	31,791,370.56	19,461,086.46	4,016,891.32	61.2		73.9
February 1, 2014	31,198,984.77	19,008,893.54	3,937,610.57	60.9		73.5
August 1, 2014	30,606,598.98	18,560,101.79	3,858,329.82	60.6		73.2
February 1, 2015	30,014,213.20	18,114,711.20	3,779,049.07	60.4		72.9
August 1, 2015	29,421,827.41	17,672,721.77	3,699,768.32	60.1		72.6
February 1, 2016	28,829,441.62	17,234,133.51	3,620,487.57	59.8		72.3
August 1, 2016	28,237,055.84	16,798,946.42	3,541,206.83	59.5		72.0
February 1, 2017	27,644,670.05	16,100,642.27	3,405,553.05	58.2		70.6
August 1, 2017	27,052,284.26	15,182,684.11	3,222,181.95	56.1		68.0
February 1, 2018	26,459,898.48	14,105,169.48	3,003,425.40	53.3		64.7
August 1, 2018	25,867,512.69	12,897,804.39	2,755,302.47	49.9		60.5
February 1, 2019	25,275,126.90	11,578,994.62	2,468,928.73	45.8		55.6
August 1, 2019	24,682,741.12	10,161,510.24	2,162,433.21	41.2		49.9
February 1, 2020	24,090,355.33	8,654,844.99	1,838,019.61	35.9		43.6
August 1, 2020	23,497,969.54	7,066,395.36	1,497,447.72	30.1		36.4
February 1, 2021	22,905,583.76	5,402,122.81	1,131,504.09	23.6		28.5
August 1, 2021	22,313,197.97	3,666,957.56	758,590.16	16.4		19.8
February 1, 2022	21,720,812.18	1,865,060.28	173,720.71	8.6		9.4
August 1, 2022	20,930,964.47	0.00	0.00	N/	A	N/	A

III-2

Boeing 737-700

	N262WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$38,920,000.00	$25,298,000.00	$5,396,006.31	65.0%		78.9%
February 1, 2008	38,327,309.64	24,859,768.89	5,302,532.60	64.9		78.7
August 1, 2008	37,734,619.29	24,456,637.51	5,216,545.59	64.8		78.6
February 1, 2009	37,141,928.93	24,053,506.12	5,130,558.57	64.8		78.6
August 1, 2009	36,549,238.58	23,650,374.73	5,044,571.56	64.7		78.5
February 1, 2010	35,956,548.22	22,887,677.86	4,958,584.54	63.7		77.4
August 1, 2010	35,363,857.87	22,387,205.02	4,872,597.53	63.3		77.1
February 1, 2011	34,771,167.51	21,890,861.90	4,786,610.51	63.0		76.7
August 1, 2011	34,178,477.16	21,398,648.51	4,700,623.50	62.6		76.4
February 1, 2012	33,585,786.80	20,910,564.83	4,614,636.48	62.3		76.0
August 1, 2012	32,993,096.45	20,426,610.89	4,528,649.47	61.9		75.6
February 1, 2013	32,400,406.09	19,946,786.66	4,442,662.45	61.6		75.3
August 1, 2013	31,807,715.74	19,471,092.16	4,018,956.56	61.2		73.9
February 1, 2014	31,215,025.38	19,018,666.75	3,939,635.05	60.9		73.5
August 1, 2014	30,622,335.03	18,569,644.26	3,860,313.54	60.6		73.2
February 1, 2015	30,029,644.67	18,124,024.68	3,780,992.03	60.4		72.9
August 1, 2015	29,436,954.31	17,681,808.00	3,701,670.52	60.1		72.6
February 1, 2016	28,844,263.96	17,242,994.25	3,622,349.01	59.8		72.3
August 1, 2016	28,251,573.60	16,807,583.40	3,543,027.50	59.5		72.0
February 1, 2017	27,658,883.25	16,108,920.23	3,407,303.98	58.2		70.6
August 1, 2017	27,066,192.89	15,190,490.12	3,223,838.60	56.1		68.0
February 1, 2018	26,473,502.54	14,112,421.50	3,004,969.57	53.3		64.7
August 1, 2018	25,880,812.18	12,904,435.65	2,756,719.08	49.9		60.5
February 1, 2019	25,288,121.83	11,584,947.83	2,470,198.10	45.8		55.6
August 1, 2019	24,695,431.47	10,166,734.67	2,163,545.00	41.2		49.9
February 1, 2020	24,102,741.12	8,659,294.78	1,838,964.61	35.9		43.6
August 1, 2020	23,510,050.76	7,070,028.47	1,498,217.61	30.1		36.4
February 1, 2021	22,917,360.41	5,404,900.25	1,132,085.84	23.6		28.5
August 1, 2021	22,324,670.05	3,668,842.88	758,980.18	16.4		19.8
February 1, 2022	21,731,979.70	1,866,019.18	173,810.03	8.6		9.4
August 1, 2022	20,941,725.89	0.00	0.00	N/	A	N/	A

Boeing 737-700

	N263WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$39,220,000.00	$25,493,000.00	$5,437,599.37	65.0%		78.9%
February 1, 2008	38,622,741.12	25,051,390.96	5,343,405.16	64.9		78.7
August 1, 2008	38,025,482.23	24,645,152.18	5,256,755.34	64.8		78.6
February 1, 2009	37,428,223.35	24,238,913.41	5,170,105.53	64.8		78.6
August 1, 2009	36,830,964.47	23,832,674.64	5,083,455.72	64.7		78.5
February 1, 2010	36,233,705.58	23,064,098.81	4,996,805.90	63.7		77.4
August 1, 2010	35,636,446.70	22,559,768.26	4,910,156.09	63.3		77.1
February 1, 2011	35,039,187.82	22,059,599.27	4,823,506.28	63.0		76.7
August 1, 2011	34,441,928.93	21,563,591.83	4,736,856.46	62.6		76.4
February 1, 2012	33,844,670.05	21,071,745.96	4,650,206.65	62.3		76.0
August 1, 2012	33,247,411.17	20,584,061.64	4,563,556.84	61.9		75.6
February 1, 2013	32,650,152.28	20,100,538.87	4,476,907.02	61.6		75.3
August 1, 2013	32,052,893.40	19,621,177.66	4,049,935.16	61.2		73.9
February 1, 2014	31,455,634.52	19,165,264.90	3,970,002.23	60.9		73.5
August 1, 2014	30,858,375.63	18,712,781.29	3,890,069.30	60.6		73.2
February 1, 2015	30,261,116.75	18,263,726.82	3,810,136.37	60.4		72.9
August 1, 2015	29,663,857.87	17,818,101.49	3,730,203.44	60.1		72.6
February 1, 2016	29,066,598.98	17,375,905.30	3,650,270.51	59.8		72.3
August 1, 2016	28,469,340.10	16,937,138.26	3,570,337.58	59.5		72.0
February 1, 2017	27,872,081.22	16,233,089.71	3,433,567.88	58.2		70.6
August 1, 2017	27,274,822.34	15,307,580.23	3,248,688.33	56.1		68.0
February 1, 2018	26,677,563.45	14,221,201.72	3,028,132.24	53.3		64.7
August 1, 2018	26,080,304.57	13,003,904.58	2,777,968.20	49.9		60.5
February 1, 2019	25,483,045.69	11,674,245.99	2,489,238.68	45.8		55.6
August 1, 2019	24,885,786.80	10,245,101.07	2,180,221.86	41.2		49.9
February 1, 2020	24,288,527.92	8,726,041.66	1,853,139.57	35.9		43.6
August 1, 2020	23,691,269.04	7,124,525.09	1,509,766.05	30.1		36.4
February 1, 2021	23,094,010.15	5,446,561.86	1,140,812.09	23.6		28.5
August 1, 2021	22,496,751.27	3,697,122.76	764,830.49	16.4		19.8
February 1, 2022	21,899,492.39	1,880,402.68	175,149.78	8.6		9.4
August 1, 2022	21,103,147.21	0.00	0.00	N/	A	N/	A

III-3

Boeing 737-700

	N264LV
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$39,230,000.00	$25,499,500.00	$5,438,985.80	65.0%		78.9%
February 1, 2008	38,632,588.83	25,057,778.36	5,344,767.57	64.9		78.7
August 1, 2008	38,035,177.66	24,651,436.00	5,258,095.67	64.8		78.6
February 1, 2009	37,437,766.50	24,245,093.66	5,171,423.76	64.8		78.6
August 1, 2009	36,840,355.33	23,838,751.30	5,084,751.86	64.7		78.5
February 1, 2010	36,242,944.16	23,069,979.51	4,998,079.95	63.7		77.4
August 1, 2010	35,645,532.99	22,565,520.37	4,911,408.04	63.3		77.1
February 1, 2011	35,048,121.83	22,065,223.85	4,824,736.14	63.0		76.7
August 1, 2011	34,450,710.66	21,569,089.95	4,738,064.23	62.6		76.4
February 1, 2012	33,853,299.49	21,077,118.66	4,651,392.32	62.3		76.0
August 1, 2012	33,255,888.32	20,589,309.99	4,564,720.41	61.9		75.6
February 1, 2013	32,658,477.16	20,105,663.94	4,478,048.51	61.6		75.3
August 1, 2013	32,061,065.99	19,626,180.51	4,050,967.78	61.2		73.9
February 1, 2014	31,463,654.82	19,170,151.51	3,971,014.47	60.9		73.5
August 1, 2014	30,866,243.65	18,717,552.52	3,891,061.16	60.6		73.2
February 1, 2015	30,268,832.49	18,268,383.56	3,811,107.85	60.4		72.9
August 1, 2015	29,671,421.32	17,822,644.61	3,731,154.53	60.1		72.6
February 1, 2016	29,074,010.15	17,380,335.67	3,651,201.22	59.8		72.3
August 1, 2016	28,476,598.98	16,941,456.75	3,571,247.91	59.5		72.0
February 1, 2017	27,879,187.82	16,237,228.69	3,434,443.35	58.2		70.6
August 1, 2017	27,281,776.65	15,311,483.23	3,249,516.66	56.1		68.0
February 1, 2018	26,684,365.48	14,224,827.73	3,028,904.33	53.3		64.7
August 1, 2018	26,086,954.31	13,007,220.21	2,778,676.50	49.9		60.5
February 1, 2019	25,489,543.15	11,677,222.60	2,489,873.37	45.8		55.6
August 1, 2019	24,892,131.98	10,247,713.29	2,180,777.76	41.2		49.9
February 1, 2020	24,294,720.81	8,728,266.56	1,853,612.07	35.9		43.6
August 1, 2020	23,697,309.64	7,126,341.64	1,510,151.00	30.1		36.4
February 1, 2021	23,099,898.48	5,447,950.59	1,141,102.97	23.6		28.5
August 1, 2021	22,502,487.31	3,698,065.42	765,025.50	16.4		19.8
February 1, 2022	21,905,076.14	1,880,882.13	175,194.44	8.6		9.4
August 1, 2022	21,108,527.92	0.00	0.00	N/	A	N/	A

Boeing 737-700

	N265WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$39,510,000.00	$25,681,500.00	$5,477,805.99	65.0%		78.9%
February 1, 2008	38,908,324.87	25,236,625.61	5,382,915.29	64.9		78.7
August 1, 2008	38,306,649.75	24,827,383.04	5,295,624.77	64.8		78.6
February 1, 2009	37,704,974.62	24,418,140.46	5,208,334.26	64.8		78.6
August 1, 2009	37,103,299.49	24,008,897.88	5,121,043.74	64.7		78.5
February 1, 2010	36,501,624.37	23,234,639.07	5,033,753.22	63.7		77.4
August 1, 2010	35,899,949.24	22,726,579.40	4,946,462.70	63.3		77.1
February 1, 2011	35,298,274.11	22,222,712.07	4,859,172.18	63.0		76.7
August 1, 2011	34,696,598.98	21,723,037.06	4,771,881.66	62.6		76.4
February 1, 2012	34,094,923.86	21,227,554.38	4,684,591.15	62.3		76.0
August 1, 2012	33,493,248.73	20,736,264.03	4,597,300.63	61.9		75.6
February 1, 2013	32,891,573.60	20,249,166.00	4,510,010.11	61.6		75.3
August 1, 2013	32,289,898.48	19,766,260.31	4,079,881.14	61.2		73.9
February 1, 2014	31,688,223.35	19,306,976.45	3,999,357.17	60.9		73.5
August 1, 2014	31,086,548.22	18,851,147.09	3,918,833.20	60.6		73.2
February 1, 2015	30,484,873.10	18,398,772.23	3,838,309.23	60.4		72.9
August 1, 2015	29,883,197.97	17,949,851.86	3,757,785.26	60.1		72.6
February 1, 2016	29,281,522.84	17,504,385.99	3,677,261.29	59.8		72.3
August 1, 2016	28,679,847.72	17,062,374.63	3,596,737.32	59.5		72.0
February 1, 2017	28,078,172.59	16,353,120.20	3,458,956.32	58.2		70.6
August 1, 2017	27,476,497.46	15,420,767.33	3,272,709.74	56.1		68.0
February 1, 2018	26,874,822.34	14,326,355.95	3,050,522.81	53.3		64.7
August 1, 2018	26,273,147.21	13,100,057.88	2,798,509.01	49.9		60.5
February 1, 2019	25,671,472.08	11,760,567.55	2,507,644.58	45.8		55.6
August 1, 2019	25,069,796.95	10,320,855.26	2,196,342.83	41.2		49.9
February 1, 2020	24,468,121.83	8,790,563.64	1,866,842.03	35.9		43.6
August 1, 2020	23,866,446.70	7,177,205.16	1,520,929.54	30.1		36.4
February 1, 2021	23,264,771.57	5,486,834.76	1,149,247.47	23.6		28.5
August 1, 2021	22,663,096.45	3,724,459.98	770,485.79	16.4		19.8
February 1, 2022	22,061,421.32	1,894,306.73	176,444.87	8.6		9.4
August 1, 2022	21,259,187.82	0.00	0.00	N/	A	N/	A

III-4

Boeing 737-700

	N267WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$39,600,000.00	$25,740,000.00	$5,490,283.91	65.0%		78.9%
February 1, 2008	38,996,954.31	25,294,112.23	5,395,177.06	64.9		78.7
August 1, 2008	38,393,908.63	24,883,937.44	5,307,687.70	64.8		78.6
February 1, 2009	37,790,862.94	24,473,762.65	5,220,198.34	64.8		78.6
August 1, 2009	37,187,817.26	24,063,587.86	5,132,708.98	64.7		78.5
February 1, 2010	36,584,771.57	23,287,565.35	5,045,219.63	63.7		77.4
August 1, 2010	35,981,725.89	22,778,348.38	4,957,730.27	63.3		77.1
February 1, 2011	35,378,680.20	22,273,333.28	4,870,240.91	63.0		76.7
August 1, 2011	34,775,634.52	21,772,520.06	4,782,751.55	62.6		76.4
February 1, 2012	34,172,588.83	21,275,908.72	4,695,262.20	62.3		76.0
August 1, 2012	33,569,543.15	20,783,499.26	4,607,772.84	61.9		75.6
February 1, 2013	32,966,497.46	20,295,291.67	4,520,283.48	61.6		75.3
August 1, 2013	32,363,451.78	19,811,285.96	4,089,174.72	61.2		73.9
February 1, 2014	31,760,406.09	19,350,955.89	4,008,467.32	60.9		73.5
August 1, 2014	31,157,360.41	18,894,088.20	3,927,759.92	60.6		73.2
February 1, 2015	30,554,314.72	18,440,682.87	3,847,052.53	60.4		72.9
August 1, 2015	29,951,269.04	17,990,739.91	3,766,345.13	60.1		72.6
February 1, 2016	29,348,223.35	17,544,259.31	3,685,637.74	59.8		72.3
August 1, 2016	28,745,177.66	17,101,241.08	3,604,930.34	59.5		72.0
February 1, 2017	28,142,131.98	16,390,371.05	3,466,835.50	58.2		70.6
August 1, 2017	27,539,086.29	15,455,894.36	3,280,164.66	56.1		68.0
February 1, 2018	26,936,040.61	14,358,990.01	3,057,471.61	53.3		64.7
August 1, 2018	26,332,994.92	13,129,898.56	2,804,883.75	49.9		60.5
February 1, 2019	25,729,949.24	11,787,356.99	2,513,356.75	45.8		55.6
August 1, 2019	25,126,903.55	10,344,365.18	2,201,345.89	41.2		49.9
February 1, 2020	24,523,857.87	8,810,587.70	1,871,094.52	35.9		43.6
August 1, 2020	23,920,812.18	7,193,554.14	1,524,394.08	30.1		36.4
February 1, 2021	23,317,766.50	5,499,333.25	1,151,865.34	23.6		28.5
August 1, 2021	22,714,720.81	3,732,943.94	772,240.88	16.4		19.8
February 1, 2022	22,111,675.13	1,898,621.78	176,846.79	8.6		9.4
August 1, 2022	21,307,614.21	0.00	0.00	N/	A	N/	A

Boeing 737-700

	N268WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$39,810,000.00	$25,876,500.00	$5,519,399.05	65.0%		78.9%
February 1, 2008	39,203,756.35	25,428,247.68	5,423,787.85	64.9		78.7
August 1, 2008	38,597,512.69	25,015,897.72	5,335,834.53	64.8		78.6
February 1, 2009	37,991,269.04	24,603,547.76	5,247,881.21	64.8		78.6
August 1, 2009	37,385,025.38	24,191,197.79	5,159,927.90	64.7		78.5
February 1, 2010	36,778,781.73	23,411,060.01	5,071,974.58	63.7		77.4
August 1, 2010	36,172,538.07	22,899,142.65	4,984,021.26	63.3		77.1
February 1, 2011	35,566,294.42	22,391,449.44	4,896,067.95	63.0		76.7
August 1, 2011	34,960,050.76	21,887,980.39	4,808,114.63	62.6		76.4
February 1, 2012	34,353,807.11	21,388,735.51	4,720,161.31	62.3		76.0
August 1, 2012	33,747,563.45	20,893,714.78	4,632,208.00	61.9		75.6
February 1, 2013	33,141,319.80	20,402,918.22	4,544,254.68	61.6		75.3
August 1, 2013	32,535,076.14	19,916,345.81	4,110,859.73	61.2		73.9
February 1, 2014	31,928,832.49	19,453,574.60	4,029,724.34	60.9		73.5
August 1, 2014	31,322,588.83	18,994,284.12	3,948,588.95	60.6		73.2
February 1, 2015	30,716,345.18	18,538,474.37	3,867,453.56	60.4		72.9
August 1, 2015	30,110,101.52	18,086,145.34	3,786,318.17	60.1		72.6
February 1, 2016	29,503,857.87	17,637,297.05	3,705,182.79	59.8		72.3
August 1, 2016	28,897,614.21	17,191,929.48	3,624,047.40	59.5		72.0
February 1, 2017	28,291,370.56	16,477,289.68	3,485,220.23	58.2		70.6
August 1, 2017	27,685,126.90	15,537,857.44	3,297,559.47	56.1		68.0
February 1, 2018	27,078,883.25	14,435,136.17	3,073,685.48	53.3		64.7
August 1, 2018	26,472,639.59	13,199,526.81	2,819,758.13	49.9		60.5
February 1, 2019	25,866,395.94	11,849,865.71	2,526,685.16	45.8		55.6
August 1, 2019	25,260,152.28	10,399,221.66	2,213,019.69	41.2		49.9
February 1, 2020	24,653,908.63	8,857,310.52	1,881,016.99	35.9		43.6
August 1, 2020	24,047,664.97	7,231,701.78	1,532,477.98	30.1		36.4
February 1, 2021	23,441,421.32	5,528,496.38	1,157,973.72	23.6		28.5
August 1, 2021	22,835,177.66	3,752,739.85	776,336.10	16.4		19.8
February 1, 2022	22,228,934.01	1,908,690.23	177,784.62	8.6		9.4
August 1, 2022	21,420,609.14	0.00	0.00	N/	A	N/	A

III-5

Boeing 737-700

	N269WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$39,820,000.00	$25,883,000.00	$5,520,785.49	65.0%		78.9%
February 1, 2008	39,213,604.06	25,434,635.08	5,425,150.26	64.9		78.7
August 1, 2008	38,607,208.12	25,022,181.54	5,337,174.85	64.8		78.6
February 1, 2009	38,000,812.18	24,609,728.00	5,249,199.44	64.8		78.6
August 1, 2009	37,394,416.24	24,197,274.45	5,161,224.03	64.7		78.5
February 1, 2010	36,788,020.30	23,416,940.71	5,073,248.62	63.7		77.4
August 1, 2010	36,181,624.37	22,904,894.76	4,985,273.22	63.3		77.1
February 1, 2011	35,575,228.43	22,397,074.02	4,897,297.81	63.0		76.7
August 1, 2011	34,968,832.49	21,893,478.51	4,809,322.40	62.6		76.4
February 1, 2012	34,362,436.55	21,394,108.21	4,721,346.99	62.3		76.0
August 1, 2012	33,756,040.61	20,898,963.14	4,633,371.58	61.9		75.6
February 1, 2013	33,149,644.67	20,408,043.29	4,545,396.17	61.6		75.3
August 1, 2013	32,543,248.73	19,921,348.66	4,111,892.35	61.2		73.9
February 1, 2014	31,936,852.79	19,458,461.20	4,030,736.58	60.9		73.5
August 1, 2014	31,330,456.85	18,999,055.35	3,949,580.81	60.6		73.2
February 1, 2015	30,724,060.91	18,543,131.10	3,868,425.04	60.4		72.9
August 1, 2015	30,117,664.97	18,090,688.46	3,787,269.27	60.1		72.6
February 1, 2016	29,511,269.04	17,641,727.42	3,706,113.50	59.8		72.3
August 1, 2016	28,904,873.10	17,196,247.98	3,624,957.73	59.5		72.0
February 1, 2017	28,298,477.16	16,481,428.67	3,486,095.69	58.2		70.6
August 1, 2017	27,692,081.22	15,541,760.45	3,298,387.80	56.1		68.0
February 1, 2018	27,085,685.28	14,438,762.18	3,074,457.57	53.3		64.7
August 1, 2018	26,479,289.34	13,202,842.44	2,820,466.44	49.9		60.5
February 1, 2019	25,872,893.40	11,852,842.31	2,527,319.84	45.8		55.6
August 1, 2019	25,266,497.46	10,401,833.88	2,213,575.59	41.2		49.9
February 1, 2020	24,660,101.52	8,859,535.41	1,881,489.49	35.9		43.6
August 1, 2020	24,053,705.58	7,233,518.33	1,532,862.93	30.1		36.4
February 1, 2021	23,447,309.64	5,529,885.09	1,158,264.60	23.6		28.5
August 1, 2021	22,840,913.71	3,753,682.52	776,531.11	16.4		19.8
February 1, 2022	22,234,517.77	1,909,169.68	177,829.28	8.6		9.4
August 1, 2022	21,425,989.85	0.00	0.00	N/	A	N/	A

Boeing 737-700

	N272WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$39,850,000.00	$25,902,500.00	$5,524,944.79	65.0%		78.9%
February 1, 2008	39,243,147.21	25,453,797.29	5,429,237.52	64.9		78.7
August 1, 2008	38,636,294.42	25,041,033.01	5,341,195.83	64.8		78.6
February 1, 2009	38,029,441.62	24,628,268.72	5,253,154.14	64.8		78.6
August 1, 2009	37,422,588.83	24,215,504.44	5,165,112.45	64.7		78.5
February 1, 2010	36,815,736.04	23,434,582.81	5,077,070.76	63.7		77.4
August 1, 2010	36,208,883.25	22,922,151.08	4,989,029.07	63.3		77.1
February 1, 2011	35,602,030.46	22,413,947.76	4,900,987.38	63.0		76.7
August 1, 2011	34,995,177.66	21,909,972.84	4,812,945.69	62.6		76.4
February 1, 2012	34,388,324.87	21,410,226.32	4,724,904.00	62.3		76.0
August 1, 2012	33,781,472.08	20,914,708.21	4,636,862.31	61.9		75.6
February 1, 2013	33,174,619.29	20,423,418.51	4,548,820.62	61.6		75.3
August 1, 2013	32,567,766.50	19,936,357.21	4,114,990.21	61.2		73.9
February 1, 2014	31,960,913.71	19,473,121.02	4,033,773.30	60.9		73.5
August 1, 2014	31,354,060.91	19,013,369.05	3,952,556.39	60.6		73.2
February 1, 2015	30,747,208.12	18,557,101.32	3,871,339.48	60.4		72.9
August 1, 2015	30,140,355.33	18,104,317.81	3,790,122.56	60.1		72.6
February 1, 2016	29,533,502.54	17,655,018.52	3,708,905.65	59.8		72.3
August 1, 2016	28,926,649.75	17,209,203.46	3,627,688.74	59.5		72.0
February 1, 2017	28,319,796.95	16,493,845.61	3,488,722.08	58.2		70.6
August 1, 2017	27,712,944.16	15,553,469.46	3,300,872.77	56.1		68.0
February 1, 2018	27,106,091.37	14,449,640.20	3,076,773.83	53.3		64.7
August 1, 2018	26,499,238.58	13,212,789.33	2,822,591.35	49.9		60.5
February 1, 2019	25,892,385.79	11,861,772.13	2,529,223.90	45.8		55.6
August 1, 2019	25,285,532.99	10,409,670.52	2,215,243.27	41.2		49.9
February 1, 2020	24,678,680.20	8,866,210.10	1,882,906.98	35.9		43.6
August 1, 2020	24,071,827.41	7,238,968.00	1,534,017.78	30.1		36.4
February 1, 2021	23,464,974.62	5,534,051.26	1,159,137.22	23.6		28.5
August 1, 2021	22,858,121.83	3,756,510.51	777,116.14	16.4		19.8
February 1, 2022	22,251,269.04	1,910,608.03	177,963.25	8.6		9.4
August 1, 2022	21,442,131.98	0.00	0.00	N/	A	N/	A

III-6

Boeing 737-700

	N274WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$40,150,000.00	$26,097,500.00	$5,566,537.85	65.0%		78.9%
February 1, 2008	39,538,578.68	25,645,419.35	5,470,110.07	64.9		78.7
August 1, 2008	38,927,157.36	25,229,547.68	5,381,405.58	64.8		78.6
February 1, 2009	38,315,736.04	24,813,676.02	5,292,701.10	64.8		78.6
August 1, 2009	37,704,314.72	24,397,804.35	5,203,996.61	64.7		78.5
February 1, 2010	37,092,893.40	23,611,003.75	5,115,292.12	63.7		77.4
August 1, 2010	36,481,472.08	23,094,714.32	5,026,587.63	63.3		77.1
February 1, 2011	35,870,050.76	22,582,685.13	4,937,883.15	63.0		76.7
August 1, 2011	35,258,629.44	22,074,916.17	4,849,178.66	62.6		76.4
February 1, 2012	34,647,208.12	21,571,407.45	4,760,474.17	62.3		76.0
August 1, 2012	34,035,786.80	21,072,158.97	4,671,769.68	61.9		75.6
February 1, 2013	33,424,365.48	20,577,170.72	4,583,065.20	61.6		75.3
August 1, 2013	32,812,944.16	20,086,442.71	4,145,968.81	61.2		73.9
February 1, 2014	32,201,522.84	19,619,719.17	4,064,140.48	60.9		73.5
August 1, 2014	31,590,101.52	19,156,506.09	3,982,312.14	60.6		73.2
February 1, 2015	30,978,680.20	18,696,803.46	3,900,483.81	60.4		72.9
August 1, 2015	30,367,258.88	18,240,611.29	3,818,655.48	60.1		72.6
February 1, 2016	29,755,837.56	17,787,929.57	3,736,827.15	59.8		72.3
August 1, 2016	29,144,416.24	17,338,758.31	3,654,998.82	59.5		72.0
February 1, 2017	28,532,994.92	16,618,015.09	3,514,985.99	58.2		70.6
August 1, 2017	27,921,573.60	15,670,559.56	3,325,722.50	56.1		68.0
February 1, 2018	27,310,152.28	14,558,420.43	3,099,936.50	53.3		64.7
August 1, 2018	26,698,730.96	13,312,258.26	2,843,840.47	49.9		60.5
February 1, 2019	26,087,309.64	11,951,070.28	2,548,264.48	45.8		55.6
August 1, 2019	25,475,888.32	10,488,036.92	2,231,920.14	41.2		49.9
February 1, 2020	24,864,467.01	8,932,956.98	1,897,081.94	35.9		43.6
August 1, 2020	24,253,045.69	7,293,464.62	1,545,566.22	30.1		36.4
February 1, 2021	23,641,624.37	5,575,712.87	1,167,863.47	23.6		28.5
August 1, 2021	23,030,203.05	3,784,790.38	782,966.45	16.4		19.8
February 1, 2022	22,418,781.73	1,924,991.53	179,303.00	8.6		9.4
August 1, 2022	21,603,553.30	0.00	0.00	N/	A	N/	A

Boeing 737-700

	N275WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$40,420,000.00	$26,273,000.00	$5,603,971.61	65.0%		78.9%
February 1, 2008	39,804,467.01	25,817,879.21	5,506,895.37	64.9		78.7
August 1, 2008	39,188,934.01	25,399,210.89	5,417,594.36	64.8		78.6
February 1, 2009	38,573,401.02	24,980,542.59	5,328,293.36	64.8		78.6
August 1, 2009	37,957,868.02	24,561,874.27	5,238,992.35	64.7		78.5
February 1, 2010	37,342,335.03	23,769,782.61	5,149,691.35	63.7		77.4
August 1, 2010	36,726,802.03	23,250,021.24	5,060,390.34	63.3		77.1
February 1, 2011	36,111,269.04	22,734,548.77	4,971,089.34	63.0		76.7
August 1, 2011	35,495,736.04	22,223,365.17	4,881,788.33	62.6		76.4
February 1, 2012	34,880,203.05	21,716,470.47	4,792,487.32	62.3		76.0
August 1, 2012	34,264,670.05	21,213,864.64	4,703,186.32	61.9		75.6
February 1, 2013	33,649,137.06	20,715,547.71	4,613,885.31	61.6		75.3
August 1, 2013	33,033,604.06	20,221,519.66	4,173,849.55	61.2		73.9
February 1, 2014	32,418,071.07	19,751,657.51	4,091,470.94	60.9		73.5
August 1, 2014	31,802,538.07	19,285,329.42	4,009,092.33	60.6		73.2
February 1, 2015	31,187,005.08	18,822,535.39	3,926,713.72	60.4		72.9
August 1, 2015	30,571,472.08	18,363,275.43	3,844,335.11	60.1		72.6
February 1, 2016	29,955,939.09	17,907,549.53	3,761,956.50	59.8		72.3
August 1, 2016	29,340,406.09	17,455,357.69	3,679,577.89	59.5		72.0
February 1, 2017	28,724,873.10	16,729,767.62	3,538,623.50	58.2		70.6
August 1, 2017	28,109,340.10	15,775,940.66	3,348,087.26	56.1		68.0
February 1, 2018	27,493,807.11	14,656,322.63	3,120,782.89	53.3		64.7
August 1, 2018	26,878,274.11	13,401,780.30	2,862,964.67	49.9		60.5
February 1, 2019	26,262,741.12	12,031,438.63	2,565,401.01	45.8		55.6
August 1, 2019	25,647,208.12	10,558,566.68	2,246,929.31	41.2		49.9
February 1, 2020	25,031,675.13	8,993,029.17	1,909,839.40	35.9		43.6
August 1, 2020	24,416,142.13	7,342,511.58	1,555,959.81	30.1		36.4
February 1, 2021	23,800,609.14	5,613,208.33	1,175,717.10	23.6		28.5
August 1, 2021	23,185,076.14	3,810,242.27	788,231.73	16.4		19.8
February 1, 2022	22,569,543.15	1,937,936.68	180,508.77	8.6		9.4
August 1, 2022	21,748,832.49	0.00	0.00	N/	A	N/	A

III-7

Boeing 737-700

	N276WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$40,450,000.00	$26,292,500.00	$5,608,130.91	65.0%		78.9%
February 1, 2008	39,834,010.15	25,837,041.41	5,510,982.63	64.9		78.7
August 1, 2008	39,218,020.30	25,418,062.36	5,421,615.34	64.8		78.6
February 1, 2009	38,602,030.46	24,999,083.31	5,332,248.05	64.8		78.6
August 1, 2009	37,986,040.61	24,580,104.26	5,242,880.77	64.7		78.5
February 1, 2010	37,370,050.76	23,787,424.70	5,153,513.48	63.7		77.4
August 1, 2010	36,754,060.91	23,267,277.57	5,064,146.20	63.3		77.1
February 1, 2011	36,138,071.07	22,751,422.51	4,974,778.91	63.0		76.7
August 1, 2011	35,522,081.22	22,239,859.51	4,885,411.63	62.6		76.4
February 1, 2012	34,906,091.37	21,732,588.58	4,796,044.34	62.3		76.0
August 1, 2012	34,290,101.52	21,229,609.72	4,706,677.05	61.9		75.6
February 1, 2013	33,674,111.68	20,730,922.93	4,617,309.77	61.6		75.3
August 1, 2013	33,058,121.83	20,236,528.21	4,176,947.41	61.2		73.9
February 1, 2014	32,442,131.98	19,766,317.32	4,094,507.65	60.9		73.5
August 1, 2014	31,826,142.13	19,299,643.12	4,012,067.90	60.6		73.2
February 1, 2015	31,210,152.28	18,836,505.60	3,929,628.15	60.4		72.9
August 1, 2015	30,594,162.44	18,376,904.78	3,847,188.40	60.1		72.6
February 1, 2016	29,978,172.59	17,920,840.63	3,764,748.65	59.8		72.3
August 1, 2016	29,362,182.74	17,468,313.17	3,682,308.90	59.5		72.0
February 1, 2017	28,746,192.89	16,742,184.56	3,541,249.89	58.2		70.6
August 1, 2017	28,130,203.05	15,787,649.68	3,350,572.24	56.1		68.0
February 1, 2018	27,514,213.20	14,667,200.66	3,123,099.16	53.3		64.7
August 1, 2018	26,898,223.35	13,411,727.19	2,865,089.59	49.9		60.5
February 1, 2019	26,282,233.50	12,040,368.44	2,567,305.06	45.8		55.6
August 1, 2019	25,666,243.65	10,566,403.32	2,248,597.00	41.2		49.9
February 1, 2020	25,050,253.81	8,999,703.85	1,911,256.90	35.9		43.6
August 1, 2020	24,434,263.96	7,347,961.24	1,557,114.66	30.1		36.4
February 1, 2021	23,818,274.11	5,617,374.49	1,176,589.73	23.6		28.5
August 1, 2021	23,202,284.26	3,813,070.26	788,816.76	16.4		19.8
February 1, 2022	22,586,294.42	1,939,375.03	180,642.75	8.6		9.4
August 1, 2022	21,764,974.62	0.00	0.00	N/	A	N/	A

Boeing 737-700

	N277WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$40,460,000.00	$26,299,000.00	$5,609,517.35	65.0%		78.9%
February 1, 2008	39,843,857.87	25,843,428.82	5,512,345.04	64.9		78.7
August 1, 2008	39,227,715.74	25,424,346.19	5,422,955.67	64.8		78.6
February 1, 2009	38,611,573.60	25,005,263.55	5,333,566.29	64.8		78.6
August 1, 2009	37,995,431.47	24,586,180.92	5,244,176.91	64.7		78.5
February 1, 2010	37,379,289.34	23,793,305.40	5,154,787.53	63.7		77.4
August 1, 2010	36,763,147.21	23,273,029.68	5,065,398.15	63.3		77.1
February 1, 2011	36,147,005.08	22,757,047.08	4,976,008.77	63.0		76.7
August 1, 2011	35,530,862.94	22,245,357.61	4,886,619.39	62.6		76.4
February 1, 2012	34,914,720.81	21,737,961.28	4,797,230.01	62.3		76.0
August 1, 2012	34,298,578.68	21,234,858.08	4,707,840.63	61.9		75.6
February 1, 2013	33,682,436.55	20,736,048.00	4,618,451.25	61.6		75.3
August 1, 2013	33,066,294.42	20,241,531.06	4,177,980.03	61.2		73.9
February 1, 2014	32,450,152.28	19,771,203.92	4,095,519.89	60.9		73.5
August 1, 2014	31,834,010.15	19,304,414.35	4,013,059.76	60.6		73.2
February 1, 2015	31,217,868.02	18,841,162.34	3,930,599.63	60.4		72.9
August 1, 2015	30,601,725.89	18,381,447.89	3,848,139.50	60.1		72.6
February 1, 2016	29,985,583.76	17,925,271.00	3,765,679.37	59.8		72.3
August 1, 2016	29,369,441.62	17,472,631.67	3,683,219.23	59.5		72.0
February 1, 2017	28,753,299.49	16,746,323.55	3,542,125.36	58.2		70.6
August 1, 2017	28,137,157.36	15,791,552.68	3,351,400.56	56.1		68.0
February 1, 2018	27,521,015.23	14,670,826.66	3,123,871.25	53.3		64.7
August 1, 2018	26,904,873.10	13,415,042.82	2,865,797.89	49.9		60.5
February 1, 2019	26,288,730.96	12,043,345.05	2,567,939.75	45.8		55.6
August 1, 2019	25,672,588.83	10,569,015.54	2,249,152.90	41.2		49.9
February 1, 2020	25,056,446.70	9,001,928.75	1,911,729.40	35.9		43.6
August 1, 2020	24,440,304.57	7,349,777.80	1,557,499.60	30.1		36.4
February 1, 2021	23,824,162.44	5,618,763.21	1,176,880.60	23.6		28.5
August 1, 2021	23,208,020.30	3,814,012.92	789,011.77	16.4		19.8
February 1, 2022	22,591,878.17	1,939,854.48	180,687.41	8.6		9.4
August 1, 2022	21,770,355.33	0.00	0.00	N/	A	N/	A

III-8

Boeing 737-700

	N278WN
		Outstanding Value		Loan to Value Ratio
	Assumed	Series A	Series B	Series A		Series B
	Aircraft	Equipment	Equipment	Equipment		Equipment
Date	Value	Notes	Notes	Notes		Notes

At Issuance	$40,470,000.00	$26,305,500.00	$5,610,903.81	65.0%		78.9%
February 1, 2008	39,853,705.58	25,849,816.21	5,513,707.46	64.9		78.7
August 1, 2008	39,237,411.17	25,430,630.02	5,424,296.00	64.8		78.6
February 1, 2009	38,621,116.75	25,011,443.80	5,334,884.52	64.8		78.6
August 1, 2009	38,004,822.34	24,592,257.62	5,245,473.04	64.7		78.5
February 1, 2010	37,388,527.92	23,799,186.10	5,156,061.57	63.7		77.4
August 1, 2010	36,772,233.50	23,278,781.79	5,066,650.10	63.3		77.1
February 1, 2011	36,155,939.06	22,762,671.64	4,977,238.62	63.0		76.7
August 1, 2011	35,539,644.68	22,250,855.72	4,887,827.15	62.6		76.4
February 1, 2012	34,923,350.25	21,743,333.99	4,798,415.69	62.3		76.0
August 1, 2012	34,307,055.84	21,240,106.42	4,709,004.21	61.9		75.6
February 1, 2013	33,690,761.40	20,741,173.05	4,619,592.74	61.6		75.3
August 1, 2013	33,074,466.99	20,246,533.89	4,179,012.63	61.2		73.9
February 1, 2014	32,458,172.58	19,776,090.55	4,096,532.13	60.9		73.5
August 1, 2014	31,841,878.19	19,309,185.60	4,014,051.63	60.6		73.2
February 1, 2015	31,225,583.76	18,845,819.09	3,931,571.11	60.4		72.9
August 1, 2015	30,609,289.35	18,385,991.00	3,849,090.61	60.1		72.6
February 1, 2016	29,992,994.92	17,929,701.37	3,766,610.07	59.8		72.3
August 1, 2016	29,376,700.53	17,476,950.17	3,684,129.56	59.5		72.0
February 1, 2017	28,760,406.09	16,750,462.53	3,543,000.82	58.2		70.6
August 1, 2017	28,144,111.69	15,795,455.70	3,352,228.91	56.1		68.0
February 1, 2018	27,527,817.25	14,674,452.66	3,124,643.33	53.3		64.7
August 1, 2018	26,911,522.86	13,418,358.47	2,866,506.18	49.9		60.5
February 1, 2019	26,295,228.42	12,046,321.66	2,568,574.43	45.8		55.6
August 1, 2019	25,678,934.05	10,571,627.76	2,249,708.80	41.2		49.9
February 1, 2020	25,062,639.58	9,004,153.65	1,912,201.89	35.9		43.6
August 1, 2020	24,446,345.19	7,351,594.34	1,557,884.55	30.1		36.4
February 1, 2021	23,830,050.74	5,620,151.92	1,177,171.47	23.6		28.5
August 1, 2021	23,213,756.35	3,814,955.61	789,206.82	16.4		19.8
February 1, 2022	22,597,461.90	1,940,333.91	180,732.07	8.6		9.4
August 1, 2022	21,775,736.02	0.00	0.00	N/	A	N/	A

III-9

PROSPECTUS

Southwest Airlines Co.

Pass Through Certificates

This prospectus relates to the issuance of Pass Through Certificates by one or more Pass Through Trusts to be formed by Southwest Airlines Co.

THE CERTIFICATES:

•	Will be issued in one or more series with distribution rates and distribution dates specified in the prospectus supplement;

•	Will represent interests in the relevant Pass Through Trust only and will be repaid only from the assets of that Trust, and will not represent obligations of, or be guaranteed by, Southwest;

•	May have one or more forms of liquidity enhancement; and

•	Will be issued in registered form and may be issued in accordance with a book-entry system.

The aggregate public offering price of the Certificates will not exceed $1,340,000,000.

EACH PASS THROUGH TRUST:

•	Will issue one or more series of Certificates;

•	Will use the proceeds of each series of Certificates to purchase Equipment Notes of one or more series, each with an interest rate equal to the rate on the related series of Certificates and with a maturity date on or prior to the final distribution date for the related series of Certificates; and

•	Will pass through principal and interest paid on the Equipment Notes that it owns, subject to any applicable subordination provisions.

THE EQUIPMENT NOTES:

•	Will be issued in series;

•	Will be issued either in connection with sale/leaseback transactions relating to aircraft leased to us, or to finance or refinance all or a portion of the cost of aircraft owned by us or to raise funds for general corporate purposes;

•	If issued in connection with leased aircraft, will not be our obligations and will not be guaranteed by us, but amounts due from us under the relevant lease will be sufficient to make all payments required under those Equipment Notes; and

•	Will be secured by the aircraft specified in the prospectus supplement and, in the case of any leased aircraft, by the interest of lessor in that lease.

This prospectus is accompanied by a prospectus supplement that includes additional information as to the particular series of Certificates being sold and the underlying Equipment Notes. Sales of Certificates may not be consummated without both this prospectus and a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2005.

You should rely only on the information contained in this prospectus or any prospectus supplement or information contained in documents which you are referred to in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. We are offering to sell the pass through certificates only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the pass through certificates.

ABOUT THIS PROSPECTUS

This prospectus is part of two registration statements that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, the Certificates described in this prospectus may be sold in one or more offerings up to a total offering amount of $1,340,000,000. This prospectus provides you with a general description of the Certificates that may be offered.

Each time Certificates are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled “Where You Can Find More Information.”

For more detail, you should read our registration statements and the exhibits filed with our registration statements.

In this prospectus, references to “Southwest,” “we,” “us” and “our” mean Southwest Airlines Co.

i

FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent our expectations or beliefs concerning future events. When used in this prospectus and the incorporated documents, the words “expects,” “plans,” “anticipates” and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our expectations. Additional information concerning these and other factors is contained in our SEC filings, including but not limited to our Forms 10-K, 10-Q and 8-K.

ii

THE COMPANY

Southwest Airlines Co. is a major domestic airline that provides point-to-point, low-fare service. Historically, routes served by Southwest had been predominantly short-haul, with high frequencies. In recent years, we have complemented this service with more medium to long-haul routes, including transcontinental service. We were incorporated in Texas in 1967 and commenced Customer Service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities — Dallas, Houston, and San Antonio. At year-end 2004, we operated 417 Boeing 737 aircraft and provided service to 60 airports in 59 cities in 31 states throughout the United States.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus. Please refer to the section “Where You Can Find More Information.”

Our principal executive offices are located at 2702 Love Field Drive, P.O. Box 36611, Dallas, Texas 75235, and our telephone number is (214) 792-4000.

SUMMARY

Certificates

Pass through certificates are securities that evidence an ownership interest in a pass through trust. The holders of the certificates issued by a pass through trust will be the beneficiaries of that trust. For convenience, we may refer to pass through certificates as “certificates” and refer to the holder of a pass through certificate as a “certificateholder.”

The beneficial interest in a pass through trust represented by a certificate will be a percentage interest in the property of that trust equal to the original face amount of such certificate divided by the original face amount of all of the certificates issued by that trust. Each certificate will represent a beneficial interest only in the property of the pass through trust that issued the certificate. Multiple series of certificates may be issued. If more than one series of certificates is issued, each series of certificates will be issued by a separate pass through trust.

The property that will be held by each pass through trust will include equipment notes secured by aircraft that we own or lease. Payments of principal, premium, if any, and interest on the equipment notes owned by a pass through trust will be passed through to holders of certificates issued by that trust in accordance with the terms of the pass through trust agreement pursuant to which the trust was formed.

If certificates of any series are entitled to the benefits of a liquidity facility or other form of credit enhancement, the prospectus supplement relating to that series will describe the terms of the liquidity facility or other form of credit enhancement. A liquidity facility is a revolving credit agreement, letter of credit, bank guarantee, insurance policy or other instrument or agreement under which another person agrees to make certain payments in respect of the certificates if there is a shortfall in amounts otherwise available for distribution. While a liquidity facility is designed to increase the likelihood of the timely payment of certain amounts due under certificates, it is not a guarantee of timely or ultimate payment.

The rights of a pass through trustee to receive monies payable under equipment notes held for that pass through trustee may be subject to the effect of subordination provisions contained in an intercreditor agreement described in the prospectus supplement for a series of certificates. An intercreditor agreement will set forth the terms and conditions upon which payments made under the equipment notes and payments made under any liquidity facility will be received, shared and distributed among the several pass through trustees and the liquidity provider.

We may offer and sell up to $1,340,000,000 of aggregate initial offering price of certificates pursuant to this prospectus and related prospectus supplements in one or more offerings of certificates.

Pass Through Trusts

We will form a separate pass through trust to issue each series of certificates. Each pass through trust will be formed by us, as creator of each pass through trust, and a national or state bank or trust company, as trustee.

Unless otherwise stated in a prospectus supplement, Wilmington Trust Company will be the trustee of each pass through trust. For convenience, we may refer to the pass through trustee as the “trustee.”

Each pass through trust will be governed by a trust instrument that creates the trust and sets forth the powers of the trustee and the rights of the beneficiaries. The beneficiaries of a pass through trust will be the holders of certificates issued by that trust. The trust instrument for each pass through trust will consist of a basic pass through trust agreement between us and the pass through trustee, which we refer to as the “Basic Agreement,” and a supplement to that basic agreement, which we refer to as a “pass through trust supplement.”

When a pass through trust supplement is signed and delivered, the pass through trustee, on behalf of the related pass through trust, will enter into one or more purchase or refunding agreements, typically referred to as “note purchase agreements” or “participation agreements” under which it will agree to purchase one or more promissory notes secured by aircraft described in the applicable prospectus supplement. These secured promissory notes are referred to as “equipment notes.”

Under the applicable note purchase agreement or participation agreement, the pass through trustee, on behalf of the related pass through trust, will purchase one or more equipment notes. The equipment notes that are the property of a pass through trust will have:

•	identical interest rates, in each case equal to the rate applicable to the certificates issued by such pass through trust; and

•	identical priority of payment relative to each of the other equipment notes held for such pass through trust.

If any portion of the proceeds of an offering of a series of certificates is not used to purchase equipment notes on the date the certificates are originally issued, those proceeds will be held for the benefit of the certificateholders. If any of the proceeds are not later used to purchase equipment notes by the date specified in the applicable prospectus supplement, the proceeds will be returned to the certificateholders.

Equipment Notes

The equipment notes owned by a pass through trust may consist of any combination of:

•	Equipment notes issued by an owner trustee and secured by an aircraft owned by that trustee and leased to us. We refer to these equipment notes as “leased aircraft notes.”

•	Equipment notes issued by us and secured by an aircraft owned by us. We refer to these equipment notes as “owned aircraft notes.”

Leased Aircraft Notes.  Except as specified in a prospectus supplement, leased aircraft notes will be issued by a bank, trust company, financial institution or other entity solely in its capacity as owner trustee in a leveraged lease transaction. In a leveraged lease transaction, one or more persons will form an owner trust to acquire an aircraft and then that owner trust will lease the aircraft to us. The investors that are the beneficiaries of the owner trusts are typically referred to as owner participants. Each owner participant will contribute a portion of the purchase price of the aircraft to the owner trust, and the remainder of the purchase price of the aircraft will be financed, or “leveraged,” through the issuance of leased aircraft notes. Leased aircraft notes may also be issued to refinance an aircraft previously financed in a leveraged lease transaction or otherwise.

The leased aircraft notes will be issued pursuant to a separate indenture between the owner trustee and a bank, trust company, financial institution or other entity, as loan trustee. The indenture entered into in connection with the issuance of leased aircraft notes will be referred to as a “leased aircraft indenture.” The loan trustee under a leased aircraft indenture will act as a trustee for the holders of the leased aircraft notes issued under that leased aircraft indenture.

In a leveraged lease transaction, we will pay or advance rent and other amounts to the owner trustee in its capacity as lessor under the lease. The owner trustee will use the rent payments and certain other amounts received by it to make payments of principal and interest on the leased aircraft notes. The owner trustee also will assign its rights to receive basic rent and certain other payments to a loan trustee as security for the owner trustee’s obligations to pay principal of, premium, if any, and interest on the leased aircraft notes.

Payments or advances required to be made under a lease and related agreements will at all times be sufficient to make scheduled payments of principal of, and interest on, the leased aircraft notes issued to finance the aircraft subject to that lease. However, we will not have any direct obligation to pay principal of, or interest on, the leased aircraft notes. No owner participant or owner trustee will be personally liable for any amount payable under a leased aircraft indenture or the leased aircraft notes issued under that indenture.

Owned Aircraft Notes.  We may finance or refinance aircraft that we own through the issuance of owned aircraft notes. Owned aircraft notes relating to an owned aircraft will be issued under a separate indenture relating to that owned aircraft. Each separate indenture relating to owned aircraft notes will be between us and a bank, trust company, financial institution or other entity, as loan trustee. The indenture entered into in connection with the issuance of owned aircraft notes will be referred to as an “owned aircraft indenture.” Because we often refer to owned aircraft indentures and leased aircraft indentures together, we sometimes refer to them collectively as the “indentures.” The loan trustee under an owned aircraft indenture will act as a trustee for the holders of the owned aircraft notes issued under that owned aircraft indenture.

Unlike the leased aircraft notes, we will have a direct obligation to pay the principal of, and interest on, the owned aircraft notes.

USE OF PROCEEDS

The trustee will use the proceeds of the certificates for the purchase of one or more equipment notes. Except as set forth in a prospectus supplement for a specific offering of certificates, the equipment notes will be issued:

•	To finance the purchase of aircraft by us, or to refinance any debt previously issued by us in connection with our purchase of aircraft;

•	To finance or refinance the debt portion and, in certain cases, to refinance some of the equity portion of one or more separate leveraged lease transactions entered into by us, as lessee of aircraft; and

•	To provide us with funds for general corporate purposes.

General corporate purposes of Southwest may include, among other possible uses, the repayment of short-term or long-term indebtedness and capital expenditures.

To the extent that the proceeds of any offering of certificates are not used to purchase equipment notes on the date of issuance of those certificates, the relevant proceeds will be held for the benefit of those certificateholders. If those proceeds are not used to purchase equipment notes by the date specified in the applicable prospectus supplement, they will be returned to the applicable certificateholders. See “Description of Certificates — Delayed Purchase of Equipment Notes” for a description of the procedure for delayed purchase of equipment notes.

The prospectus supplement with respect to any offering of certificates will provide additional details with respect to the use of proceeds of those certificates, and with respect to the use of proceeds of any equipment notes to be purchased by a pass through trust.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

					Six Months Ended
Year Ended December 31,					June 30,
2000	2001	2002	2003	2004	2005

5.97	4.94	2.50	3.92	3.05	3.67

Earnings represent:

•	Income before income taxes, excluding the cumulative effect of accounting changes; plus

•	Fixed charges, excluding capitalized interest.

Fixed charges include:

•	Interest, whether expensed or capitalized; and

•	A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

DESCRIPTION OF THE CERTIFICATES

The following summary describes the material terms of the certificates that we expect will be common to all series of certificates. We will describe the financial terms and other specific terms of any series of certificates in a prospectus supplement. To the extent that any provision in any prospectus supplement is inconsistent with any provision in this prospectus, the provision of the prospectus supplement will control.

Because the following description is a summary, it does not describe every aspect of the certificates, and it is subject to and qualified in its entirety by reference to all the provisions of the pass through trust agreement and the applicable supplements to the pass through trust agreement. For convenience, we will refer to the pass through trust agreement between the pass through trustee and us as the “Basic Agreement,” and to the Basic Agreement as supplemented by a supplement as a “pass through trust agreement.” The form of Basic Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The supplement to the Basic Agreement relating to each series of certificates and the forms of the other agreements described in this prospectus and the applicable prospectus supplement will be filed as exhibits to a post-effective amendment to the registration statement of which this prospectus is a part, a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, filed by us with the SEC.

General

Except as amended by a supplement to the Basic Agreement, the terms of the Basic Agreement generally will apply to all of the pass through trusts that we form to issue certificates. We will create a separate pass through trust for each series of certificates by entering into a separate supplement to the Basic Agreement. Each supplement to the Basic Agreement will contain the additional terms governing the specific pass through trust to which it relates and, to the extent inconsistent with the Basic Agreement, will supersede the Basic Agreement.

Certificates for a pass through trust will be issued pursuant to the pass through trust agreement applicable to such pass through trust. Unless otherwise stated in the applicable prospectus supplement, each pass through certificate will be issued in a minimum denomination of $1,000 or a multiple of $1,000, except that one certificate of each series may be issued in a different denomination.

Each certificate will represent a fractional undivided interest in the property of the pass through trust that issued the certificate. All payments and distributions made with respect to a certificate will be made only from the property owned by the pass through trust that issued the certificate. The certificates do not represent an interest in or obligation of Southwest, the pass through trustee, any of the owner trustees or loan trustees, in their individual capacities, or any owner participant. Each certificateholder by its acceptance of a certificate agrees to look solely to the income and proceeds from the property of the applicable pass through trust as provided in the pass through trust agreement.

The property of each pass through trust for which a series of certificates will be issued will include:

•	the equipment notes held for the pass through trust;

•	all monies at any time paid under the equipment notes held for the pass through trust;

•	the rights of such pass through trust to acquire equipment notes;

•	funds from time to time deposited with the pass through trustee in accounts relating to that pass through trust; and

•	if so specified in the relevant prospectus supplement, rights under intercreditor agreements relating to cross-subordination arrangements and monies receivable under a liquidity facility.

The rights of a pass through trustee to receive monies payable under equipment notes held for that pass through trustee may be subject to the effect of subordination provisions contained in an intercreditor agreement described in the prospectus supplement for a series of certificates. An intercreditor agreement refers to an agreement among the pass through trustees and, if applicable, a liquidity provider under a liquidity facility, as creditors of the issuers of the equipment notes owned by the pass through trustees. An intercreditor agreement will set forth the terms and conditions upon which payments made under the equipment notes and payments made under any liquidity facility will be received, shared and distributed among the several pass through trustees and the liquidity provider. In addition, the intercreditor agreement will set forth agreements among the pass through trustees and the liquidity provider relating to the exercise of remedies under the equipment notes and the indentures.

Cross-subordination refers to an agreement under which payments on a junior class of equipment notes issued under an indenture are distributed to a pass through trustee that holds a senior class of equipment notes issued under a different indenture on which all required payments were not made. The effect of this distribution mechanism is that holders of certificates of a pass through trust that owns a junior class of equipment notes will not receive payments made on that junior class of equipment notes until certain distributions are made on the certificates of the pass through trust that owns a senior class of equipment notes.

Equipment notes owned by a pass through trust may be leased aircraft notes, owned aircraft notes or a combination of leased aircraft notes and owned aircraft notes.

Leased aircraft notes will be issued in connection with the leveraged lease of an aircraft to us. Except as set forth in the applicable prospectus supplement, each leased aircraft will be leased to us under a lease between us, as lessee, and an owner trustee, as lessor. Each owner trustee will issue leased aircraft notes on a non-recourse basis under a separate leased aircraft indenture between it and the applicable loan trustee. The owner trustee will use the proceeds of the sale of the leased aircraft notes to finance or refinance a portion of the purchase price paid or to be paid by the owner trustee for the applicable leased aircraft. The owner trustee will obtain the remainder of the funding for the leased aircraft from an equity contribution from the owner participant that is the beneficiary of the owner trust and, to the extent set forth in the applicable prospectus supplement, additional debt secured by the applicable leased aircraft or other sources. A leased aircraft also may be subject to other financing arrangements.

Generally, neither the owner trustee nor the owner participant will be personally liable for any principal or interest payable under any leased aircraft indenture or any leased aircraft notes. In some cases, an owner participant may be required to make payments to an owner trustee that are to be used by the owner trustee to pay principal of, and interest on, the equipment notes. If an owner participant is required to make payments to be used by an owner trustee to pay principal of, and interest on, the equipment notes and the owner participant fails to make the payment, we will be required to provide the owner trustee with funds sufficient to make the payment. We will be obligated to make payments or advances under a lease and the related documents sufficient to pay when due all scheduled principal and interest payments on the leased aircraft notes issued to finance the aircraft subject to that lease.

We will issue owned aircraft notes under separate owned aircraft indentures. Owned aircraft notes will be issued in connection with the financing or refinancing of an aircraft that we own. Owned aircraft notes will be obligations that have recourse to us and the related aircraft. Any owned aircraft may secure additional debt or be subject to other financing arrangements.

An indenture may provide for the issuance of multiple classes of equipment notes. If an indenture provides for multiple classes of equipment notes, it may also provide for differing priority of payments among the different classes. Equipment notes issued under an indenture may be held in more than one pass through trust, and one pass through trust may hold equipment notes issued under more than one indenture. Unless otherwise provided in a prospectus supplement, only equipment notes having the same priority of payment may be held for the same pass through trust.

Except as set forth in the prospectus supplement for any series of certificates, interest payments on the equipment notes held for a pass through trust will be passed through to the registered holders of certificates of that pass through trust at the annual rate shown on the cover page of the prospectus supplement for the certificates issued by that pass through trust. The certificateholders’ right to receive payments made in respect of the equipment notes is subject to the effect of any cross-subordination provisions described in the prospectus supplement for a series of certificates.

We refer you to the prospectus supplement that accompanies this prospectus for a description of the specific series of certificates being offered by this prospectus and the applicable prospectus supplement, including:

•	the specific designation, title and amount of the certificates;

•	amounts payable on and distribution dates for the certificates;

•	the specific form of the certificates, including whether or not the certificates are to be issued in accordance with a book-entry system;

•	a description of the equipment notes to be purchased by the pass through trust issuing that series of certificates, including:

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which the equipment notes may or must be redeemed or defeased in whole or in part, by us or an owner trustee;

•	the payment priority of the equipment notes in relation to any other equipment notes issued with respect to the related aircraft; and

•	any intercreditor or other rights or limitations between or among the holders of equipment notes of different priorities issued with respect to the same aircraft;

•	a description of the aircraft to be financed with the proceeds of the issuance of the equipment notes;

•	a description of the note purchase agreement or participation agreement setting forth the terms and conditions upon which that pass through trust will purchase equipment notes;

•	a description of the indentures under which the equipment notes to be purchased for that pass through trust will be issued;

•	a description of the events of default, the remedies exercisable upon the occurrence of events of default and any limitations on the exercise of those remedies under the indentures pursuant to which the equipment notes to be purchased for that pass through trust will be issued;

•	if the certificates relate to leased aircraft, a description of the leases to be entered into by the owner trustees and us;

•	if the certificates relate to leased aircraft, a description of the provisions of the leased aircraft indentures governing:

•	the rights of the related owner trustee and/or owner participant to cure our failure to pay rent under the leases; and

•	any limitations on the exercise of remedies with respect to the leased aircraft notes;

•	if the certificates relate to leased aircraft, a description of the participation agreements that will set forth the terms and conditions upon which the owner participant, the owner trustee, the pass through trustees, the loan trustee and we agree to enter into a leveraged lease transaction;

•	if the certificates relate to an owned aircraft, a description of the participation agreements that will set forth the terms and conditions upon which the applicable pass through trustees, the loan trustee and we agree to enter into a financing transaction for the owned aircraft;

•	a description of the limitations, if any, on amendments to leases, indentures, pass through trust agreements, participation agreements and other material agreements entered into in connection with the issuance of equipment notes;

•	a description of any cross-default provisions in the indentures;

•	a description of any cross-collateralization provisions in the indentures;

•	a description of any agreement among the holders of equipment notes and any liquidity provider governing the receipt and distribution of monies with respect to the equipment notes and the enforcement of remedies under the indentures, including a description of any applicable intercreditor and cross-subordination arrangements;

•	a description of any liquidity facility or other credit enhancement relating to the certificates;

•	if the certificates relate to aircraft that have not yet been delivered or financed, a description of any deposit or escrow agreement or other arrangement providing for the deposit and investment of funds pending the purchase of equipment notes and the financing of an owned aircraft or leased aircraft; and

•	any other special terms pertaining to the certificates.

The concept of cross-default mentioned above refers to a situation where a default under one indenture or lease results in a default under other indentures or leases. We currently do not expect any indentures or leases to contain cross-default provisions. The concept of cross-collateralization mentioned above refers to the situation where collateral that secures obligations incurred under one indenture also serves as collateral for obligations under one or more other indentures. We currently do not expect any indentures to be cross-collateralized.

Book-Entry Registration

General.  If specified in the applicable prospectus supplement, the certificates will be subject to the procedures and provisions described below.

Upon issuance, each series of certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., the nominee of DTC. No purchaser of a certificate will be entitled to receive a physical certificate representing an interest in the global certificates, except as set forth below under “— Physical Certificates.” For convenience, we refer to such purchasers as “certificate owners.” Unless and until physical certificates are issued under the limited circumstances described below, all references in this prospectus and any prospectus supplement to actions by certificateholders will refer to actions taken by DTC upon instructions from DTC participants, and all references to distributions, notices, reports and statements to certificateholders will refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the certificates, or to DTC participants for distribution to certificateholders in accordance with DTC procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

Under the New York Uniform Commercial Code, a “clearing corporation” is defined as:

•	a person that is registered as a “clearing agency” under the federal securities laws;

•	a federal reserve bank; or

•	any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A “clearing agency” is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligations of parties to trades.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes in the accounts of DTC participants. The ability to execute transactions through book-entry changes in accounts eliminates the need for transfer of physical certificates. DTC is owned by a number of DTC participants and by the New York

Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Banks, brokers, dealers, trust companies and other entities that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, are indirect participants in the DTC system.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the certificates among DTC participants on whose behalf it acts with respect to the certificates and to receive and transmit distributions of principal, premium, if any, and interest with respect to the certificates. DTC participants and indirect DTC participants with which certificate owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Certificate owners that are not DTC participants or indirect DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the certificates may do so only through DTC participants and indirect DTC participants. In addition, certificate owners will receive all distributions of principal, premium, if any, and interest from the pass through trustee through DTC participants or indirect DTC participants, as the case may be.

Under a book-entry format, certificate owners may experience some delay in their receipt of payments, because payments with respect to the certificates will be forwarded by the pass through trustee to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC participant who is credited with ownership of the certificates in an amount proportionate to the principal amount of that DTC participant’s holdings of beneficial interests in the certificates, as shown on the records of DTC or its nominee. Each such DTC participant will forward payments to its indirect DTC participants in accordance with standing instructions and customary industry practices. DTC participants and indirect DTC participants will be responsible for forwarding distributions to certificate owners for whom they act. Accordingly, although certificate owners will not possess physical certificates, DTC’s rules provide a mechanism by which certificate owners will receive payments on the certificates and will be able to transfer their interests.

Unless and until physical certificates are issued under the limited circumstances described below, the only physical certificateholder will be Cede, as nominee of DTC. Certificate owners will not be recognized by the pass through trustee as registered owners of certificates under the pass through trust agreement. Certificate owners will be permitted to exercise their rights under the pass through trust agreement only indirectly through DTC. DTC will take any action permitted to be taken by a certificateholder under the pass through trust agreement only at the direction of one or more DTC participants to whose accounts with DTC the certificates are credited. In the event any action requires approval by certificateholders of a certain percentage of the beneficial interests in a pass through trust, DTC will take action only at the direction of and on behalf of DTC participants whose holdings include undivided interests that satisfy the required percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that the actions are taken on behalf of DTC participants whose holdings include those undivided interests. DTC will convey notices and other communications to DTC participants, and DTC participants will convey notices and other communications to indirect DTC participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC’s rules applicable to itself and DTC participants are on file with the SEC.

A certificate owner’s ability to pledge the certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to the certificates, may be limited due to the lack of a physical certificate to evidence ownership of the certificates, and because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants.

Neither we nor the pass through trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the certificates held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC participant or any indirect DTC participant of their respective obligations under the rules and procedures governing their obligations.

The applicable prospectus supplement will specify any additional book-entry registration procedures applicable to certificates denominated in a currency other than U.S. dollars.

Same-Day Settlement and Payment.  As long as the certificates are registered in the name of DTC or its nominee, we will make all payments to the loan trustee under any lease or any owned aircraft indenture in immediately available funds. The pass through trustee will pass through to DTC in immediately available funds all payments received from us, including the final distribution of principal with respect to the certificates of any pass through trust.

Any certificates registered in the name of DTC or its nominee will trade in DTC’s Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the certificates to settle in immediately available funds. We cannot give any assurance as to the effect, if any, of settlement in same-day funds on trading activity in the certificates.

Physical Certificates.  Physical certificates will be issued in paper form to certificateholders or their nominees, rather than to DTC or its nominee, only if:

•	we advise the pass through trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the certificates and we are unable to locate a qualified successor;

•	we elect to terminate the book-entry system through DTC; or

•	after the occurrence of certain events of default or other events specified in the related prospectus supplement, certificateholders owning at least a majority in interest in a pass through trust advise the applicable pass through trustee, us and DTC through DTC participants that the continuation of a book-entry system through DTC or a successor to DTC is no longer in the certificate owners’ best interest.

Upon the occurrence of any of the events described in the three subparagraphs above, the applicable pass through trustee will notify all certificate owners through DTC participants of the availability of physical certificates. Upon surrender by DTC of the global certificates and receipt of instructions for re-registration, the pass through trustee will reissue the certificates as physical certificates to certificate owners.

After physical certificates are issued, the pass through trustee or a paying agent will make distributions of principal, premium, if any, and interest with respect to certificates directly to holders in whose names the physical certificates were registered at the close of business on the applicable record date. Except for the final payment to be made with respect to a certificate, the pass through trustee or a paying agent will make distributions by check mailed to the addresses of the registered holders as they appear on the register maintained by the pass through trustee. The pass through trustee or a paying agent will make the final payment with respect to any pass through certificate only upon presentation and surrender of the applicable pass through certificate at the office or agency specified in the notice of final distribution to certificateholders.

Physical certificates will be freely transferable and exchangeable at the office of the pass through trustee upon compliance with the requirements set forth in the pass through trust agreement. Neither the pass through trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, the pass through trustee or transfer or exchange agent will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange.

Payments and Distributions

Subject to the effect of any cross-subordination provisions set forth in the prospectus supplement for a series of certificates:

•	Payments of principal, premium, if any, and interest with respect to the equipment notes held for each pass through trust will be distributed by the pass through trustee, upon receipt, to certificateholders of that trust on the dates and in the currency specified in the applicable prospectus supplement, except in certain cases when some or all of the equipment notes are in default as described in the applicable prospectus supplement. Payments of principal of, and interest on, the unpaid principal amount of the equipment notes held in each pass through trust will be scheduled to be received by the pass through trustee on the dates specified in the applicable prospectus supplement.

•	Each certificateholder of a pass through trust will be entitled to receive a pro rata share of any distribution in respect of scheduled payments of principal and interest made on the equipment notes held for such pass through trust.

If we elect or are required to redeem equipment notes relating to one or more aircraft prior to their scheduled maturity date, payments of principal, premium (if any) and interest received by the pass through trustee as a result of the early redemption will be distributed on a special distribution date determined as described in the applicable prospectus supplement. Payments received by the pass through trustee following a default under the equipment notes held for a pass through trust will also be distributed on a special distribution date determined in the same way. However, if following such a default the pass through trustee receives any scheduled payments on equipment notes on a regular distribution date or within five days thereafter, the pass through trustee will distribute those payments on the date they are received. In addition, if following a default under equipment notes the pass through trustee receives payments on the equipment notes on a regular distribution date by making a drawing under any liquidity facility, as described in the applicable prospectus supplement, those payments will be distributed to certificateholders on the regular distribution date. The pass through trustee will mail notice to the certificateholders of record of the applicable pass through trust stating the anticipated special distribution date.

Pool Factors

Unless otherwise described in the applicable prospectus supplement, the “pool balance” for each pass through trust or for the certificates issued by any pass through trust indicates, as of any date, the portion of the original aggregate face amount of the certificates issued by that pass through trust that has not been distributed to certificateholders (excluding any payments of interest or premium). The pool balance for each pass through trust as of any distribution date will be computed after giving effect to any distribution to certificateholders to be made on that date.

Unless otherwise described in the applicable prospectus supplement, the “pool factor” for a pass through trust as of any distribution date for that trust is the quotient (rounded to the seventh decimal place) computed by dividing (a) the pool balance by (b) the original aggregate face amount of the certificates issued by that pass through trust. The pool factor for a pass through trust as of any distribution date will be computed after giving effect to the payment of principal, if any, on the equipment notes held for that pass through trust and distribution to certificateholders of the payment of principal to be made on that date. Each pass through trust will have a separate pool factor.

The pool factor for a pass through trust initially will be 1.0000000. The pool factor for a pass through trust will decline as described in this prospectus and the related prospectus supplement to reflect reductions in the pool balance of that pass through trust. As of any distribution date for a pass through trust, a certificate will represent a share of the pool balance of that pass through trust equal to the product obtained by multiplying the original face amount of the certificate by the pool factor for the pass through trust that issued such certificate. The pool factor and pool balance of each past through trust will be mailed to the certificateholders of the pass through trust on each distribution date.

The pool factor for each pass through trust will decline in proportion to the scheduled repayments of principal on the equipment notes held by that pass through trust, unless there is an early redemption or purchase of equipment notes held by a pass through trust or if a default occurs in the repayment of equipment notes held by a pass through trust. In the event of a redemption, purchase or default, the pool factor and the pool balance of each pass through trust affected by the redemption, purchase or default will be recomputed, and a notice will be mailed to the certificateholders of the pass through trust.

Reports to Certificateholders

The pass through trustee will include with each distribution of a payment to certificateholders a statement setting forth the following information:

•	the amount of the distribution allocable to principal and the amount allocable to premium, if any;

•	the amount of the distribution allocable to interest; and

•	the pool balance and the pool factor for the pass through trust after giving effect to the distribution.

As long as the certificates are registered in the name of DTC or its nominee, on the record date prior to each distribution date, the pass through trustee will request from DTC a securities position listing setting forth the names of all DTC participants reflected on DTC’s books as holding interests in the certificates on that record date. On each distribution date, the applicable pass through trustee will mail to each DTC participant holding certificates the statement described above and will make available additional copies as requested by the DTC participants for forwarding to certificate owners.

After the end of each calendar year, each pass through trustee will prepare a report for each person that was a holder of one or more of its pass through certificates at any time during the preceding calendar year. This report will contain the sum of the amount of distributions allocable to principal, premium and interest with respect to that pass through trust for the preceding calendar year or, if the person was a holder of a pass through certificate during only a portion of the preceding calendar year, for the applicable portion of the preceding calendar year. In addition, each pass through trustee will prepare for each person that was a holder of one or more of its pass through certificates at any time during the preceding calendar year any other information that is readily available to the pass through trustee and which a certificateholder reasonably requests as necessary for the purpose of preparing its federal income tax returns. The reports and other items described in this section will be prepared on the basis of information supplied to the pass through trustee by DTC participants and will be delivered by the pass through trustee to DTC participants to be available for forwarding by DTC participants to certificate owners in the manner described above.

If the certificates of a pass through trust are issued in the form of physical certificates, the pass through trustee of that pass through trust will prepare and deliver the information described above to each record holder of a pass through certificate issued by that pass through trust as the name and period of ownership of the holder appears on the records of the registrar of the certificates.

Voting of Equipment Notes

A pass through trustee has the right to vote and give consents and waivers with respect to the equipment notes held by that pass through trust. However, the pass through trustee’s right to vote and give consents or waivers may be restricted or may be exercisable by another person in accordance with the terms of an intercreditor agreement, as described in the applicable prospectus supplement. The pass through trust agreement will set forth:

•	the circumstances in which a pass through trustee may direct any action or cast any vote with respect to the equipment notes held for its pass through trust at its own discretion;

•	the circumstances in which a pass through trustee will seek instructions from its certificateholders; and

•	if applicable, the percentage of certificateholders required to direct the pass through trustee to take action.

If the holders of certificates are entitled to the benefits of a liquidity facility, and the liquidity facility is used to make any payments to certificateholders, the provider of the liquidity facility may be entitled to exercise rights to vote or give consents and waivers with respect to the equipment notes held for the pass through trust that issued the certificates, as described in the applicable prospectus supplement.

Events of Default and Certain Rights Upon an Event of Default

The prospectus supplement will specify the events of default that can occur under the pass through trust agreement and under the indentures relating to the equipment notes held for the related pass through trust. In the case of a leased aircraft indenture, an indenture default will include events of default under the related lease. In the case of any equipment notes that are supported by a liquidity facility, a default may include events of default under that liquidity facility.

Unless otherwise provided in a prospectus supplement, all of the equipment notes issued under the same indenture will relate to a specific aircraft and there will be no cross-collateralization or cross-default provisions in the indentures. As a result, events resulting in a default under any particular indenture will not necessarily result in an a default under any other indenture. If a default occurs in fewer than all of the indentures, payments of principal and interest on the equipment notes issued under the indentures with respect to which a default has not occurred will continue to be made as originally scheduled.

As described below under “— Cross-Subordination Issues,” a prospectus supplement may describe the terms of any cross-subordination provisions among certificateholders of separate pass through trusts. If cross-subordination is provided, payments made pursuant to an indenture under which a default has not occurred may be distributed first to the holders of the certificates issued under the pass through trust which holds the most senior equipment notes issued under all of the indentures.

The ability of the applicable owner trustee or owner participant under a leased aircraft indenture to cure a default under the indenture, including a default that results from the occurrence of a default under the related lease, will be described in the prospectus supplement. Unless otherwise provided in a prospectus supplement, with respect to any pass through certificates or equipment notes entitled to the benefits of a liquidity facility, a drawing under the liquidity facility for the purpose of making a payment of interest as a result of our failure to have made a corresponding payment will not cure a default related to our failure.

The prospectus supplement related to a series of pass through certificates will describe the circumstances under which the pass through trustee of the related pass through trust may vote some or all of the equipment notes held in the pass through trust. The prospectus supplement also will set forth the percentage of certificateholders of the pass through trust entitled to direct the pass through trustee to take any action with respect to the equipment notes. If the equipment notes outstanding under an indenture are held by more than one pass through trust, then the ability of the certificateholders issued with respect to any one pass through trust to cause the loan trustee with respect to any equipment notes held in the pass through trust to accelerate the equipment notes under the applicable indenture or to direct the exercise of remedies by the loan trustee under the applicable indenture will depend, in part, upon the proportion of the aggregate principal amount of the equipment notes outstanding under that indenture and held in that pass through trust to the aggregate principal amount of all equipment notes outstanding under that indenture.

In addition, if cross-subordination provisions are applicable to any series of certificates, then the ability of the certificateholders of any one pass through trust holding equipment notes issued under an indenture to cause the loan trustee with respect to any equipment notes held in that pass through trust to accelerate the equipment notes under that indenture or to direct the exercise of remedies by the loan trustee under that indenture will depend, in part, upon the class of equipment notes held in the pass through trust. If the equipment notes outstanding under an indenture are held by more than one pass through trust, then each pass through trust will hold equipment notes with different terms from the equipment notes held in the other pass through trusts and therefore the certificateholders of each pass through trust may have divergent or conflicting interests from those of the certificateholders of the other pass through trusts holding equipment notes issued under the same indenture. In addition, so long as the same institution acts as pass through trustee of each pass through trust, in the absence of instructions from the certificateholders of any pass through trust, the pass through trustee for the pass through trust could for the same reason be faced with a potential conflict of interest upon a default under an indenture. In that event, the pass through trustee has indicated that it would resign as pass through trustee of one or all the pass through trusts, and a successor trustee would be appointed in accordance with the terms of the Basic Agreement.

The prospectus supplement for a series of certificates will specify whether and under what circumstances the pass through trustee may sell for cash to any person all or part of the equipment notes held in the related pass through trust. Any proceeds received by the pass through trustee upon a sale will be deposited in an account established by the pass through trustee for the benefit of the certificateholders of the pass through trust for the deposit of the special payments and will be distributed to the certificateholders of the pass through trust on a special distribution date.

The market for equipment notes in default may be very limited, and we cannot assure you that they could be sold for a reasonable price. Furthermore, so long as the same institution acts as pass through trustee of multiple pass through trusts, it may be faced with a conflict in deciding from which pass through trust to sell equipment notes to available buyers. If the pass through trustee sells any equipment notes with respect to which a default under an indenture exists for less than their outstanding principal amount, the certificateholders of that pass through trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against us, any owner trustee, owner participant or the pass through trustee. Furthermore, neither the pass through trustee nor the certificateholders of that pass through trust could take any action with respect to any remaining equipment notes held in that pass through trust so long as no default under an indenture exists.

Any amount, other than scheduled payments received on a regular distribution date, distributed to the pass through trustee of any pass through trust by the loan trustee under any indenture on account of the equipment notes held in that pass through trust following a default under such indenture will be deposited in the special payments account for that pass through trust and will be distributed to the certificateholders of that pass through trust on a special distribution date. In addition, if a prospectus supplement provides that the applicable owner trustee may, under circumstances specified in the prospectus supplement, redeem or purchase the outstanding equipment notes issued under the applicable indenture, the price paid by the owner trustee to the pass through trustee of any pass through trust for the equipment notes issued under that indenture and held in that pass through trust will be deposited in the special payments account for the pass through trust and will be distributed to the certificateholders of the pass through trust on a special distribution date.

Any funds representing payments received with respect to any equipment notes in default held in a pass through trust, or the proceeds from the sale by the pass through trustee of any of those equipment notes, held by the pass through trustee in the special payments account for that pass through trust will, to the extent practicable, be invested and reinvested by the pass through trustee in permitted investments pending the distribution of the funds on a special distribution date. Permitted investments will be specified in the related prospectus supplement.

The Basic Agreement provides that the pass through trustee of each pass through trust will give to the certificateholders of that pass through trust notice of all uncured or unwaived defaults known to it with respect to that pass through trust. The Basic Agreement requires the pass through trustee to provide the notice of default within 90 days after the occurrence of the default. However, except in the case of default in the payment of principal, premium, if any, or interest on any of the equipment notes held for a pass through trust, the pass through trustee will be protected in withholding a notice of default if it in good faith determines that withholding the notice is in the interest of the certificateholders of such pass through trust. The term “default” as used in this paragraph means only the occurrence of a default under an indenture with respect to equipment notes held in a pass through trust as described above, except that in determining whether any default under an indenture has occurred, any related grace period or notice will be disregarded.

The Basic Agreement requires the pass through trustee to act with a specified standard of care while a default is continuing under an indenture. In addition, the Basic Agreement contains a provision entitling the pass through trustee to require reasonable security or indemnification by the certificateholders of the pass through trust before proceeding to exercise any right or power under the Basic Agreement at the request of those certificateholders.

The prospectus supplement for a series of certificates will specify the percentage of certificateholders entitled to waive, or to instruct the pass through trustee to waive, any past default with respect to the related pass through trust and its consequences. The prospectus supplement for a series of certificates also will specify the percentage of certificateholders entitled to waive, or to instruct the pass through trustee or the loan trustee to waive, any past default under an indenture.

Merger, Consolidation and Transfer of Assets

We will be prohibited from consolidating with or merging into any other entity or transferring substantially all of our assets as an entirety to any other entity unless the surviving, successor or transferee entity:

•	is validly existing under the laws of the United States or any of its states;

•	is a citizen of the United States, as defined in Title 49 of the U.S. Code relating to aviation, referred to as the “Transportation Code,” holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, U.S. Code, if, and so long as, that status is a condition of entitlement to the benefits of Section 1110 of the U.S. Bankruptcy Code relating to the rights of creditors of an airline in the event of the airline’s bankruptcy; and

•	expressly assumes all of our obligations contained in the Basic Agreement and any pass through trust supplement, the note purchase agreements, any indentures, any participation agreements and, with respect to aircraft leased by us, the applicable leases.

In addition, we will be required to deliver a certificate and an opinion or opinions of counsel indicating that the transaction, in effect, complies with these conditions.

Modifications of the Basic Agreement

The Basic Agreement contains provisions permitting us and the pass through trustee of each pass through trust to enter into a supplemental trust agreement, without the consent of the holders of any of the certificates issued by such pass through trust, in order to do the following, among other things:

•	to provide for the formation of such pass through trust and the issuance of a series of certificates and to set forth the terms of the certificates;

•	to evidence the succession of another corporation to us and the assumption by that corporation of our obligations under the Basic Agreement and the pass through trust agreements;

•	to add to our covenants for the benefit of holders of such certificates, or to surrender any right or power in the Basic Agreement conferred upon us;

•	to cure any ambiguity or correct or supplement any defective or inconsistent provision of the Basic Agreement or any pass through trust agreement, so long as those changes will not materially adversely affect the interests of the holders of such certificates, or to cure any ambiguity or correct any mistake or, to give effect to or provide for replacement liquidity facilities, if applicable, to such certificates;

•	to comply with any requirement of the SEC, any applicable law, rules or regulations of any exchange or quotation system on which any certificates may be listed or of any regulatory body;

•	to modify, eliminate or add to the provisions of the Basic Agreement to the extent necessary to continue the qualification of the pass through trust agreement under the Trust Indenture Act of 1939, and to add to the Basic Agreement other provisions as may be expressly permitted by the Trust Indenture Act;

•	to provide for a successor pass through trustee or to add to or change any provision of the Basic Agreement as necessary to facilitate the administration of the pass through trusts created under the pass through trust agreement by more than one pass through trustee; and

•	to make any other amendments or modifications to the Basic Agreement so long as those amendments or modifications apply only to certificates of a series issued after the date of the amendment or modification.

No pass through trust supplement may be made that will adversely affect the status of any pass through trust as a grantor trust for U.S. federal income tax purposes.

The Basic Agreement also contains provisions permitting us and the pass through trustee of each pass through trust, with the consent of a majority in interest of the certificateholders of the pass through trust, to execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to that pass through trust, and the applicable pass through trust supplement, or modifying the rights of the certificateholders, except that no supplement may, without the consent of each affected certificateholder:

•	reduce in any manner the amount of, or delay the timing of, any receipt by the pass through trustee of payments on the equipment notes held in the pass through trust or distributions in respect of any pass through certificate issued by the pass through trust;

•	change the date or place of any payment in respect of any pass through certificate, or make distributions payable in currency other than that provided for in the certificates, or impair the right of any certificateholder to institute suit for the enforcement of any payment when due;

•	permit the disposition of any equipment note held in the pass through trust, except as provided in the pass through trust agreement, or otherwise deprive any certificateholder of the benefit of the ownership of the applicable equipment note;

•	reduce the percentage of the aggregate fractional undivided interests of the pass through trust that is required in order for any supplement or waiver to be approved;

•	modify any of the provisions relating to the rights of the certificateholders in respect of the waiver of events of default or receipt of payment;

•	alter the priority of distributions described in any applicable intercreditor agreement, in a manner materially adverse to the interests of the certificateholders of such pass through trust; or

•	adversely affect the status of any pass through trust as a grantor trust for U.S. federal income tax purposes.

Modification of Indenture and Related Agreements

The prospectus supplement will specify the pass through trustee’s obligations if a pass through trustee, as the holder of any equipment notes held for a pass through trust, receives a request for its consent to any amendment, modification or waiver under the indenture under which the equipment notes were issued, under the lease relating to the aircraft leased by us that was financed with the proceeds of the equipment notes or under any liquidity facility.

Cross-Subordination Issues

The equipment notes issued under an indenture may be held in more than one pass through trust, and one pass through trust may hold equipment notes issued under more than one indenture. Unless otherwise provided in a prospectus supplement, only equipment notes having the same priority for distributions under the applicable indenture may be held in the same pass through trust. In that event, payments made on account of a subordinate class of certificates issued under a prospectus supplement may be subordinated, under circumstances described in the prospectus supplement, to the prior payment of all amounts owing to certificateholders of a pass through trust which holds senior equipment notes issued under the applicable indentures. The prospectus supplement related to an issuance of certificates will describe the “cross-subordination” provisions and any related terms, including the percentage of certificateholders under any pass through trust which are permitted to:

•	grant waivers of defaults under any applicable indenture;

•	consent to the amendment or modification of any applicable indenture; or

•	direct the exercise of remedial actions under any applicable indenture.

Termination of the Pass Through Trusts

Our obligations and those of the pass through trustee with respect to a pass through trust will terminate upon the distribution to certificateholders of the pass through trust of all amounts required to be distributed to them pursuant to the applicable pass through trust agreement and the disposition of all property held in the pass through trust. In no event will any pass through trust continue beyond 110 years following the date of the execution of the applicable pass through trust supplement, or any other final expiration date as may be specified in the pass through trust supplement. The pass through trustee will send to each certificateholder of record of the pass through trust notice of the termination of the pass through trust, the amount of the proposed final payment and the proposed date for the distribution of the final payment for the pass through trust. The final distribution to any certificateholder of the pass through trust will be made only upon surrender of that certificateholder’s certificates at the office or agency of the pass through trustee specified in the notice of termination.

Delayed Purchase of Equipment Notes

On the issuance date of any certificates, if all of the proceeds from the sale of the certificates are not used to purchase the equipment notes contemplated to be held in the related pass through trust, the equipment notes may be purchased by the pass through trustee at any time on or prior to the date specified in the applicable prospectus supplement. In that event, the proceeds from the sale of the certificates not used to purchase equipment notes will be held under an arrangement described in the applicable prospectus supplement pending the purchase of equipment notes. The arrangements with respect to the payment of interest on funds so held will be described in the applicable prospectus supplement. If any proceeds are not used to purchase equipment notes by the date specified in the applicable prospectus supplement, the proceeds will be returned to the certificateholders.

Liquidity Facility

The related prospectus supplement may provide that one or more payments of interest on the certificates of one or more series will be supported by a liquidity facility issued by an institution identified in the related prospectus supplement. The provider of the liquidity facility may have a claim on money and property belonging to a pass through trust that is senior to the certificateholders’ as specified in the related prospectus supplement.

The Pass Through Trustee

Unless otherwise provided in the prospectus supplement for any series of certificates, the pass through trustee for each series of certificates will be Wilmington Trust Company. With certain exceptions, the pass through trustee makes no representations as to the validity or sufficiency of the Basic Agreement, the pass through trust supplements, the certificates, the equipment notes, the indentures, the leases or other related documents. The pass through trustee will not be liable with respect to any series of certificates for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in principal amount of outstanding certificates of that series issued under the Basic Agreement. Subject to those provisions, the pass through trustee will be under no obligation to exercise any of its rights or powers under the Basic Agreement at the request of any holders of certificates issued under that agreement unless they will have offered to the pass through trustee indemnity satisfactory to it. The Basic Agreement provides that the pass through trustee in its individual or any other capacity may acquire and hold certificates and, subject to certain conditions, may otherwise deal with us and, with respect to the leased aircraft, with any owner trustee with the same rights it would have if it were not the pass through trustee.

The pass through trustee may resign with respect to any or all of the pass through trusts at any time, in which event we will be obligated to appoint a successor trustee. If the pass through trustee ceases to be eligible to continue as pass through trustee with respect to a pass through trust or becomes incapable of acting as pass through trustee or becomes insolvent, we may remove the pass through trustee, or any certificateholder of the pass through trust for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the pass through trustee and the appointment of a successor trustee. Any resignation or removal of the pass through trustee with respect to a pass through trust and appointment of a successor trustee for the pass through trust does not become effective until acceptance of the appointment by the successor trustee. Pursuant to the resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each pass through trust. All references in this prospectus to the pass through trustee should be read to take into account the possibility that the pass through trusts could have different successor trustees in the event of a resignation or removal.

The Basic Agreement provides that we will pay the pass through trustee’s fees and expenses and indemnify the pass through trustee against certain liabilities.

DESCRIPTION OF THE EQUIPMENT NOTES

The statements made under this caption are summaries, and we refer you to the entire prospectus and detailed information appearing in the applicable prospectus supplement. Where no distinction is made between the leased aircraft notes and the owned aircraft notes or between their respective indentures, those statements refer to any equipment notes and any indenture.

To the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary, the provision of the prospectus supplement will control.

General

The equipment notes will be issued under indentures. Equipment notes secured by an aircraft that is leased to us will be issued under an indenture between an owner trustee and a loan trustee. Equipment notes secured by an aircraft that is owned by us will be issued under an indenture between a loan trustee and us.

The leased aircraft notes will be non-recourse obligations of the applicable owner trustee. All of the leased aircraft notes issued under the same indenture will relate to and will be secured by one or more specific aircraft leased to us. Unless otherwise specified in the applicable prospectus supplement, leased aircraft notes will not be secured by any other aircraft. We will be the issuer of owned aircraft notes. The owned aircraft notes will be our direct recourse obligations. All of the owned aircraft notes issued under the same indenture will relate to, and will be secured by, one or more specific aircraft that we own. Unless otherwise specified in the applicable prospectus supplement, the owned aircraft notes will not be secured by any other aircraft.

Principal and Interest Payments

Interest received by the pass through trustee on the equipment notes held in a pass through trust will be passed through to the certificateholders of that pass through trust on the dates and at the annual rate set forth in the applicable prospectus supplement until the final distribution for that pass through trust. Principal payments received by the pass through trustee on the equipment notes held in a pass through trust will be passed through to the certificateholders of that pass through trust in scheduled amounts on the dates set forth in the applicable prospectus supplement until the final distribution date for that pass through trust.

If any date scheduled for any payment of principal, premium, if any, or interest with respect to the equipment notes is not a business day, the payment will be made on the next succeeding business day without any additional interest.

Redemption

The applicable prospectus supplement will describe the circumstances, whether voluntary or involuntary, under which the equipment notes may be redeemed or purchased prior to their stated maturity date, in whole or in part. The prospectus supplement will also describe the premium, if any, applicable upon redemptions or purchases and other terms applying to the redemptions or purchases of the equipment notes.

Security

The leased aircraft notes will be secured by:

•	an assignment by the related owner trustee to the related loan trustee of the owner trustee’s rights, except for certain rights described below, under the lease or leases with respect to the related aircraft, including the right to receive payments of rent under those leases; and

•	a mortgage granted to the loan trustee on the aircraft, subject to our rights under the lease or leases.

Under the terms of each lease, our obligations in respect of each leased aircraft will be those of a lessee under a “net lease.” Accordingly, we will be obligated, among other things and at our expense, to cause each leased aircraft to be duly registered, to pay all costs of operating the aircraft and to maintain, service, repair and overhaul the aircraft or cause it to be maintained, serviced, repaired and overhauled. With respect to the leased aircraft, the assignment by the related owner trustee to the related loan trustee of its rights under the related lease will exclude, among other things:

•	rights of the owner trustee and the related owner participant relating to indemnification by us for certain matters;

•	insurance proceeds payable to the owner trustee in its individual capacity and to the owner participant under liability insurance maintained by us pursuant to the lease or by the owner trustee or the owner participant;

•	insurance proceeds payable to the owner trustee in its individual capacity or to the owner participant under certain casualty insurance maintained by the owner trustee or the owner participant pursuant to the lease; and

•	any rights of the owner participant or the owner trustee to enforce payment of the foregoing amounts and their respective rights to the proceeds of the foregoing.

The owned aircraft notes will be secured by a mortgage granted to the related loan trustee of all of our right, title and interest in and to the owned aircraft. Under the terms of each owned aircraft indenture, we will be obligated, among other things and at our expense, to cause each owned aircraft to be duly registered, to pay all costs of operating the aircraft and to maintain, service, repair and overhaul the aircraft or cause it to be maintained, serviced, repaired and overhauled.

We will be required, except under certain circumstances, to keep each aircraft registered under the Transportation Code, and to record the indenture and the lease, if applicable, among other documents, with respect to each aircraft under the Transportation Code. Recordation of the indenture, the lease, if applicable, and other documents with respect to each aircraft will give the related loan trustee a perfected security interest in the related aircraft whenever it is located in the United States or any of its territories and possessions. The Convention on the International Recognition of Rights in Aircraft, referred to as the “Convention,” provides that this security interest will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention.

We will have the right, subject to certain conditions, at our own expense to register each aircraft in countries other than the United States. Each aircraft may also be operated by us or under lease, sublease or interchange arrangements in countries that are not parties to the Convention. The extent to which the related loan trustee’s security interest would be recognized in an aircraft located in a country that is not a party to the Convention, and the extent to which the security interest would be recognized in a jurisdiction adhering to the Convention if the aircraft is registered in a jurisdiction not a party to the Convention, is uncertain. Moreover, in the case of a default under an indenture, the ability of the related loan trustee to realize upon its security interest in an aircraft could be adversely affected as a legal or practical matter if the aircraft were registered or located outside the United States.

Unless otherwise specified in the applicable prospectus supplement, the equipment notes will not be cross-collateralized. Consequently, the equipment notes issued in respect of any one aircraft will not be secured by any other aircraft. Unless and until a default under an indenture with respect to a leased aircraft has occurred and is continuing, the related loan trustee may exercise only limited rights of the related owner trustee under the related lease. The loan trustee will invest and reinvest funds, if any, held by it from time to time under an indenture. The loan trustee will, at our direction, invest and reinvest funds in certain investments described in the applicable indenture. We will not be entitled to direct the loan trustee to invest and reinvest funds with respect to a leased aircraft in the case of a default under the applicable lease or, with respect to an owned aircraft, in the case of a default under the applicable indenture. We will pay the net amount of any loss resulting from these investments.

In the case of Chapter 11 bankruptcy proceedings involving a holder of “equipment” (defined as described below), Section 1110 of the U.S. Bankruptcy Code provides special rights to lessors, conditional vendors and holders of security interests with respect to such equipment. Under Section 1110, the right of such financing parties to take possession of such equipment in compliance with the provisions of a lease, conditional sale contract or security agreement is not affected by any provision of the U.S. Bankruptcy Code or any power of the bankruptcy court. Ordinarily, such right would be limited by the “automatic stay” under the Bankruptcy Code. Such right to take possession may not be exercised for 60 days following the date of commencement of the reorganization proceedings. Thereafter, such right to take possession may be exercised during such proceedings unless, within the 60-day period or any longer period consented to by the relevant parties, the debtor agrees to perform its obligations that become due on or after that date and cures all defaults on a timely basis. Defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor need not be cured.

“Equipment” is defined in Section 1110 of the U.S. Bankruptcy Code, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that, at the time such transaction is entered into, holds an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the U.S. Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds of more of cargo (subject to certain limitations in the case of equipment first placed in service on or prior to October 22, 1994).

In connection with any issuance of certificates under this prospectus and the applicable prospectus supplement, it will be a condition to the pass through trustee’s obligation to purchase equipment notes with respect to each aircraft that our outside counsel provide its opinion (which may assume that we hold, at the time of the lease or mortgage, as the case may be, an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the U.S. Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo) to the Pass Through Trustee that:

•	if the aircraft is a leased aircraft, the owner trustee, as lessor under the lease for the aircraft, and the loan trustee, as assignee of the owner trustee’s rights under the lease pursuant to the applicable indenture, will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the airframe and engines comprising the aircraft; or

•	if the aircraft is an owned aircraft, the loan trustee will be entitled to the benefits of Section 1110 with respect to the airframe and engines comprising the owned aircraft.

The opinion will not address the possible replacement of an aircraft after an “Event of Loss,” as defined in the applicable indenture, in the future.

Ranking of Equipment Notes

Some of the equipment notes related to one or more aircraft, as described in the related prospectus supplement, may be subordinated and junior in right of payment to other equipment notes related to the same aircraft. The terms of the subordination, if any, will be described in the related prospectus supplement.

Payments and Limitation of Liability

We will lease each leased aircraft from an owner trustee for a term commencing on the delivery date of the aircraft to the owner trustee and expiring on a date no earlier than the latest maturity date of the related leased aircraft notes, unless previously terminated as permitted by the terms of the related lease. We will make basic rent and other payments under each lease to an owner trustee, as lessor. The owner trustee will assign these payments under the applicable indenture to the related loan trustee to provide the funds necessary to pay principal of, premium, if any, and interest due from the owner trustee on the leased aircraft notes issued under the indenture. Each lease will provide that under no circumstances will our rent payments be less than the scheduled payments on the related leased aircraft notes. The balance of any basic rent payment under each lease, after payment of amounts due on the leased aircraft notes issued under the indenture corresponding to the lease, will be paid over to the applicable owner trustee. Our obligation to pay rent and to cause other payments to be made under each lease will be our direct obligation. Except in circumstances in which we purchase a leased aircraft and assume the related leased aircraft notes, the leased aircraft notes will not be our direct obligation. None of the owner trustees, the owner participants or the loan trustees will be personally liable to any holder of leased aircraft notes for amounts payable under the leased aircraft notes. Except as provided in the indentures relating to the leased aircraft notes, no owner trustee or loan trustee will be liable for or incur any liability under the indentures. Except in the circumstances described above, all amounts payable under any leased aircraft notes, other than payments made in connection with an optional redemption or purchase by the related owner trustee or the related owner participant, will be made only from:

•	the assets subject to the lien of the applicable indenture with respect to the aircraft or the income and proceeds received by the related loan trustee from that aircraft, including rent payable by us under the related lease; or

•	if so provided in the related prospectus supplement, the applicable liquidity facility.

With respect to the leased aircraft notes, except as otherwise provided in the applicable indenture, no owner trustee will be personally liable for any amount payable or for any statements, representations, warranties, agreements or obligations under any indenture or under any leased aircraft notes. None of the owner participants will have any duty or responsibility under the leased aircraft indentures or under the leased aircraft notes to the related loan trustee or to any holder of any leased aircraft note.

Our obligations under each owned aircraft indenture and under the owned aircraft notes will be our direct obligations.

Defeasance of the Indentures and the Equipment Notes in Certain Circumstances

Unless otherwise specified in the applicable prospectus supplement, an indenture may provide that the obligations of the related loan trustee, the related owner trustee or us, as the case may be, under that indenture will be deemed to have been discharged and paid in full on the 91st day after the date that money or certain United States government securities, in an aggregate amount sufficient to pay when due (including as a consequence of redemption in respect of which notice is given on or prior to the date of the deposit) principal, premium, if any, and interest on all equipment notes issued under that indenture, are irrevocably deposited with the related loan trustee. The discharge may occur only if, among other things, there has been published by the IRS a ruling to the effect that holders of the equipment notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if the deposit, defeasance and discharge had not occurred.

Upon defeasance of the equipment notes, or upon payment in full of the principal of, premium, if any, and interest on all equipment notes issued under any indenture on the applicable maturity date, or upon deposit with the applicable loan trustee of sufficient money no earlier than one year prior to the date of maturity, the holders of the equipment notes will have no beneficial interest in or other rights with respect to the related aircraft or other assets subject to the lien of the indenture and the lien will terminate.

Assumption of Obligations by Southwest

Unless otherwise specified in the applicable prospectus supplement, upon our purchase of any leased aircraft prior to the end of the applicable term, we may assume on a full recourse basis all of the obligations of the owner trustee, other than its obligations in its individual capacity, under the indenture and the leased aircraft notes relating to that lease. If we assume leased aircraft notes, provisions relating to maintenance, possession and use of the related aircraft, liens and insurance will be incorporated into the indenture. If we assume leased aircraft notes in connection with our purchase of a leased aircraft, leased aircraft notes issued under the indenture will not be redeemed and will continue to be secured by the aircraft.

Liquidity Facility

The related prospectus supplement may provide that one or more payments of interest on the related equipment notes of one or more series will be supported by a liquidity facility issued by an institution identified in the related prospectus supplement. Unless otherwise provided in the related prospectus supplement, the provider of the liquidity facility will have a claim upon the assets securing the equipment notes senior to the claim of the pass through trustee, as owner of the equipment notes.

Intercreditor Issues

Equipment notes may be issued in different classes, which means that the equipment notes may have different payment priorities even though they are issued by the same borrower and relate to the same aircraft. If multiple classes of equipment notes are issued, the related prospectus supplement will describe the priority of distributions among the equipment notes, any liquidity facilities, the ability of any class to exercise and/or enforce any or all remedies with respect to the related aircraft, and, if the equipment notes are leased aircraft notes, the related lease, and certain other intercreditor terms and provisions.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

Unless otherwise indicated in the applicable prospectus supplement, the following summary describes all material generally applicable U.S. federal income tax consequences to certificateholders of the purchase, ownership and disposition of the certificates offered by this prospectus, and in the opinion of Vinson & Elkins L.L.P., our special tax counsel, is accurate in all material respects with respect to the matters discussed in this prospectus. Except as otherwise specified, the summary is addressed to beneficial owners of certificates that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any state therein, or estates the income of which is subject to U.S. federal income taxation regardless of its source, or trusts that meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust that will hold the certificates as capital assets.

This summary does not address the tax treatment of U.S. certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, holders subject to the mark-to-market rules, tax-exempt entities, holders that will hold certificates as part of a straddle or holders that have a “functional currency” other than the U.S. dollar, nor, except as specifically indicated, does it address the tax treatment of U.S. certificateholders that do not acquire certificates at the public offering price as part of the initial offering. The summary is not a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States, nor does it describe any estate or gift tax consequences.

The summary is based upon the tax laws and practice of the United States as in effect on the date of this prospectus, as well as judicial and administrative interpretations, in final or proposed form, available on or before that date. All of the foregoing are subject to change, which change could apply retroactively, and could alter the tax consequences discussed below. We have not sought any ruling from the IRS with respect to the tax consequences discussed below, and we cannot assure you that the IRS will not take contrary positions. The pass through trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes on a pass through trust could result in a reduction in the amounts available for distribution to the certificateholders of that pass through trust. Prospective investors should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the certificates.

Tax Status of the Pass Through Trusts

In the opinion of our special tax counsel, each pass through trust will be classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes.

Taxation of Certificateholders Generally

A U.S. certificateholder will be treated as owning its pro rata undivided interest in each of the equipment notes and any other property held by the related pass through trust. Accordingly, each U.S. certificateholder’s share of interest paid on the equipment notes will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. certificateholder’s method of accounting for U.S. federal income tax purposes, and a U.S. certificateholder’s share of any premium paid on redemption of an equipment note will be treated as capital gain. If a pass through trust is supported by a liquidity facility, any amounts received by the pass through trust under the liquidity facility with respect to unpaid interest will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace. If we assume an owner trust’s obligations under leased aircraft notes, the assumption would be treated for federal income tax purposes as a taxable exchange of the leased aircraft notes, resulting in recognition of gain or loss by the U.S. certificateholder.

Each U.S. certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding pass through trust as provided in Section 162 or 212 of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code.” Certain fees and expenses, including fees paid to the pass through trustee and the provider of the liquidity facility, if applicable, will be paid by parties other than the certificateholders. These fees and expenses could be treated as constructively received by the pass through trust, in which event a U.S. certificateholder will be required to include in income and will be entitled to deduct its pro rata share of the fees and expenses. If a U.S. certificateholder is an individual, estate or trust, the deduction for the certificateholder’s share of fees or expenses will be allowed only to the extent that all of the certificateholder’s miscellaneous itemized deductions, including the certificateholder’s share of fees and expenses, exceed 2% of the certificateholder’s adjusted gross income. In addition, in the case of U.S. certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

Effect of Subordination of Certificateholders of Subordinated Trusts

If any pass through trust is subordinated in right of payment to any other pass through trust and the subordinated trust receives less than the full amount of the interest, principal or premium paid with respect to the equipment notes held by it because of the subordination of such pass through trust, the certificateholders of the subordinated trust would probably be treated for federal income tax purposes as if they had:

•	received as distributions their full share of interest, principal, or premium;

•	paid over to the preferred class of certificateholders an amount equal to their share of the amount of the shortfall; and

•	retained the right to reimbursement of the amount of the shortfall to the extent of future amounts payable to the certificateholders of the subordinated trust on account of the shortfall.

Under this analysis:

•	subordinated certificateholders incurring a shortfall would be required to include as current income any interest or other income of the subordinated trust that was a component of the shortfall, even though that amount was in fact paid to a preferred class of certificateholders;

•	a loss would only be allowed to subordinated certificateholders when their right to receive reimbursement of the shortfall becomes worthless; that is, when it becomes clear that funds will not be available from any source to reimburse the shortfall; and

•	reimbursement of the shortfall before a claim of worthlessness would not be taxable income to certificateholders because the amount reimbursed would have been previously included in income.

These results should not significantly affect the inclusion of income for certificateholders on the accrual method of accounting, but could accelerate inclusion of income to certificateholders on the cash method of accounting by, in effect, placing them on the accrual method.

Original Issue Discount

The equipment notes may be issued with original issue discount, referred to as OID. The prospectus supplement will state whether any equipment notes to be held by the related pass through trust will be issued with OID. Generally, a holder of a debt instrument issued with OID that is not negligible must include the OID in income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, under a method that takes into account the compounding of interest.

Sale or Other Disposition of the Certificates

Upon the sale, exchange or other disposition of a certificate, a U.S. certificateholder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition, other than any amount attributable to accrued interest which will be taxable as ordinary income, and the U.S. certificateholder’s adjusted tax basis in the related equipment notes and any other property held by the corresponding pass through trust. Any gain or loss will be long-term capital gain or loss to the extent attributable to property held by the pass through trust for more than one year. In the case of individuals, estates, and trusts, the maximum rate of tax on net long-term capital gains is currently 15%. Notwithstanding the foregoing, if the pass through trust is classified as a partnership, gain or loss with respect to an interest in a pass through trust will be calculated and characterized by reference to the U.S. certificateholder’s adjusted tax basis and holding period for its interest in the pass through trust.

Foreign Certificateholders

Subject to the discussion of backup withholding below, payments of principal and interest (including any OID) on the equipment notes to, or on behalf of, any beneficial owner of a certificate that is not a U.S. person will not be subject to U.S. federal withholding tax provided that:

•	the non-U.S. certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of an owner participant or us;

•	the non-U.S. certificateholder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or a controlled foreign corporation for U.S. tax purposes that is related to an owner participant or us; and

•	certain certification requirements (including identification of the beneficial owner of the certificate) are complied with.

Any capital gain realized upon the sale, exchange, retirement or other disposition of a certificate or upon receipt of premium paid on an equipment note by a non-U.S. certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the non-U.S. certificateholder and (ii) in the case of an individual, such non-U.S. certificateholder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

Backup Withholding

Payments made on the certificates will not be subject to a backup withholding tax unless, in general, the certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code. Currently, the backup withholding tax rate is 28%.

ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the certificates may, subject to certain legal restrictions, be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, referred to as “ERISA,” or an individual retirement account or an employee benefit plan subject to section 4975 of the Code. A fiduciary of an employee benefit plan must determine that the purchase and holding of a certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Employee benefit plans which are governmental plans, as defined in section 3(32) of ERISA, and certain church plans, as defined in section 3(33) of ERISA, are not subject to Title I of ERISA or section 4975 of the Code. The certificates may, subject to certain legal restrictions, be purchased and held by such plans.

PLAN OF DISTRIBUTION

Certificates may be sold to one or more underwriters for public offering and resale by them. Certificates may also be sold to investors or other persons directly or through one or more dealers or agents. Any underwriter, dealer or agent involved in the offer and sale of the certificates will be named in an applicable prospectus supplement.

The certificates may be sold:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Dealer trading may take place in certain of the certificates, including certificates not listed on any securities exchange. We do not intend to apply for listing of the certificates on a national securities exchange. From time to time, we also may authorize underwriters acting as our agents to offer and sell the certificates upon the terms and conditions as will be set forth in any prospectus supplement.

In connection with the sale of certificates, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of certificates for whom they may act as agent. Underwriters may sell certificates to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

If a dealer is used directly by us in the sale of certificates in respect of which this prospectus is delivered, we will sell the certificates to the dealer, as principal. The dealer may then resell the certificates to the public at varying prices to be determined by the dealer at the time of resale. The dealer will be named in, and the terms of the sale, will be set forth in the applicable prospectus supplement.

Certificates may be offered and sold through agents designated by us from time to time. The agent involved in the offer or sale of the certificates will be named in, and any commissions payable by us to the agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.

We may solicit directly offers to purchase certificates, and certificates may be sold directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of these sales will be described in the applicable prospectus supplement. Except as set forth in the applicable prospectus supplement, no director, officer or employee of ours will solicit or receive a commission in connection with direct sales by us of the certificates, although those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with our direct sales.

Any underwriting compensation that we pay to underwriters, dealers or agents in connection with the offering of certificates, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the certificates may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the certificates may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

If so indicated in an applicable prospectus supplement and subject to existing market conditions, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase certificates from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on the date or dates stated in the applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of certificates sold pursuant to these contracts will not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom these contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. These contracts will not be subject to any conditions, except for the condition that the purchase by an institution of the certificates not be prohibited at the time of delivery under the laws of any jurisdiction in the United States to which the institution is subject. A commission set forth in the applicable prospectus supplement will be granted to underwriters and agents soliciting purchases of certificates pursuant to contracts accepted by us. Agents and underwriters will have no responsibility in respect of the delivery or performance of these contracts.

If an underwriter or underwriters is used in the sale of any certificates, the applicable prospectus supplement will state the intention, if any, of the underwriters at the date of the prospectus supplement to make a market in the certificates. We cannot assure you that there will be a market for the certificates.

The place and time of delivery for the certificates in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

VALIDITY OF THE CERTIFICATES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the offered Certificates will be passed upon for us by Deborah Ackerman, Vice President — General Counsel. Ms. Ackerman will rely on the opinion of counsel for Wilmington Trust Company as to certain matters relating to the authorization, execution and delivery of the Certificates by and the valid binding effect on the Trustee.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. included in Southwest Airlines Co.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Southwest Airlines Co.’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC’s public reference room 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or 7.01 on any current Report on Form 8-K) until we sell all the Certificates.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

Any party to whom this prospectus is delivered, including a holder in street name, may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning us at the following address:

Southwest Airlines Co.
Investor Relations
P.O. Box 36611, HDQ-6FC
2702 Love Field Drive
Dallas, Texas 75235
(214) 792-4000